   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1996.


                                                      REGISTRATION NO. 333-14539
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 SKYMALL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              NEVADA                              5961                            86-0651100
   (State or other Jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
 of Incorporation or Organization)     Classification Code Number)            Identification No.)

                             1520 EAST PIMA STREET
                             PHOENIX, ARIZONA 85034
                                 (602) 254-9777
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                               ROBERT M. WORSLEY
                                   PRESIDENT
                                 SKYMALL, INC.
                             1520 EAST PIMA STREET
                             PHOENIX, ARIZONA 85034
                                 (602) 254-9777
(Name, address, including zip code, and telephone number, including zip code, of agent for service)
                            ------------------------
                                   Copies to:

            CHRISTOPHER D. JOHNSON, ESQ.                           RUBI FINKELSTEIN, ESQ.
          SQUIRE, SANDERS & DEMPSEY L.L.P.                   ORRICK, HERRINGTON & SUTCLIFFE LLP
              40 NORTH CENTRAL AVENUE                                 666 FIFTH AVENUE
               PHOENIX, ARIZONA 85004                             NEW YORK, NEW YORK 10103
                   (602) 528-4000                                      (212) 506-5000

                            ------------------------
                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                                    PROPOSED MAXIMUM
                                                                   PROPOSED MAXIMUM     AGGREGATE
                   TITLE OF EACH                     AMOUNT TO BE   OFFERING PRICE      OFFERING         AMOUNT OF
        CLASS OF SECURITIES TO BE REGISTERED          REGISTERED    PER SECURITY(1)     PRICE(1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value)......................  2,300,000(2)       $9.00         $20,700,000        $6,273
Representative's Warrants...........................   200,000(3)        $.001            $200              $1
Common Stock Underlying Representative's Warrants...   200,000(4)       $10.80         $2,160,000          $655
Common Stock........................................   540,000(5)        $9.00         $4,860,000         $1,473
Common Stock........................................   180,000(6)        $9.00         $1,620,000          $491
----------------------------------------------------------------------------------------------------------------------
         TOTAL.......................................................................................      $8,893
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).
(2) Includes 300,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.
(3) To be issued to Josephthal Lyon & Ross Incorporated (a "Representative").
(4) Includes up to 200,000 shares of Common Stock issuable upon exercise of warrants being issued to a Representative of the Underwriters. Pursuant to Rule 416, there is also being registered hereunder a presently undeterminable number of shares of Common Stock that may be issued pursuant to the anti-dilution provisions of the Representative's Warrants.
(5) Represents shares of Common Stock issuable to certain shareholders of the Registrant upon conversion of certain Preferred Stock upon completion of the Registrant's underwritten public offering. Pursuant to Rule 416, there is also being registered hereunder a presently undeterminable number of shares of Common Stock that may be issued upon conversion of such Preferred Stock in payment of accrued dividends.
(6) Represents shares of Common Stock issuable upon the exercise of certain warrants issued by the Company in connection with a private placement. Pursuant to Rule 416, there is also being registered hereunder a presently undeterminable number of shares of Common Stock that may be issued pursuant to the anti-dilution provisions of such warrants.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement (the "Registration Statement") contains two prospectuses. The first prospectus relates to the underwritten public offering of 2,000,000 shares of Common Stock by SkyMall, Inc. (the "Company") and 300,000 shares of Common Stock offered by certain selling shareholders (the "Selling Shareholders") to cover over-allotments, if any (the "Prospectus"). The form of Prospectus in the exact form in which it is to be used after the effective date will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended. The second prospectus (the "Selling Securityholder Prospectus") relates to the offering of 540,000 shares of Common Stock, which upon consummation of this Offering, will be issued to certain shareholders of the Company (the "Selling Securityholders") upon conversion of certain shares of Preferred Stock held by such Selling Securityholders and 180,000 shares of Common Stock, which may be acquired upon the exercise of certain warrants held by such Selling Securityholders. This Common Stock may be offered by the Selling Securityholders from time to time following the Company's underwritten public offering. Following the Prospectus are certain substitute pages of the Selling Securityholder Prospectus, including alternate front outside and back outside cover pages, an alternate "The Offering" section of the "Prospectus Summary" and sections entitled "Concurrent Offering," "Selling Securityholders" and "Plan of Distribution." Each of the alternate pages for the Selling Securityholder Prospectus included herein is labeled "Alternate Page for Selling Securityholder Prospectus." All other sections of the Prospectus, other than "Underwriting" and "Concurrent Offering," are to be used in the Selling Securityholder Prospectus. In addition, cross-references in the Prospectus will be adjusted in the Selling Securityholder Prospectus to refer to the appropriate sections.

                                 SKYMALL, INC.

              CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-1 AND
              PROSPECTUS PURSUANT TO ITEM 501(b) OF REGULATION S-K

FORM S-1
ITEM NO.                      ITEM CAPTION                       CAPTION OR LOCATION IN PROSPECTUS
--------   --------------------------------------------------  --------------------------------------
    1.     Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus....................  Outside Front Cover Page
    2.     Inside Front and Outside Back Cover Pages of
           Prospectus........................................  Inside Front Cover Page; Outside Back
                                                               Cover Page
    3.     Summary Information, Risk Factors and Ratio of
           Earnings to Fixed Charges.........................  Prospectus Summary; Risk Factors; not
                                                               applicable as to Ratio of Earnings to
                                                               Fixed Charges
    4.     Use of Proceeds...................................  Prospectus Summary; Use of Proceeds;
                                                               Management's Discussion and Analysis
                                                               of Financial Condition and Results of
                                                               Operations
    5.     Determination of Offering Price...................  Outside Front Cover Page;
                                                               Underwriting*
    6.     Dilution..........................................  Dilution
    7.     Selling Security Holders..........................  Principal Shareholders*
    8.     Plan of Distribution..............................  Outside Front Cover Page; Inside Front
                                                               Cover Page; Underwriting*
    9.     Description of Securities to be Registered........  Outside Front Cover Page; Prospectus
                                                               Summary; Description of Capital Stock;
                                                               Shares Eligible for Future Sale
   10.     Interests of Named Experts and Counsel............  Not Applicable
   11.     Information with Respect to the Registrant........  Outside and Inside Front Cover Page;
                                                               Prospectus Summary; The Company; Risk
                                                               Factors; Dividend Policy; Dilution;
                                                               Capitalization; Selected Financial
                                                               Data; Management's Discussion and
                                                               Analysis of Financial Condition and
                                                               Results of Operations; Business;
                                                               Management; Certain Transactions;
                                                               Principal Shareholders; Shares
                                                               Eligible for Future Sale; Financial
                                                               Statements
   12.     Disclosure of Commission Position on
           Indemnification for Securities Act Liabilities....  Management

---------------
* Will appear under caption "Plan of Distribution" in the Selling Securityholder Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 4, 1996


PROSPECTUS

                                2,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

     SkyMall, Inc. ("SkyMall" or the "Company") hereby offers 2,000,000 shares of common stock, $.001 par value per share (the "Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is anticipated that the initial public offering price will be between $8.00 and $9.00 per share. For information regarding the factors considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "SKYM." Concurrently, 720,000 shares of Common Stock are being registered at the Company's expense for sale by certain selling securityholders (the "Selling Securityholders") pursuant to a separate prospectus (the "Selling Securityholder Prospectus"). See "Concurrent Offering."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
       SUBSTANTIAL DILUTION. SEE "RISK FACTORS," BEGINNING ON
                PAGE 7 HEREOF, AND "DILUTION."
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                UNDERWRITING            PROCEEDS TO
                                         PRICE TO PUBLIC        DISCOUNT(1)             COMPANY(2)
-------------------------------------------------------------------------------------------------------
Per Share.............................          $                    $                       $
-------------------------------------------------------------------------------------------------------
Total.................................          $                    $                       $
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Excludes the value of warrants to purchase up to 200,000 shares of Common Stock (the "Representative's Warrants") granted to Josephthal Lyon & Ross Incorporated ("Josephthal"), which together with Cruttenden Roth Incorporated are the representatives of the several Underwriters (the "Representatives"). The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), in connection with this Offering. See "Underwriting."

(2) Before deducting estimated expenses of $810,000 payable by the Company, including the non-accountable expense allowance payable to the Representatives. See "Underwriting."

(3) Certain shareholders of the Company (the "Selling Shareholders") have granted to the Underwriters an option (the "Over-Allotment Option"), exercisable for 45 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock, upon the same terms and conditions set forth above, solely to cover over-allotments, if any. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders. See "Principal Shareholders" and "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling
    Shareholders will be $         , $         , $         and $         ,
    respectively.
                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and, subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering without notice and to reject any order in whole or in part. It is expected that delivery of the Common Stock offered hereby will be made against payment therefor at the offices of Josephthal Lyon & Ross Incorporated,
New York, New York, on or about             , 1996.
                            ------------------------

JOSEPHTHAL LYON & ROSS      CRUTTENDEN ROTH
INCORPORATED                   INCORPORATED

            , 1996

     [This page includes a photograph of covers of seven SkyMall catalogs. Depicted on the various covers are Mickey Mouse, Minnie Mouse, a sailboat, a sweatshirt, a gothic clock and glassware. Below the SkyMall catalog covers are the names and logos of United Airlines, Delta Air Lines, America West Airlines, TWA, Continental Airlines and Southwest Airlines.]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent public accountants and quarterly reports for the first three quarters of each year containing unaudited summary financial information.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. Unless otherwise indicated, all information contained herein (i) assumes no exercise of the Over-Allotment Option granted to the Underwriters, the Representative's Warrants or any other stock options or warrants issued by the Company; (ii) reflects the conversion of shareholder notes in the aggregate principal amount of $5.0 million into 5,000 shares of Convertible Preferred Stock and the conversion of such shares and 3,000 additional shares of Convertible Preferred Stock issued in the Private Placement into 1,440,000 shares of Common Stock on the closing date of this Offering; and (iii) reflects the receipt of $4.0 million in proceeds from a loan that was used by the Company to repay $4.0 million in debt and accrued interest of certain shareholders (the conversion of the shareholder notes, the consummation of the Private Placement, the conversion of the Convertible Preferred Stock, and the receipt and application of the loan are hereinafter collectively referred to as the "Recapitalization Transactions"). See "The Company -- Private Placement", "Concurrent Offering," "Management -- Stock Option Plans," "Certain Transactions" and "Underwriting." Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     SkyMall(R) is the largest in-flight catalog company in the United States that makes high-quality products and services available to more than 350.0 million airline passengers per year. The Company markets and sells a broad selection of premium merchandise provided by participating merchants, including major catalog companies and specialty retailers, such as Disney, Hammacher Schlemmer and The Sharper Image(R). The merchandise of each participating merchant is presented in a separate section of the SkyMall catalog to allow browsing from "store to store," providing the convenience and variety of an upscale shopping mall environment. Substantially all of the merchandise sold by the Company is shipped directly to customers by participating merchants, thus avoiding significant inventory risk. The Company has exclusive agreements to place its catalogs in aircraft seat pockets on 15 airlines, which carried approximately 70% of all domestic passengers in 1995, including Delta, United, USAir, Continental, TWA, America West and Southwest. As a result, the Company believes that the SkyMall catalog is available to over 960,000 domestic airline passengers each day. SkyMall has experienced substantial growth since the Company began operations in 1990. Total revenues have increased from approximately $5.4 million in fiscal 1991 to approximately $43.1 million in fiscal 1995, for a compound annual growth rate of 68%. The Company's revenue per passenger enplanement on flights carrying the SkyMall catalog has increased from approximately $0.038 in 1991 to approximately $0.084 for the year ended December 31, 1995, for a compound annual growth rate of 22%.

     Business Strategy. The Company's foundation is built on its relationships with its customers, airline partners and participating merchants. The Company's customers enjoy the convenience of being able to shop for a wide variety of innovative products while traveling. The Company offers a fair price guarantee under which the Company will refund the price difference if the customer finds the same item advertised elsewhere at a lower price. In order to enhance the ongoing appeal of its product offerings, the Company produces four new catalogs per year. The Company maintains a toll-free 24-hour telephone ordering service (from air and ground phones) and an in-house staff of customer service representatives who are trained to provide exemplary service in order to build strong customer loyalty and increase revenue from repeat and referral business.

     In exchange for placement of its catalogs in aircraft seat pockets, the Company pays each airline partner a monthly commission based on net merchandise revenues generated by the Company from sales to that airline's passengers. Some of the Company's airline agreements also require payment of minimum monthly fees. The Company's airline partners benefit from this additional revenue and from being able to enhance the in-flight experience of their passengers by providing the Company's catalog as an additional amenity.

     Participating merchants obtain exposure for their products and services to a demographically diverse group of potential customers with strong economic profiles, generate additional revenues and acquire new customers to add to their own proprietary mailing lists. Under contracts with participating merchants, the

Company earns percentages of revenues generated by the Company's sales, placement fees for inclusion of the merchants' products in the SkyMall catalog, or a combination thereof. Among the more than 60 merchants currently included in the SkyMall catalog are: Brookstone(R), Compaq Computer, The Disney Catalog, Frontgate(R), Hammacher Schlemmer, The Safety Zone, Hello Direct(R), Johnston & Murphy, Mattel(R), The Metropolitan Museum of Art, Norm Thompson Solutions(R), Pepperidge Farm(R), SelfCare(R), The Sharper Image(R), Successories(R), SyberVision(R), Thomas Cook and The Wine Enthusiast(R).

     Growth Strategy. The Company's growth strategies are to increase its revenue per passenger enplanement and to increase circulation of the SkyMall catalog. The Company plans to increase its revenue per passenger enplanement through innovative marketing programs, some of which are modeled after successful "duty-free" in-flight sales programs offered on international flights, which some airlines have reported to have produced revenues in excess of $5.00 per passenger enplanement. The Company also plans to expand its distribution to travelers and other potential customers by securing agreements from additional airlines to carry the Company's catalogs, including both domestic and foreign airlines. The Company also plans to implement additional distribution channels outside of its airline franchise, including direct marketing "mail-to-home" programs, magazine inserts and catalog placement in hotels, railways, rental cars and other locations where travelers may be reached. SkyMall recently entered into an agreement with its first foreign airline, Japan-based JAL, to test market the SkyMall concept. In addition, in 1994, Amtrak began carrying the Company's catalog on selected routes. The Company is currently employing advanced database management techniques to utilize its rapidly growing customer database of over one million names for the development of direct targeted marketing programs and to generate additional revenues from database list rentals.

     The Company's principal executive offices are located at and its mailing address is 1520 East Pima Street, Phoenix, Arizona 85034. The telephone number of the Company is (602) 254-9777.

                                  THE OFFERING

Common Stock offered...............................  2,000,000 shares
Common Stock outstanding prior to this Offering....  6,590,000 shares of Common Stock(1)
Common Stock to be outstanding after the completion
  of this Offering.................................  8,590,000 shares of Common Stock(1)
Use of proceeds....................................  For implementing marketing and promotional programs, developing additional circulation
                                                     media, capital expenditures and working
                                                     capital requirements. See "Use of Proceeds."
Risk factors.......................................  The Common Stock offered hereby involves a high degree of risk and immediate and
                                                     substantial dilution. See "Risk Factors" and
                                                     "Dilution."
Nasdaq National Market Symbol......................  "SKYM"

---------------
(1) Does not include (i) 438,080 shares of Common Stock issuable upon exercise of stock options issued pursuant to the Company's stock option plans, which have a weighted average exercise price of $6.13 per share, and an additional 311,920 shares of Common Stock reserved for issuance thereunder, including 20,000 shares reserved for issuance to non-employee directors upon completion of this Offering, (ii) 180,000 shares of Common Stock issuable upon the exercise of Warrants issued by the Company in connection with the Private Placement, which are exercisable at the initial public offering price, and (iii) 58,824 shares of Common Stock issuable by the Company upon the exercise of a warrant issued to a vendor, which is exercisable at the initial public offering price. See "The Company -- Private Placement" and "Management -- Stock Option Plans."

                      SUMMARY FINANCIAL AND OPERATING DATA
           (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND OPERATING DATA)


                                                                                                             NINE MONTHS
                                                      YEAR ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,(1)
                                -------------------------------------------------------------------   -------------------------
                                   1991          1992          1993          1994          1995          1995          1996
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
STATEMENTS OF OPERATIONS DATA:
Merchandise sales, net........       $5,422       $15,875       $24,507       $22,062       $26,883       $18,379       $18,906
Placement fees and other......           13           178         2,560         8,241        16,198        11,904         8,631
                                    -------       -------       -------      --------       -------       -------       -------
Total revenues................        5,435        16,053        27,067        30,303        43,081        30,283        27,537
                                    -------       -------       -------      --------       -------       -------       -------
Costs of goods sold...........        3,370        10,364        13,691        16,266        24,564        17,100        14,725
Total operating expenses......        6,776        14,589        18,855        25,535        17,009        12,479        11,171
Interest expense and other
  income (expense) net........         (364)         (740)         (287)         (688)         (750)         (588)         (550)
                                    -------       -------       -------      --------       -------       -------       -------
Net income (loss).............      $(5,075)      $(9,640)      $(5,766)     $(12,186)         $758          $116        $1,091
                                    -------       -------       -------      --------       -------       -------       -------
                                    -------       -------       -------      --------       -------       -------       -------
Net income (loss) per common
  share.......................       $(1.13)       $(2.12)       $(1.78)       $(3.60)         $.14          $.02          $.21
Weighted average shares
  outstanding.................    4,483,288     4,552,756     3,236,449     3,381,163     5,254,713     5,254,713     5,254,713
Pro forma net income (loss)
  per common share............        $(.98)       $(1.91)       $(1.54)       $(3.11)         $.20          $.08          $.27
Pro forma weighted average
  shares outstanding..........    4,982,112     5,051,580     3,735,273     3,879,987     5,753,537     5,753,537     5,753,537
OPERATING DATA:
Number of domestic
  enplanements(2).............  417,867,000   436,310,000   448,647,000   481,755,000   498,611,000   373,047,000   397,709,000
Domestic enplanement
  percentage(3)...............           34%           74%           76%           72%           64%           65%           61%
Revenue per passenger
  enplanement(4)..............       $0.038        $0.049        $0.072        $0.064        $0.084        $0.076        $0.078
Number of airlines at end of
  period(5)...................           10            11            15            21            20            20            15
Number of catalogs
  produced(6).................    4,513,000    11,915,000    15,661,000    15,747,000    17,162,000    12,838,000    11,421,000
Average number of pages per
  catalog(7)..................           60            80           102           133           137           134           141
Revenue per catalog
  produced(8).................        $1.20         $1.33         $1.56         $1.40         $1.57         $1.43         $1.66



                                                                                                SEPTEMBER 30, 1996(1)
                                                                                          ----------------------------------
                                                      DECEMBER 31,                                               PRO FORMA
                                 ------------------------------------------------------                PRO           AS
                                    1991        1992       1993       1994       1995      ACTUAL    FORMA(9)   ADJUSTED(10)
                                 -----------   -------   --------   --------   --------   --------   --------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents,
  including escrow accounts....    $   560     $ 1,797   $    171   $    896   $    775   $  1,013   $ 1,013      $ 16,013
Working capital (deficit)......       (264)     (1,506)    (3,580)    (7,540)    (4,734)    (5,485)   (2,885 )      12,115
Total assets...................      5,902       8,757     10,394      5,913      4,726      5,590     5,590        20,590
Long-term debt.................      6,701          40      2,978      8,082     10,818      9,943     4,943         4,943
Shareholders' equity
  (deficit)....................    $(3,946)    $ 1,941   $ (3,603)  $(15,791)  $(15,033)  $(13,942)  $(6,342 )    $  8,658


---------------
 (1) The audited financial statements of the Company as of and for the six month period ended June 30, 1996 are contained in the Financial Statements included elsewhere herein.
 (2) Represents the number of revenue passengers flown on scheduled domestic airlines in the given period.
 (3) Represents the passenger enplanements on domestic airlines that carried the SkyMall catalog during the period as a percentage of total domestic passenger enplanements in the period by all scheduled domestic airlines.
 (4) Revenue per passenger enplanement is net merchandise sales for the period divided by the number of domestic enplanements during the period on all scheduled domestic airlines that carried the SkyMall catalog.
 (5) Represents the number of airlines at end of period with which the Company had an agreement to carry the SkyMall catalog. During the nine month period ended September 30, 1996, the Company eliminated unprofitable circulation of the SkyMall catalog by eliminating routes on certain airlines and terminating agreements with certain smaller regional airlines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
 (6) Represents the number of catalogs produced by the Company during the period for distribution to airlines.
 (7) Represents the average number of pages in the SkyMall catalog during the period.
 (8) Represents net merchandise sales for the period divided by the number of catalogs produced by the Company during the period.
 (9) Pro forma to give effect to the Recapitalization Transactions. See "Prospectus Summary," "The Company -- Private Placement," "Concurrent Offering" and "Certain Transactions."
(10) Pro forma as adjusted to give effect to the Recapitalization Transactions and to reflect the sale of 2,000,000 shares of Common Stock offered hereby (assuming an initial public offering price of $8.50 per share) and the initial application of the net proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Underwriting."

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. Prospective investors, prior to making an investment in the securities, should carefully consider the following risk factors, among others, relating to the Company and this Offering.

LIMITED HISTORY OF PROFITABLE OPERATIONS; NO ASSURANCE OF CONTINUED
PROFITABILITY

     The Company commenced operations in late 1990. Except for fiscal 1995 and the first nine months of fiscal 1996, the Company has incurred substantial losses, resulting in an accumulated deficit of approximately $32.4 million at September 30, 1996. There can be no assurance that the Company's operations will remain profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO ASSURANCE OF CONTINUED GROWTH

     Since its inception, SkyMall has rapidly expanded its operations, growing from total revenues of $200,000 in fiscal 1990 to total revenues of $43.1 million in fiscal 1995. The Company's continued growth will depend to a significant degree on its ability to increase revenue per passenger, broaden its customer base by entering into relationships with new domestic and foreign airlines and implement other programs that increase the circulation of the SkyMall catalog. The Company's ability to implement its growth strategy will also depend on a number of other factors, many of which are or may be beyond the Company's control, including: (i) the ability of the Company to select products for its catalog that appeal to its customer base; (ii) sustained or increased levels of airline travel, particularly in domestic airline markets; (iii) the continued perception by participating merchants that the Company offers an effective marketing channel for their products and services; (iv) the Company's ability to attract, train and retain qualified employees and management; and (v) the continued profitability of existing operations. There can be no assurance that the Company will be able to successfully implement its growth strategy or that its planned expansion will be profitable. See "Business -- Growth Strategy."

DEPENDENCE ON AIRLINE RELATIONSHIPS

     The Company's business depends significantly on its relationships with airlines and its ability to have its catalogs placed on a substantial portion of domestic airline flights. The Company's agreements with its airline partners typically have one-year terms, but generally permit the airline to terminate the relationship on 60 to 180 days' advance notice. In 1993, one major airline declined to renew its contract with the Company. There can be no assurance that the Company's airline partners will continue their relationships with the Company and the loss of one or more of the Company's significant airline partners could have a material adverse affect on the Company's financial condition and results of operations. See "Business -- Airline Relationships" and
Note 11 of the Financial Statements included elsewhere in this Prospectus.

INCREASES IN PAPER COSTS AND AIRLINE FUEL PRICES

     The cost of paper used to print the Company's catalogs and the fees paid to airlines to reimburse them for the increased fuel costs associated with carrying the Company's catalogs are significant expenses of the Company's operations. Historically, paper and airline fuel prices have fluctuated significantly from time to time. In 1995 and the first six months of 1996, the Company experienced a significant increase in paper costs, and although paper prices have declined during the third and fourth quarters of 1996, prices in the paper market remain volatile. Any significant increases in paper or airline fuel costs reimbursable by the Company could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

CREDIT RISK

     Some participating merchants agree to pay a placement fee to the Company for inclusion of their merchandise in the SkyMall catalog. The Company records an account receivable from the merchant for the placement fee ratably for each month of the catalog issue. In some cases, the Company collects the placement fee either from the merchant or by withholding it from amounts due to the merchant for merchandise sold. To the extent that the placement fee receivable exceeds the sales of the merchant's products and the merchant is unable or unwilling to pay the difference to the Company, the Company may experience credit losses which could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

COMPETITION

     The Company faces competition for customers from airport-based retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than the Company. In addition, the Company competes for customers with other in-flight marketing media, such as airline-sponsored in-flight magazines, airline video programming, and, to a lesser extent, seatback video shopping services. All of the products and services offered by the Company can also be found in other retail stores and catalogs. See "Business -- Competition."

RELIANCE ON INFORMATION AND TELECOMMUNICATIONS SYSTEMS

     The Company processes a large volume of relatively small orders. Consequently, the Company's success depends to a significant degree on the effective operation of its information and telecommunications systems. Any extended failure of the Company's information and telecommunications systems could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Business Operations."

SEASONALITY

     The Company's business is seasonal in nature, with its sales peak typically occurring during the holiday selling season of the fourth quarter. During fiscal 1995, approximately 33% of the Company's product sales were generated in the fourth quarter. Any substantial decrease in sales for the fourth quarter could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

PRODUCT LIABILITY

     The Company's catalog typically features over 1,000 products and services from more than 60 participating merchants. Generally, the Company's agreements with its participating merchants require the merchants to indemnify the Company for any losses arising from product liability claims made by customers, including the costs of defending any such claims, and to carry product liability insurance that names SkyMall as an additional insured. In addition, the Company maintains product liability insurance in the aggregate amount of $2.0 million and $1.0 million per occurrence. To the extent that a merchant was unable or unwilling to indemnify the Company as required, and any such losses exceeded the Company's insurance coverage or were not covered by the Company's insurer, the Company's financial condition and results of operations could be materially adversely affected. See "Business -- Business Operations."

RELIANCE ON KEY PERSONNEL

     The Company is dependent on the services of Robert M. Worsley, its Chairman, President and Chief Executive Officer, and on the services of certain other executive officers. The loss of Mr. Worsley's services or of the services of certain other executive officers would have a material adverse effect on the Company. See "Management."

CONTROL BY SHAREHOLDER

     Immediately upon completion of this Offering, Mr. Worsley and his wife (the "Worsleys") will directly own approximately 26.4% of the Company's outstanding Common Stock. In addition, following this Offering, the Worsleys will have certain options to purchase an additional 37.2% of the Company's Common Stock (33.7% if the Over-Allotment Option is exercised in full) from two of the Company's existing shareholders. The Worsleys will also have an irrevocable proxy to vote the shares of Common Stock subject to one of these options for the 12 month period following this Offering. Accordingly, upon the closing of this Offering, the Worsleys will beneficially own 63.7% of the Company's Common Stock (60.2% if the Over-Allotment Option is exercised in full) and will have the ability to control the affairs of the Company and matters requiring a shareholder vote, including the election of the Company's directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the Company's assets. The voting power of the Worsleys may also discourage or prevent any proposed takeover of the Company pursuant to a tender offer. See "Principal Shareholders" and "Certain Transactions."

NO PRIOR PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; VOLATILITY OF PRICE

     Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or, if developed, be sustained after this Offering, or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been arbitrarily determined by negotiation between the Company and the Representatives, does not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the actual value of the Common Stock.

     The trading prices of the Common Stock could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors and other events and factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to their performance, and may adversely affect the market price for the Common Stock. See "Underwriting."

REPRESENTATIVES' POTENTIAL INFLUENCE ON THE MARKET

     A significant number of shares of Common Stock offered hereby may be sold to customers of the Representatives. Such customers subsequently may engage in transactions for the sale or purchase of shares of Common Stock through or with the Representatives. Although they have no obligation to do so, the Representatives intend to make a market in the Common Stock and may otherwise effect transactions in the Common Stock. If they participate in such market, the Representatives may influence the market, if one develops, for the Common Stock. Such market-making activity may be discontinued at any time. Moreover, if Josephthal sells the securities issuable upon exercise of the Representative's Warrants, it may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to temporarily suspend its market-making activities. The prices and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Representatives' participation in such market. See "Underwriting."

IMMEDIATE SUBSTANTIAL DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in pro forma net tangible book value of $7.51 (88%) per share of Common Stock from the initial public offering price. See "Dilution."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

     All of the estimated net proceeds from this Offering have been allocated to the funding of the Company's growth strategy and working capital requirements. Accordingly, the Company will have broad discretion as to the application of the proceeds of this Offering. See "Use of Proceeds."

NO DIVIDENDS

     The Company has not paid dividends on its Common Stock since its inception and does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

ISSUANCE OF PREFERRED STOCK; BARRIERS TO TAKEOVER

     The Board of Directors may issue one or more series of Preferred Stock, without any action on the part of the shareholders of the Company, the terms of which may adversely affect the rights of holders of Common Stock. Further, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests. Any such issuance of Preferred Stock could prevent the holders of Common Stock from realizing a premium on their shares. See "Description of Securities -- Preferred Stock." The Company's Articles of Incorporation and Bylaws also contain a certain number of provisions which could deter takeover attempts. See "Certain Charter and Bylaw Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of the Company's securities in the public market after this Offering or the perception that such sales may occur could materially adversely affect the market price of the Common Stock. Of the 8,590,000 shares of Common Stock to be outstanding upon completion of this Offering, the 2,000,000 shares of Common Stock offered hereby will be immediately freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act") except for any shares of Common Stock purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to certain of the resale limitations of Rule 144 under the Securities Act. Eight thousand shares of Preferred Stock will convert into 1,440,000 shares of Common Stock upon the closing of this Offering, of which 540,000 shares of Common Stock and 180,000 shares of Common Stock that may be acquired upon the exercise of the Warrants will be freely tradeable. However, the holders of these securities have executed agreements pursuant to which they have agreed not to sell, transfer, assign, pledge or otherwise dispose of their securities for a 12-month period from the effective date of this Prospectus.

     The remaining 6,050,000 shares of Common Stock outstanding prior to consummation of this Offering, including 900,000 shares of Common Stock issuable on conversion of certain shares of Preferred Stock, are "restricted" securities within the meaning of Rule 144 under the Securities Act. The holders of all these "restricted" shares, including each officer, director and principal shareholder of the Company, have executed agreements pursuant to which they have agreed not to sell, transfer, assign, pledge or otherwise dispose of their shares for a 12 month period from the date of this Prospectus without the prior consent of Josephthal. Taking into consideration the restrictions of Rule 144 and the lock-up agreements, commencing 12 months after the date of this Prospectus, 5,150,000 shares of Common Stock held by existing shareholders will become eligible for sale under Rule 144, subject to compliance with the volume limitations and other requirements of Rule 144. The remaining 900,000 shares of Common Stock held by existing shareholders will become eligible for sale under Rule 144 in October 1998, subject to compliance with the volume limitations and other requirements of Rule 144. The sale or availability for sale of significant quantities of Common Stock could materially adversely affect the market price of the Common Stock and could impair the ability of the Company to raise capital in the future through an offering of its equity securities. See "Shares Eligible for Future Sale."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding, among other items, the Company's growth strategy and anticipated trends in the Company's business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate.

                                  THE COMPANY

     SkyMall was incorporated in Arizona in 1989. The Company began its operations in late 1990 and, in 1991, the Company acquired the operations of its principal competitor, GiftMaster, Inc. ("GiftMaster"). The Company was reincorporated in Nevada in 1996. Except as otherwise specified, all references in this Prospectus to the "Company" or "SkyMall" refer to SkyMall, Inc., which has no subsidiaries. The Company's principal executive offices are located at and its mailing address is 1520 East Pima Street, Phoenix, Arizona 85034. The telephone number of the Company is (602) 254-9777.

PRIVATE PLACEMENT

     On October 20, 1996, the Company completed a private placement (the "Private Placement") pursuant to which it sold 3,000 shares of 6% Dividend Paying Convertible Redeemable Preferred Stock (the "Convertible Preferred Stock") to certain investors including certain affiliates of the Company. In connection with the Private Placement, the Company issued warrants (the "Warrants") to acquire up to 180,000 shares of Common Stock to investors in the Private Placement. The Warrants are exercisable for three years following this Offering at an exercise price equal to the initial public offering price at which shares of Common Stock are offered hereby. The net proceeds from the Private Placement were approximately $2.6 million (after commissions and expenses). The Company used the net proceeds of the Private Placement to pay certain indebtedness and to meet working capital requirements. Simultaneously with the closing of the Private Placement, certain shareholders of the Company converted an aggregate of $5.0 million of indebtedness of the Company into 5,000 shares of Convertible Preferred Stock. See "Certain Transactions."

     The terms of the Convertible Preferred Stock provide that each share of Convertible Preferred Stock will automatically be converted into Common Stock upon the closing of this Offering. The rate at which the Convertible Preferred Stock converts into Common Stock is the greater of (i) 180 shares of Common Stock per share of Convertible Preferred Stock, or (ii) 1,000 divided by (66 2/3% multiplied by the initial public offering price per share of Common Stock). Assuming an initial public offering price of $8.50 per share, the 8,000 shares of Convertible Preferred Stock issued in the Private Placement and upon the conversion of certain shareholder debt will convert into 1,440,000 shares of Common Stock upon the closing of this Offering.

                              CONCURRENT OFFERING

     The Company agreed to register the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock sold in the Private Placement and the shares of Common Stock underlying the Warrants upon the Company's initial public offering. Accordingly, the registration statement of which this Prospectus forms a part also includes a prospectus (the "Selling Securityholder Prospectus") with respect to an offering of 540,000 shares of Common Stock that are issuable upon such conversion and 180,000 shares of Common Stock underlying the Warrants (the "Concurrent Offering"), all of which may be sold in the open market, in privately negotiated transactions or otherwise, directly by the holders thereof. These shareholders have agreed with Josephthal, not to sell or otherwise transfer any of such securities for 12 months from the date of this Prospectus. The Company will not receive any proceeds from the sale of such Common Stock. Expenses of the Concurrent Offering, other than fees and expenses of counsel to these shareholders and selling commissions, will be paid by the Company. Sales of such shares of Common Stock by the holders thereof or the potential for such sales may have an adverse effect on the market price of the shares offered hereby. See "Risk Factors -- Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, assuming an initial public offering price of $8.50 per share, and after deducting underwriting discounts and commissions and the estimated offering expenses, are estimated to be approximately $15.0 million. The Company intends to apply such net proceeds as follows:

                                                               APPROXIMATE
                                                                  AMOUNT            APPROXIMATE
                                                                    OF             PERCENTAGE OF
                                                             NET PROCEEDS(1)       NET PROCEEDS
                                                            ------------------     -------------
    Marketing and Promotional Programs(2).................        $  5.0                33.3%
    Development of Additional Circulation Media(3)........           5.0                33.3%
    Capital Expenditures..................................           1.0                 6.7%
    Working Capital.......................................           4.0                26.7%
                                                                   -----               -----
              Total.......................................        $ 15.0               100.0%
                                                                   =====               =====

---------------
(1) In millions.

(2) To increase its revenue per passenger, the Company plans to implement or expand a number of marketing and promotional programs, including offering various incentives to participating airlines and flight attendants, conducting various gate, jetway, in-flight and frequent flier promotions and expanding in-flight video shopping services. See "Business -- Growth Strategy."

(3) To increase circulation of the SkyMall catalog, the Company plans to develop or expand new marketing channels, including developing new airline partnerships with both foreign and domestic airlines, implementing a mail-to-home program, placing the SkyMall catalog in hotels, railways and rental cars and developing magazine inserts for in-flight magazines sponsored by various airlines. See "Business -- Growth Strategy."

     The allocation of the use of net proceeds represents management's estimates based upon current business and economic conditions. Although the Company does not contemplate material changes in the proposed allocation of the use of proceeds, to the extent the Company finds that adjustment is required by reason of existing business conditions, the amounts shown may be reallocated among the uses indicated above or put to new uses. The Company believes that the net proceeds of this Offering and cash generated from operations will be sufficient for the Company to implement its growth strategy and otherwise conduct its operations for at least the 12 month period following this Offering. The net proceeds of this Offering that are not expended immediately will be deposited in interest bearing accounts, or invested in government obligations, certificates of deposit or similar short-term, low risk investments. See "Risk
Factors -- Broad Discretion in Application of Proceeds."

     The Company will not receive any of the proceeds from the exercise of the Over-Allotment Option and the sale of any of the securities being offered by the certain shareholders in the Concurrent Offering. See "Principal Shareholders" and "The Company -- Private Placement" and "Concurrent Offering."

                                DIVIDEND POLICY

     The Company has never paid a dividend on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. It is the current policy of the Company's Board of Directors to retain any earnings to finance operations and expansion of the Company's business. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors.

                                    DILUTION

     The pro forma net tangible book value (deficit) of the Company's Common Stock at September 30, 1996, was approximately $(6.5 million), or $(0.99) per share. Pro forma net tangible book value per common share represents the book value of the Company's tangible assets less total liabilities divided by the number of shares of Common Stock outstanding, after giving effect on a pro forma basis to the Recapitalization Transactions. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of Common Stock of the Company pursuant to this Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $8.50 per share) and the application of the net proceeds therefrom, the as adjusted pro forma net tangible book value of the Common Stock at September 30, 1996, would have been $8.5 million, or $0.99 per share. This represents an immediate increase in pro forma net tangible book value of $1.98 per share of Common Stock to existing shareholders and an immediate dilution of $7.51 (88%) per share of Common Stock to new investors purchasing Common Stock pursuant to this Offering. The following table illustrates the per share effect of this dilution on an investor's purchase of shares:

    Assumed initial public offering price per share of Common Stock.....             $8.50
         Pro forma net tangible book value per share of Common Stock before this Offering...........................................  $(0.99)
         Increase in pro forma net tangible book value per share of
         Common Stock attributable to new investors.....................    $1.98
                                                                            -----
    As adjusted pro forma net tangible book value per share of Common Stock
      after this Offering........................................................    $0.99
    Dilution per share of Common Stock to new investors..........................    $7.51
                                                                                      ====

     The following table summarizes, as of September 30, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing shareholders and by new investors purchasing shares of Common Stock pursuant to this Offering, after giving effect on a pro forma basis to the Recapitalization Transactions.

                                                                    TOTAL CONSIDERATION
                                          SHARES PURCHASED                 PAID                AVERAGE
                                        ---------------------     -----------------------       PRICE
                                         NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                        ---------     -------     -----------     -------     ---------
Existing shareholders(1)..............  6,590,000       76.7%     $26,843,000       61.2%       $4.07
New investors.........................  2,000,000       23.3%     $17,000,000       38.8%       $8.50
                                        ---------      -----      -----------      -----        -----
          Total.......................  8,590,000      100.0%     $43,843,000      100.0%
                                        =========      =====      ===========      =====

---------------
(1) Does not include (i) 438,080 shares of Common Stock issuable upon exercise of stock options issued pursuant to the Company's stock option plans, which have a weighted average exercise price of $6.13 per share, and an additional 311,920 shares of Common Stock reserved for issuance thereunder, including 20,000 shares reserved for issuance to non-employee directors upon completion of this Offering, (ii) 180,000 shares of Common Stock issuable upon the exercise of Warrants issued by the Company in connection with the Private Placement, which are exercisable at the initial public offering price, and (iii) 58,824 shares of Common Stock issuable by the Company upon the exercise of a warrant issued to a vendor, which is exercisable at the initial public offering price. See "The Company -- Private Placement" and "Management -- Stock Option Plans."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1996 (i) on an actual basis, (ii) on a pro forma basis after giving effect to the Recapitalization Transactions and (iii) on a pro forma as adjusted basis to give effect to the Recapitalization Transactions and the sale of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.50 per share and the initial application of the estimated net proceeds therefrom. This table should be read in conjunction with, and is qualified by, the Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                      SEPTEMBER 30, 1996
                                                            --------------------------------------
                                                                        (IN THOUSANDS)
                                                                                        PRO FORMA
                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                            --------     ---------     -----------
Long-term notes payable and capital lease obligations
  excluding current portion...............................  $  9,943     $   4,943      $   4,943
                                                            ========      ========       ========
Shareholders' Equity:
  Preferred Stock $.001 par value, 10,000,000 shares
     authorized; no shares issued and outstanding.........        --            --             --
  Common Stock $.001 par value, 50,000,000 shares
     authorized; 5,150,000 shares issued and outstanding
     actual; 6,590,000 shares issued and outstanding pro
     forma; and 8,590,000 shares issued and outstanding
     pro forma as adjusted(1).............................         5             7              9
  Additional paid-in capital..............................    18,438        (6,349)         8,649
  Retained earnings (deficit)(2)..........................   (32,385)           --             --
                                                            --------      --------       --------
     Total shareholders' equity (deficit).................   (13,942)       (6,342)         8,658
                                                            ========      ========       ========
     Total capitalization (deficiency)....................  $ (3,999)    $  (1,399)     $  13,601
                                                            ========      ========       ========

---------------
(1) Does not (i) include 438,080 shares of Common Stock issuable upon exercise of stock options issued pursuant to the Company's stock option plans, which have a weighted average exercise price of $6.13 per share, and an additional 311,920 shares of Common Stock reserved for issuance thereunder, including 20,000 shares reserved for issuance to non-employee directors upon completion of this Offering, (ii) 180,000 shares of Common Stock issuable upon the exercise of Warrants issued by the Company in connection with the Private Placement, which are exercisable at the initial public offering price, and (iii) 58,824 shares of Common Stock issuable by the Company upon the exercise of a warrant issued to a vendor, which is exercisable at the initial public offering price. See "The Company -- Private Placement" and "Management -- Stock Option Plans."

(2) The Company's accumulated deficit, which was $32.4 million at September 30, 1996, was reclassified into additional paid-in capital in the Pro Forma amounts upon the termination of the Company's S corporation status. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     SELECTED FINANCIAL AND OPERATING DATA
           (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND OPERATING DATA)
     The selected financial data as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the Financial Statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, and should be read in conjunction with the Financial Statements included elsewhere in this prospectus and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data as of and for the nine months ended September 30, 1995 and 1996 have been derived from unaudited financial statements, which in the opinion of management, have been prepared on a basis consistent with the audited information and include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information set forth therein. Results of operations for the nine month periods ended September 30, 1995 and 1996 may not necessarily be indicative of the results to be expected for the full fiscal year or any other period.


                                                                                                               NINE MONTHS
                                                        YEAR ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,(1)
                                  -------------------------------------------------------------------   -------------------------
                                     1991          1992          1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Merchandise sales, net..........       $5,422       $15,875       $24,507      $ 22,062       $26,883       $18,379       $18,906
Placement fees and other........           13           178         2,560         8,241        16,198        11,904         8,631
                                      -------       -------       -------      --------       -------       -------       -------
Total revenues..................        5,435        16,053        27,067        30,303        43,081        30,283        27,537
Cost of goods sold..............        3,370        10,364        13,691        16,266        24,564        17,100        14,725
                                      -------       -------       -------      --------       -------       -------       -------
Gross margin....................        2,065         5,689        13,376        14,037        18,517        13,183        12,812
Catalog expenses................        2,445         4,071         6,890         9,644         9,532         7,043         5,705
Selling expenses................          773         2,116         2,921         2,754         2,229         1,594         1,665
Customer service and fulfillment
  expenses......................        1,266         3,618         4,514         2,919         2,136         1,534         1,511
General and administrative
  expenses......................        2,292         4,784         4,530         5,886         3,112         2,308         2,290
Restructure charges.............           --            --            --         4,332            --            --            --
                                      -------       -------       -------      --------       -------       -------       -------
Total operating expenses........        6,776        14,589        18,855        25,535        17,009        12,479        11,171
                                      -------       -------       -------      --------       -------       -------       -------
Interest expense and other
  income (expense), net.........         (364)         (740)         (287)         (688)         (750)         (588)         (550)
                                      -------       -------       -------      --------       -------       -------       -------
Net income (loss)...............      $(5,075)      $(9,640)      $(5,766)     $(12,186)       $  758       $   116       $ 1,091
                                      -------       -------       -------      --------       -------       -------       -------
                                      -------       -------       -------      --------       -------       -------       -------
Net income (loss) per common
  share.........................       $(1.13)       $(2.12)       $(1.78)       $(3.60)         $.14          $.02          $.21
Weighted average shares
  outstanding...................    4,483,288     4,552,756     3,236,449     3,381,163     5,254,713     5,254,713     5,254,713
Pro forma net income (loss) per
  common share..................        $(.98)       $(1.91)       $(1.54)       $(3.11)         $.20          $.08          $.27
Pro forma weighted average
  shares outstanding............    4,982,112     5,051,580     3,735,273     3,879,987     5,753,537     5,753,537     5,753,537
SELECTED OPERATING DATA:
Number of domestic
  enplanements(2)...............  417,867,000   436,310,000   448,647,000   481,755,000   498,611,000   373,047,000   397,709,000
Domestic enplanement
  percentage(3).................           34%           74%           76%           72%           64%           65%           61%
Revenue per passenger
  enplanement(4)................       $0.038        $0.049        $0.072        $0.064        $0.084        $0.076        $0.078
Number of airlines at end of
  period(5).....................           10            11            15            21            20            20            15
Number of catalogs
  produced(6)...................    4,513,000    11,915,000    15,661,000    15,747,000    17,162,000    12,838,000    11,421,000
Average number of pages per
  catalog(7)....................           60            80           102           133           137           134           141
Revenue per catalog
  produced(8)...................        $1.20         $1.33         $1.56         $1.40         $1.57         $1.43         $1.66



                                                                                                      SEPTEMBER 30, 1996(1)
                                                                                                ---------------------------------
                                                                                                                          PRO
                                                            DECEMBER 31,                                                 FORMA
                                        -----------------------------------------------------                PRO          AS
                                           1991        1992      1993       1994       1995      ACTUAL    FORMA(9)   ADJUSTED(10)
                                        -----------   -------   -------   --------   --------   --------   --------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents, including
  escrow accounts.....................    $   560     $ 1,797   $   171   $    896   $    775   $  1,013   $ 1,013      $16,013
Working capital (deficit).............       (264)     (1,506)   (3,580)    (7,540)    (4,734)    (5,485)   (2,885 )     12,115
Total assets..........................      5,902       8,757    10,394      5,913      4,726      5,590     5,590       20,590
Long-term debt........................      6,701          40     2,978      8,082     10,818      9,943     4,943        4,943
Shareholders' equity (deficit)........    $(3,946)    $ 1,941   $(3,603)  $(15,791)  $(15,033)  $(13,942)  $(6,342 )    $ 8,658


                                                   (footnotes on following page)

---------------
 (1) The audited financial statements of the Company as of and for the six month period ended June 30, 1996 are contained in the Financial Statements included elsewhere herein.

 (2) Represents the number of revenue passengers flown on scheduled domestic airlines in the given period.

 (3) Represents the passenger enplanements on domestic airlines that carried the SkyMall catalog during the period as a percentage of total domestic passenger enplanements in the period by all scheduled domestic airlines.

 (4) Revenue per passenger enplanement is net merchandise sales for the period divided by the number of domestic enplanements during the period on all scheduled domestic airlines that carried the SkyMall catalog.

 (5) Represents the number of airlines at end of period with which the Company had an agreement to carry the SkyMall catalog. During the nine month period ended September 30, 1996, the Company eliminated unprofitable circulation of the SkyMall Catalog by eliminating routes on certain airlines and terminating agreements with certain smaller regional airlines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 (6) Represents the number of catalogs produced by the Company during the period for distribution to airlines.

 (7) Represents the average number of pages in the SkyMall catalog during the period.

 (8) Represents net merchandise sales for the period divided by the number of catalogs produced by the Company during the period.

 (9) Pro forma to give effect to the Recapitalization Transactions. See "Prospectus Summary," "The Company -- Private Placement," "Concurrent Offering" and "Certain Transactions."

(10) Pro forma as adjusted to give effect to the Recapitalization Transactions and to reflect the sale of 2,000,000 shares of Common Stock offered hereby (assuming an initial offering price of $8.50 per share) and the initial application of the net proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Underwriting."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information regarding the Company's financial condition as of December 31, 1994 and 1995 and September 30, 1996, and its results of operations for the years ended December 31, 1993, 1994 and 1995 and the nine-month periods ended September 30, 1995 and 1996. This discussion should be read in conjunction with the preceding "Selected Financial and Operating Data" and the Company's Financial Statements and related Notes thereto and other financial data appearing elsewhere in this Prospectus. For information relating to factors that could affect future operating results, see "Risk Factors." Any forward-looking statements included in this Prospectus should be considered in light of such factors, as well as the information set forth below.

GENERAL

     The Company commenced operations in late 1990 with an initial business strategy of establishing exclusive relationships with major United States airlines, delivering merchandise ordered by passengers at the airport upon landing and offering concierge services. In 1991, the Company acquired its only major competitor, which resulted in the addition of five new airline partners for the Company. Since its first full year of operations in 1991, the Company has experienced rapid growth. From 1991 to 1994, the Company devoted its resources to increasing revenue per passenger enplanement and expanding circulation of the SkyMall catalog. During this period, the Company gained market share by acquiring exclusive contracts with airline partners, developing relationships with participating merchants and gaining knowledge about its consumer market. Total revenue increased from $5.4 million in 1991 to $30.3 million in 1994 and revenue per passenger enplanement grew from $0.038 to $0.064 in the same period.

     In late 1994, management focused its emphasis on translating the Company's growth into profitability. Beginning in late 1994, the Company implemented increases in placement fees charged to participating merchants for inclusion of their merchandise in the SkyMall catalog. As a result of these increases, placement fees and other revenues increased from $2.6 million in fiscal 1993 to $16.2 million in fiscal 1995. During late 1994, the Company also simplified its business strategy by outsourcing its merchandise fulfillment operations to participating merchants. Through its market research and experience, the Company determined that while customers valued the convenience of in-flight shopping, most passengers preferred delivery at home rather than at the airport. Although airport delivery and concierge services were essential in attracting new airline partners to the program, they were no longer necessary to maintain the Company's airline relationships. Accordingly, the Company discontinued its airport delivery service and began its current practice of forwarding merchandise orders to participating merchants for fulfillment. Thus, the Company no longer maintains any significant inventory and has eliminated from its business operations the costs and risks associated with managing inventory and a complex airport delivery system. The Company also began significantly reducing its operating expenses in late 1994, including outsourcing its concierge operation, reducing its work force, requiring merchants to provide their own creative catalog materials and eliminating unprofitable circulation. These actions substantially reduced the Company's operating costs, from $25.5 million in fiscal 1994 (including a $4.3 million restructure charge) to $17.0 million in fiscal 1995. As a result of these changes in placement fees and operating expenses, the Company's results of operations improved from a net loss of $12.2 million in fiscal 1994 to $0.8 million net income in fiscal 1995.

     In the nine-month period ended September 30, 1996, the Company's principal sources of revenues were merchandise sales (69% of total revenues) and placement fees from participating merchants (29% of total revenues). The Company also rented its customer database to direct marketing companies (2% of total revenues), which was included in placement fees and other revenues in the Company's statement of operations. Merchandise sales represent the Company's total fulfilled sales at retail sales prices, net of returns and allowances, from products displayed in the Company's catalog. Placement fees are charged to participating merchants for inclusion of their merchandise in the SkyMall catalog. These fees are designed to cover catalog expenses and to stabilize the Company's revenues by reducing the impact of fluctuations in merchandise sales. In exchange for placement fees, the Company offers the participating merchants' products in the Company's catalogs and performs order taking and processing services. The placement fees are recognized ratably over the life of the catalog (currently quarterly). Order taking and processing service expenses are recognized in the period incurred.

     Customers place their order by telephone, mail or facsimile to the Company's call center. The Company forwards customers' order information to participating merchants who then ship products directly to the Company's customers. Upon notification from a participating merchant of the shipment of goods, the Company recognizes the merchandise sale and the related cost of goods sold, and establishes a reserve for anticipated returns. The cost of goods sold represents the amount paid by the Company to participating merchants in connection with the sale of merchandise included in the SkyMall catalog. The percentage of sales which the Company pays to participating merchants varies from agreement to agreement; generally, the higher the placement fee paid by a participating merchant, the higher percentage of sales paid by the Company to the merchant, and vice versa. The Company believes that a combination of placement fees with a variable percentage of sales component, together with the payment of sales commissions to its airline partners, creates a situation in which SkyMall, participating merchants and the airlines all benefit from and have incentives to promote growth in merchandise sales.

     The Company's major costs include costs of goods sold; catalog expenses, which include paper, printing and catalog production costs; selling expenses, which are primarily sales commissions to airlines and airline fuel reimbursement costs; customer service and fulfillment costs, which include a full-service call center and a drop-ship and order-processing coordination center; and general and administrative expenses, which include corporate salaries, employee benefits, facilities, legal and accounting expenses.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationships that certain items bear in relation to total revenues of the Company.

                                                                                    FOR THE
                                                                                  NINE-MONTH
                                                                                    PERIOD
                                                                                     ENDED
                                                               YEAR ENDED          SEPTEMBER
                                                              DECEMBER 31,            30,
                                                           ------------------     -----------
                                                           1993   1994   1995     1995   1996
                                                           ----   ----   ----     ----   ----
                                                                                  (UNAUDITED)
Net merchandise sales....................................   91%    73%    62%      61%    69%
Placement fees and other.................................    9%    27%    38%      39%    31%
                                                           ----   ----   ----     ----   ----
Total revenues...........................................  100%   100%   100%     100%   100%
                                                           ----   ----   ----     ----   ----
Gross margin.............................................   49%    46%    43%      44%    47%
                                                           ----   ----   ----     ----   ----
Catalog expenses.........................................   25%    32%    22%      23%    21%
Selling expenses.........................................   11%     9%     5%       5%     6%
Customer service and fulfillment expenses................   17%    10%     5%       5%     5%
General and administrative expenses......................   17%    19%     7%       8%     8%

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995 (UNAUDITED)

     Revenue and Gross Margin. Net merchandise sales increased slightly from $18.4 million for the nine-month period ended September 30, 1995 to $18.9 million for the nine-month period ended September 30, 1996, or 3%. Placement fees and other revenues decreased from $11.9 million for the nine-month period ended September 30, 1995 to $8.6 million for the nine-month period ended September 30, 1996, or 28%. Beginning in the first quarter of fiscal 1996, the Company began changing the mix of agreements with participating merchants to reduce placement fees and to increase the percentages of sales revenues retained by the Company in order to position the Company to benefit from anticipated sales increases in the fourth quarter. In addition, a significant participating merchant, which had previously paid only placement fees to the Company, decreased its number of pages in the SkyMall catalog. SkyMall replaced the merchant on these pages with new participating merchants, most of which had arrangements with lower placement fees and a significantly higher percentage of sales retained by the Company. As a result, due to the decrease in total revenues, gross margin as a percentage of total revenues increased from 44% for the nine-month period ended September 30, 1995, to 47% for the nine-month period ended September 30, 1996.

     Operating Expenses. Total operating expenses decreased from $12.5 million for the nine-month period ended September 30, 1995 to $11.2 million for the nine-month period ended September 30, 1996, or 10%, due primarily to a $1.3 million reduction in catalog expenses. This reduction resulted from elimination of unprofitable circulation of the SkyMall catalog by eliminating routes on certain airlines and terminating agreements with certain regional airlines and lower pricing on the Company's printing contract. These reductions were partially offset by $0.4 million higher paper costs in the first three quarters of fiscal 1996 compared to the same period of fiscal 1995 due to the Company's average cost of paper increasing to $61.41 per hundred weight (cwt) for the nine-month period ended September 30, 1996 compared to $55.15 (cwt) for the period ended September 30, 1995. As a result of the elimination of unprofitable circulation, revenue per catalog increased from $1.43 for the nine-month period ended September 30, 1995 to $1.66 for the nine-month period ended September 30, 1996, or 16%.

     Net Income from Operations. Net income from operations increased from $0.7 million at September 30, 1995 to $1.6 million at September 30, 1996, primarily due to the $1.3 million reduction in the Company's total operating expenses, which was partially offset by a slight decrease in gross margin.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

     Revenue and Gross Margin. Net merchandise sales increased from $22.1 million in 1994 to $26.9 million in fiscal 1995, or 22%, due primarily to better fulfillment of orders in 1995. Due to a lack of working capital in 1994 and certain order fulfillment problems due to a computer conversion, the Company was unable to purchase adequate inventory to fulfill many orders. With restructured operations in place in 1995, order fulfillment percentages returned to normal levels, which are approximately 90% of all orders received by the Company. Placement fees and other revenues also increased from $8.2 million in fiscal 1994 to $16.2 million in fiscal 1995, or 98%, due primarily to the Company's decision in late 1994, effective for the fourth quarter 1994 catalog, to change its revenue mix to emphasize placement fees, which provide a more stable revenue base. Gross margin as a percentage of total revenues decreased from 46% to 43% due to higher total revenues which were the result of the shift to higher placement fees and a higher cost of sales under its agreements with participating merchants.

     Operating Expenses. Total operating expenses, exclusive of the Company's one-time restructure charge, decreased from $21.2 million in fiscal 1994 to $17.0 million in fiscal 1995, or 20%. This decrease was due principally to the Company's implementation of cost containment initiatives beginning in the fourth quarter of fiscal 1994. Catalog costs decreased 1% from $9.6 million in fiscal 1994 to $9.5 million in fiscal 1995. Despite a 48% increase in average paper prices and a 12% increase in pages printed, the Company realized offsetting cost reductions from requiring participating merchants to provide their own creative materials, lower printing prices and the elimination of fees that had been paid by the Company to some merchants to participate in the program. Although net merchandise sales increased substantially, selling expenses decreased by 21% from $2.8 million in fiscal 1994 to $2.2 million in fiscal 1995 because SkyMall began to require merchants to reimburse SkyMall for credit card processing expenses. Likewise, customer service and fulfillment expenses decreased by 28% from $2.9 million in fiscal 1994 to $2.1 million in fiscal 1995 due to the Company's decision in the fourth quarter of 1994 to require participating merchants to drop ship merchandise to the Company's customers rather than maintain its own inventory. General and administrative expenses decreased by 47% from $5.9 million in fiscal 1994 to $3.1 million in fiscal 1995. In connection with the Company's 1994 restructuring, personnel in merchandise fulfillment operations, merchandising, purchasing and concierges services were eliminated, saving the Company nearly $1.0 million in payroll expenses. The Company closed its fulfillment operations in seven cities which resulted in savings of $0.4 million in facilities expenses. Administrative expenses decreased by $0.8 million from fiscal 1994 to fiscal 1995 due to simplification of the business and a reduction in professional fees.

     Restructure Charge. In 1994, the Company incurred a one-time charge of $4.3 million relating to the restructure of the business. The costs associated with the restructure included:

          (i) Losses on a long-term major vendor contract ($3.6 million). In September 1994, the Company entered into a series of contracts with a participating merchant. The contractual arrangements provided the working capital which allowed the Company to continue operations, but is estimated to cost the Company approximately $3.6 million between September 1994 and mid-1997 when this contract is expected to expire.

          (ii) Abandoned facilities and equipment ($1.0 million). The Company abandoned leasehold improvements and equipment in its merchandise fulfillment operations requiring the Company to write-off assets that would no longer be used in the business. The Company also had long-term lease commitments for two warehouse facilities which the Company continued to pay in fiscal 1995 and fiscal 1996 for which the associated loss was recorded in fiscal 1994.

          (iii) Uncollectible accounts receivable ($0.8 million). Many receivables from pre-restructure placement fees, which would have been offset against inventory purchases, became uncollectible after the restructure.

          (iv) Severance and outsourcing expenses ($0.2 million). The Company incurred severance costs as part of the reductions in its workforce. The Company also paid a one-time fee to outsource its concierges services.

     The foregoing costs were partially offset by a benefit of $1.3 million in debt forgiveness from participating merchants and vendors.

     Net Income (Loss) From Operations. The Company earned income from operations of $1.5 million in fiscal 1995 compared to a loss from operations of $11.5 million in fiscal 1994. This improvement was due primarily to the positive impact in 1995 of the 1994 restructure, the effect of implementation of cost containment measures in late 1994 and the recognition of the restructure charge in fiscal 1994.

FISCAL YEAR ENDED DECEMBER 31, 1994 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1993

     Revenue and Gross Margin. Net merchandise sales decreased from $24.5 million in fiscal 1993 to $22.1 million in fiscal 1994, or 10%. This decrease was due to a lack of working capital to finance the Company's inventory requirements and certain order fulfillment problems due to a computer conversion, which caused the Company's order fulfillment rate to drop to as low as 40% in October 1994. In addition, the Company and a major airline carrier mutually decided not to renew their contract because the Company could no longer provide this carrier with a custom catalog on a profitable basis. The major carrier accounted for nearly 20% of the Company's net merchandise sales in 1993.

     In 1993, SkyMall began charging participating merchants placements fees for inclusion of their products in the SkyMall catalog in order to help stabilize the Company's revenues. As a result, placement fees increased from $2.6 million in fiscal 1993 to $8.2 million in 1994.

     Gross margin as a percentage of total revenues decreased from 49% in fiscal 1993 to 46% in fiscal 1994. As management implemented placement fee arrangements with participating merchants, the percentage of sales retained by the Company decreased. Management believes that receiving higher fixed placement fees and reducing reliance upon revenues from percentages of sales was a less risky profit strategy during the post-restructure stabilization period.

     Operating Expenses. Total operating expenses increased from $18.9 million in fiscal 1993 to $25.5 million in fiscal 1994, or 35%. Catalog expenses increased by 39% from $6.9 million in fiscal 1993 to $9.6 million in fiscal 1994, primarily because the Company produced six catalogs in 1994 compared to three in 1993, added circulation in order to maximize placement fees and printed 31% more pages in 1994 than in 1993. Selling expenses declined slightly in 1994 compared to 1993 due to the termination of an agreement with a major airline in April 1994 and declines in net merchandise sales and corresponding airline sales commissions in 1994. Customer service and fulfillment expenses decreased in 1994 due to the restructure plan implemented in the fourth quarter of 1994 when the Company outsourced its fulfillment operations. General and administrative costs increased by 31% from $4.5 million in 1993 to $5.9 million in 1994, primarily due to costs associated with certain unsuccessful financing efforts in 1994.

     Net Income (Loss) From Operations. The Company incurred a net loss from operations in fiscal 1994 of $11.5 million as compared to a net loss from operations of $5.5 million in fiscal 1993. The increase in the net loss from fiscal 1993 to fiscal 1994 was due primarily to the restructure charge.

LIQUIDITY AND CAPITAL RESOURCES

     While the Company was developing and executing its original inventory-based business plan from start-up to late 1994, the Company had a significant need for capital to fund investment in facilities and equipment, inventory, working capital and start-up operating losses. At December 31, 1994, the Company had an accumulated deficit of $34.2 million and a working capital deficit of $7.5 million. During this period, the Company's primary sources of cash included debt and equity financing from shareholders, a bank loan guaranteed by a shareholder, credit from suppliers and cash flow from operations. The Company also financed its operations through the restructure and deferral of accounts payable in connection with the Company's 1994 restructure.

     In fiscal 1995 and three quarters of 1996, the Company's principal requirements for cash were to fund working capital needs and to pay debt obligations to vendors. The Company no longer needed significant capital to fund inventory and warehouse facilities. The Company's primary sources of cash during this period were cash flow from operations, vendor credit supported by shareholder guarantees and loans from shareholders. Cash flow from operations was sufficient to fund operating expenses, but was not adequate to also fund debt service to vendors relating to the 1994 restructure. The Company made its debt payments to vendors in 1995 but became delinquent in 1996. As of September 30, 1996, the Company had a current ratio of .40:1 and negative working capital of $5.5 million.

     In order to finance its working capital shortfalls, subsequent to September 30, 1996, management and certain shareholders took steps to strengthen the Company's financial condition and improve the Company's liquidity. These steps included (i) issuing approximately $2.6 million of Convertible Preferred Stock, net of offering expenses, the proceeds of which were used to pay past due debts and notes payable to vendors and (ii) converting notes and other obligations to shareholders of $5.0 million to 5,000 shares of Convertible Preferred Stock (which will be converted into 900,000 shares of Common Stock upon closing of the Offering).

     The Company believes it will generate sufficient cash flow from operations to adequately fund its operations over the next twelve months and liquidate its remaining notes payable to vendors and other liabilities as they come due. Additionally, management believes that the working capital provided by this Offering will allow the Company to further reduce its operating costs by taking advantage of trade discounts.

     Cash provided by operating activities was $1.1 million for the nine months ended September 30, 1996 compared to $0.5 million for the same period in 1995. Cash provided by (used for) operating activities was ($5.3) million, ($2.2) million and $1.1 million in fiscal 1993, 1994 and 1995, respectively. The improvement in fiscal 1994 compared to fiscal 1993 was largely due to reductions in inventory in connection with the 1994 restructure. The improvements in fiscal 1995 compared to fiscal 1994 was due primarily to higher placement fees and lower operating costs resulting from the 1994 restructure and continuing cost reduction activities thereafter.

     Cash used for investing activities was $0.2 million for the nine months ended September 30, 1996 compared to $0.1 million for the nine months ended September 30, 1995. The 1996 increase was primarily due to the Company's investment in software and computer equipment upgrades for the Company's call center. Cash used for investing activities was $0.2 million, $0.4 million, and $0.2 million in fiscal 1993, 1994 and 1995, respectively. These investments were primarily for computer equipment and furniture and fixtures.

     Cash used for financing activities was $0.7 million for the nine months ended September 30, 1996 compared to $0.1 million for the nine months ended September 30, 1995. In the nine month period ended September 30, 1995, the Company received a $0.9 million loan from a shareholder and paid $1.0 million on notes payable to vendors. In the nine month period ended September 30, 1996, the Company paid $1.3 million on notes payable to vendors and accrued $0.6 million of interest on loans from shareholders. Cash provided by (used for) financing activities was $3.9 million, $3.3 million, and ($1.0) million in fiscal years 1993, 1994 and 1995, respectively. Cash provided of $3.9 million in 1993 was primarily from a $4.0 million bank loan which was guaranteed by a shareholder. Cash provided of $3.3 million in 1994 was primarily from $3.0 million in loans from shareholders. Cash used for financing activities of $1.0 million for fiscal 1995 resulted from approximately $2.2 million in payments on notes payable to vendors which was partially offset by loans and accrued interest of $1.2 million provided by shareholders.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's operating results may fluctuate from period to period as a result of the seasonal nature of the retail industry. The Company recognizes its highest sales levels during the fourth quarter holiday season, and the fourth quarter typically accounts for approximately 33% of the Company's annual merchandise sales.

     The following table sets forth certain unaudited information about the Company's revenue and results of operations on a quarterly basis for 1994, 1995 and the nine months ended September 30, 1996.

                                   YEAR ENDED                              YEAR ENDED                      NINE MONTHS ENDED
                                DECEMBER 31, 1994                       DECEMBER 31, 1995                 SEPTEMBER 30, 1996
                      -------------------------------------   -------------------------------------   ---------------------------
                      1ST QTR   2ND QTR   3RD QTR   4TH QTR   1ST QTR   2ND QTR   3RD QTR   4TH QTR   1ST QTR   2ND QTR   3RD QTR
                      -------   -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Merchandise sales,
  net...............  $5,635    $5,270    $3,731    $7,426    $6,299    $5,956    $6,123    $8,504    $5,882    $6,550    $6,474
Placement fees and
  other.............   1,230     1,351     1,184     4,476     4,466     3,829     3,609     4,294     3,073     2,720     2,838
                      ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Total revenues......   6,865     6,621     4,915    11,902    10,765     9,785     9,732    12,798     8,955     9,270     9,312
                      ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Gross margin........      (1 )      (1 )      (1 )      (1 )   4,958     3,982     4,242     5,334     4,259     4,414     4,139
                                                              ------    ------    ------    ------    ------    ------    ------
Catalog expenses....      (1 )      (1 )      (1 )      (1 )   2,336     2,397     2,310     2,489     2,151     1,828     1,726
Selling expenses....      (1 )      (1 )      (1 )      (1 )     514       534       546       635       514       620       531
Customer service and
  fulfillment.......      (1 )      (1 )      (1 )      (1 )     526       495       513       602       457       515       539
General and
  administrative....      (1 )      (1 )      (1 )      (1 )     887       702       718       804       753       695       842
                                                              ------    ------    ------    ------    ------    ------    ------
Total operating
  expenses..........      (1 )      (1 )      (1 )      (1 )   4,263     4,128     4,087     4,530     3,875     3,658     3,638
                                                              ======    ======    ======    ======    ======    ======    ======

---------------
(1) Figures for this period are not presented because the Company's restructuring in fiscal 1994 significantly changed the Company's business operations and thus are not meaningful for comparison.

NET OPERATING LOSSES IN SUB S CORPORATION -- CONVERSION TO C CORPORATION FOR TAX PURPOSES

     Prior to October 1, 1996, the Company had elected to be taxed under Subchapter S of the Internal Revenue Code and corresponding provisions of Arizona tax laws. As a result of the election, federal and state income taxes on the net income of the Company were payable personally by the shareholders. Accordingly, the statements of income for all prior years do not include a provision for federal and state income taxes. Had the Company been a C corporation for these periods, no federal or state income taxes would have been due as a result of net operating loss carry-forwards from the earlier years. In the fourth quarter of fiscal 1996 and thereafter, the Company will become subject to federal and state income taxes as a result of its conversion from an S corporation to a C corporation and no net operating losses incurred while the Company was an S corporation will be available to the Company to offset future earnings.

INFLATION

     Management does not believe that inflation has had a material effect on the Company's operations during the past several years with the exception of unusually significant increases in paper prices in 1995 and the first six months of 1996 and a subsequent significant decrease in the third and fourth quarters of 1996. The Company's average paper price increased 48% from fiscal 1994 to fiscal 1995 from $38.91 cwt to $57.61 cwt, costing the Company an additional $1.7 million in 1995 compared to costs at 1994 prices. The average paper price increased to $61.41 for the nine-month period ended September 30, 1996, 58% higher than the 1994 average price, costing the Company an additional $1.4 million compared to costs at the 1994 level. The Company's cost for paper which has been purchased for the three-month period ended December 31, 1996 decreased to $42.13 cwt, which is only 8% higher than the 1994 level. The Company's paper costs are expected to be approximately $40.00 cwt in the first quarter of 1997. Increases in labor, aircraft fuel, paper, printing, shipping, or merchandise costs could adversely affect the Company's operations. See "Risk Factors." In the past, except for paper price increases, the Company has been able to modify its operating procedures or increase its prices to substantially offset increases in its costs.

                                    BUSINESS

GENERAL

     SkyMall is the largest in-flight catalog company in the United States that makes high-quality products and services available to more than 350.0 million airline passengers per year. The Company markets and sells a broad selection of premium merchandise provided by participating merchants, including major catalog companies and specialty retailers, such as Disney, Hammacher Schlemmer and The Sharper Image. The merchandise of each participating merchant is presented in a separate section of the SkyMall catalog to allow browsing from "store to store," providing the convenience and variety of an upscale shopping mall environment. Substantially all of the merchandise sold by the Company is shipped directly to customers by participating merchants, thus avoiding significant inventory risk. The Company has exclusive agreements to place its catalogs in aircraft seat pockets on 15 airlines, which carried approximately 70% of all domestic passengers in 1995, including Delta, United, USAir, Continental, TWA, America West and Southwest. As a result, the Company believes that the SkyMall catalog is available to over 960,000 domestic airline passengers each day. SkyMall has experienced substantial growth since the Company began operations in 1990. Total revenues have increased from approximately $5.4 million in fiscal 1991 to approximately $43.1 million in fiscal 1995, for a compound annual growth rate of 68%. The Company's revenue per passenger enplanement on flights carrying the SkyMall catalog has increased from approximately $0.038 in 1991 to approximately $0.084 for the year ended December 31, 1995, for a compound annual growth rate of 22%.

     Business Strategy. The Company's foundation is built on its relationships with its customers, airline partners and participating merchants. The Company's customers enjoy the convenience of being able to shop for a wide variety of innovative products while traveling. The Company offers a fair price guarantee under which the Company will refund the price difference if the customer finds the same item advertised elsewhere at a lower price. In order to enhance the ongoing appeal of its product offerings, the Company produces four new catalogs per year. The Company maintains a toll free 24-hour telephone ordering service (from air and ground phones) and an in-house staff of customer service representatives who are trained to provide exemplary service in order to build strong customer loyalty and increase revenue from repeat and referral business.

     In exchange for placement of its catalogs in aircraft seat pockets, the Company pays each airline partner a monthly commission based on net merchandise revenues generated by the Company from sales to that airline's passengers. Some of the Company's airline agreements also require payment of minimum monthly fees. The Company's airline partners benefit from additional revenue and from being able to enhance the in-flight experience of their passengers by providing the Company's catalog as an additional amenity.

     Participating merchants obtain exposure for their products and services to a demographically diverse group of potential customers with strong economic profiles, generate additional revenues and acquire new customers to add to their own proprietary mailing lists. Under contracts with participating merchants, the Company earns percentages of revenues generated by the Company's sales, placement fees for inclusion of the merchants' products in the SkyMall catalog, or a combination thereof. Among the more than 60 merchants currently included in the SkyMall catalog are: Brookstone(R), Compaq Computer, The Disney Catalog, Frontgate(R), Hammacher Schlemmer, The Safety Zone, Hello Direct(R), Johnston & Murphy, Mattel(R), The Metropolitan Museum of Art, Norm Thompson Solutions(R), Pepperidge Farm(R), SelfCare(R), The Sharper Image(R), Successories(R), SyberVision(R), Thomas Cook and The Wine Enthusiast(R).

     Growth Strategy. The Company's growth strategies are to increase its revenue per passenger enplanement and to increase circulation of the SkyMall catalog. The Company plans to increase its revenue per passenger enplanement through innovative marketing programs, some of which are modeled after successful "duty-free" in-flight sales programs offered on international flights, which some airlines have reported to have produced revenues in excess of $5.00 per passenger enplanement. The Company also plans to expand its distribution to travelers and other potential customers by securing agreements from additional airlines to carry the Company's catalogs, including both domestic and foreign airlines. The Company also plans to implement additional distribution channels outside of its airline franchise, including direct marketing "mail-to-home" programs, magazine inserts and catalog placement in hotels, railways, rental cars and other locations where travelers may be reached. SkyMall recently entered into an agreement with its first foreign airline, Japan-based JAL, to test market the SkyMall concept. In addition, in 1994, Amtrak began carrying the Company's catalog on selected routes. The Company is currently employing advanced database management techniques to utilize its rapidly growing customer database of over one million names for the development of direct targeted marketing programs and to generate additional revenues from database list rentals.

MARKET OVERVIEW

     A broad spectrum of companies market their goods and services to airline passengers. Persons with household incomes in excess of $40,000 per year comprise over 55% of domestic airline passengers, while only 23% of people with household incomes of $40,000 or less travel on airlines. A significant portion of in-flight marketing consists of "direct-response" marketing, where the merchant seeks to entice the passenger to take immediate action in response to viewing the advertisement or marketing materials, such as placing a telephone call to obtain the goods or services offered. By contrast, "image" marketing, which is also conducted in-flight, seeks to build brand awareness and foster a favorable image of products or services and the company offering them. Although the primary goal of the SkyMall catalog is to elicit a direct-response from passengers, merchants that offer goods and services in the SkyMall catalog also build their brand awareness and image.

     Although many products and services are offered to passengers while in-flight through a number of media, the SkyMall catalog is unique in the airline marketing industry because it is the only publication available to passengers on major domestic airlines that is exclusively devoted to catalog shopping. Most airlines provide their passengers with airline-sponsored "in-flight" magazines, which are placed in airline seatpockets along with the SkyMall catalog, as well as other magazines and periodicals. Many of the in-flight magazines contain pages devoted exclusively to marketing products and services. None of these in-flight magazines, however, is devoted solely to shopping.

     Video marketing is also conducted while passengers are in-flight in the form of video promotions played on monitors located at the front of or interspersed throughout passenger cabins and on seatback video displays. Video marketing on the monitors frequently consists of various in-flight programming that is prepared by the airline and sponsored by companies that are targeting the favorable economic profiles of airline passengers. Much of the video advertising included in this programming consists of image marketing; however, some airlines, particularly on longer flights, make video shopping services available to their passengers while in-flight. Seatback video screens that are available to passengers on certain airlines offer movies, information, entertainment and in-flight shopping. The Company believes that the current quality of most seatback video screens does not make them the most effective method of marketing products and services; however, as the quality of seatback video screens improves, more shopping services will likely become available. Pursuant to various nonexclusive agreements with certain of its airline partners, the Company offers video shopping services on both video monitors and seatback video displays on selected flights. Although video shopping has not historically been a significant source of revenue for the Company, the Company plans to take advantage of new opportunities in this market when appropriate, including opportunities resulting from enhancements in the quality of video monitors and systems. See "-- Growth Strategy."

     On many international flights, airlines offer passengers duty-free products while in-flight through their flight attendants who deliver the merchandise to passengers at the time of purchase. Duty-free shopping revenues in excess of $5.00 per passenger enplanement on each flight where duty free shopping was available have been reported by some airlines. Because airlines carry the merchandise on the plane, the product selections are somewhat limited, consisting principally of spirits, tobacco, liquor, perfume and gift items.

     Of the various media employed by merchants to market goods and services to airline passengers, the Company believes that the SkyMall catalog is among the most effective, due in part to the increasing popularity of catalog shopping in general. Over the past 15 years, consumers have increasingly relied on catalogs and direct mail to purchase goods and services. According to the Direct Marketing Association, 52.5% of the adult population in the United States ordered merchandise by mail or phone in 1994 (compared to 36.2% in 1983) generating approximately $78.0 billion in sales. If current trends continue, the Company believes in-flight catalog shopping will gain increasing acceptance by airline passengers, particularly those who appreciate the time-saving convenience of catalog shopping.

CUSTOMER RELATIONSHIPS

     The Company's primary target customers are frequent business travelers with medium-to-high incomes. The Company's targeted customer spends approximately $1,200 annually for merchandise while traveling. According to the Company's market research, passengers who shop from the SkyMall catalog while traveling do so because they have limited time to shop and the SkyMall catalog offers a convenient alternative to shopping in retail stores. In addition, the Company's research indicates that many customer purchases are "impulse" purchases, as well as purchases for gifts. The key elements of the Company's strategy to cater to the needs of its targeted customers are:

          Offer Premium Merchandise. The Company offers high-quality merchandise from leading catalog and retail suppliers at competitive prices. The Company maintains close working relationships with participating merchants and carefully studies the buying patterns of its customers to ensure that catalog space is devoted to products and services that have proven appeal to the Company's customers. In order to enhance the ongoing appeal of its product offerings, the Company produces four new catalogs per year.

          Offer Competitive Pricing and a Fair Price Guarantee. SkyMall offers its customers the convenience of in-flight shopping at prices that are competitive with those of merchants offering the same or similar products. To emphasize its competitive pricing strategy, SkyMall offers its customers a fair price guarantee under which the Company will refund the price difference to the customer if the customer finds the same item advertised elsewhere at a lower price. SkyMall usually obtains reimbursement from participating merchants for expenses incurred in connection with the fair price guarantee.

          Appeal to a Broad Consumer Base. Airline travelers represent a diverse cross-section of the public. Accordingly, the Company's catalogs are designed to have a much broader appeal than most catalogs. The Company offers a wide variety of products, including health and beauty aids, children's toys, executive gifts, educational foreign language tapes, gourmet cooking aids, exercise equipment, luggage, travel aids and stylish home accessories. Many of the Company's products are luxury items, therefore, they are particularly well-suited to the diverse demographics of airline passengers who have higher than average disposable incomes.

          Provide Customers with a Convenient One-Stop Shopping
     Service. SkyMall is a "one-stop" shopping source for customers who may purchase a variety of merchandise offered by many participating merchants with a single phone call. Although most of the merchandise offered in the SkyMall catalog is available from other catalog and retail companies, each of these companies typically has its own policies with respect to shipping and handling charges, merchandise returns, sales taxes and price guarantees, and each company generally also has different customer service hours and credit and payment policies. In addition, few of these companies offer frequent flier credit for purchases. By compiling the merchandise of its various participating merchants into a single catalog, the Company affords its customers access to more than 1,000 products offered by more than 60 participating merchants and the convenience of uniform customer service policies.

          Provide Outstanding Customer Service and Toll-Free Ordering. The Company maintains an in-house staff of customer service representatives who are trained to solve customer problems and who are friendly and helpful with customers and knowledgeable about the products sold by the Company. The Company's customer service representatives encourage customers to purchase additional products with each order to increase the Company's average revenue per order. The Company believes that the customer goodwill developed by its customer service representatives builds strong customer loyalty and increases revenue from repeat and referral business. The Company also offers services designed to maximize convenience to the traveler, including 24-hour telephone and facsimile ordering, toll-free ordering from airline seatphones and a 60-day "no questions asked" return or exchange policy.

AIRLINE RELATIONSHIPS

     SkyMall has exclusive relationships with its airline partners, which are a vital component of the Company's business strategy. The SkyMall program offers airlines a low-risk means of incrementally increasing their earnings. Since commencing operations in 1991, the Company has grown from a single airline partner to 15 airline partners, including most of the major domestic airlines. In exchange for placement of its catalogs in aircraft seat pockets, the Company pays each airline partner a monthly commission based on net merchandise revenues generated by the Company from sales to that airline's passengers. Some agreements also require payment of a minimum monthly commission or a boarding cost that reimburses the airline for the increased fuel costs attributable to the weight of the catalogs. In addition to increasing airline earnings, the Company's airline partners also benefit from being able to enhance the in-flight experience of their passengers by providing the Company's catalog as an additional amenity. SkyMall's agreements with its airline partners generally have a term of at least one year and thereafter are automatically renewable on an annual basis subject to termination on 60 to 180 days' advance notice by either SkyMall or the airline. SkyMall believes its relations with each of its airline partners are good.

     The SkyMall catalog is currently available on all domestic and selected international flights of the following air carriers:

                                                            1995 DOMESTIC
                                                             ENPLANEMENTS        INITIAL
                           CARRIERS(1)                     (IN MILLIONS)(2)     CATALOG(3)
        -------------------------------------------------  ----------------     ----------
        Delta............................................         80.7          July 1991
        United...........................................         68.4          June 1992
        USAir............................................         56.7          July 1991
        Southwest........................................         44.8          July 1996
        Continental......................................         35.0          April 1991
        TWA..............................................         21.6           Feb 1991
        America West.....................................         16.8           Feb 1994
        Alaska...........................................         10.1          July 1991
        Hawaiian.........................................          4.8           Feb 1994
        Horizon..........................................          3.8          July 1991
        Atlantic Southeast...............................          3.1          July 1991
        Sun Country......................................          2.6           Jan 1995
        SkyWest..........................................          2.2          July 1991
        Midway...........................................          1.8          June 1994
        Jet Train........................................           .3           Nov 1995
                                                                 -----
                  Total..................................        352.7
                                                                 =====

---------------
(1) The Company's catalog carries the SkyMall name on all participating airlines except United, where the Company's catalog carries the name "High Street Emporium."

(2) Source: United States Department of Transportation and Air Transport World magazine.

(3) The Company's catalog has been available on these airlines continuously from the date that the initial catalog was placed on the airline, except for USAir which suspended carrying the SkyMall catalog on July 1, 1996 but resumed carrying the SkyMall catalog effective November 1, 1996.

MERCHANT RELATIONSHIPS

     Merchant Agreements. The Company enters into agreements with merchants who supply the products and services offered in the Company's catalog. Under its contracts with participating merchants, the Company earns percentages of revenues generated by the Company's sales or placement fees for inclusion of the merchants' products in the SkyMall catalog or a combination thereof. In addition, most participating merchants are required to reimburse the Company for certain paper, printing and distribution costs to the extent they exceed certain budgeted amounts. Participating merchants agree to maintain sufficient levels of inventory to satisfy customer demand and to ship all orders within 72 hours unless the merchandise is out of stock. Generally, the Company's agreements with participating merchants provide that the prices of products included in the SkyMall catalog will be honored by the merchant for as long as SkyMall receives orders from that edition of the catalog. The agreements typically have an initial term consisting of a single quarterly catalog and thereafter automatically renew for successive catalog editions unless either the Company or the merchant gives 60 days' advance notice of termination. The merchants typically agree to indemnify the Company for any losses associated with injuries caused to customers from the use of such merchant's product, to carry product liability insurance that names SkyMall as an additional insured, and to indemnify the Company against claims that their products infringe on the intellectual property rights of third parties.

     Name Brand Stores in the SkyMall Catalog. SkyMall's catalogs assemble premium, name brand merchandise and are formatted to allow the traveling customer to browse from "store-to-store," providing the convenience and variety of an upscale shopping mall environment. Its largest "stores" are generally well-known catalog and retail companies that have chosen to participate in the SkyMall program in order to generate an additional source of revenue, build name recognition and brand awareness and acquire new customers to add to their own proprietary mailing lists. The major catalog and retail companies currently featured in the SkyMall catalog and those who have participated in recent editions of the catalog include:
Brookstone(R)
Chef's Catalog(R)
Compaq Computer
Competitive Edge Golf(R)
Frontgate(R)
Hammacher Schlemmer
Health Rider(R)
Hello Direct(R)
Huntington Clothiers(R)
Johnston & Murphy
Mattel(R)
Neiman Marcus' Trifles
Nightingale Conant
Norm Thompson Solutions(R)
Orvis(R)
Official Airline Guide
Paul Frederick MenStyle(TM)
Pepperidge Farm(R)
SelfCare(R)
Successories(R)
Syber Vision(R)
The Disney Catalog
The Metropolitan Museum of Art
The Safety Zone
The Sharper Image(R)
The Wine Enthusiast(R)
Thomas Cook
     Merchandise Selection. The Company responds to inquiries from approximately 50 merchants each week who inquire about showcasing their products or services in the SkyMall catalog. As a result, the Company has been able to identify and offer to its customers the unique products they desire at competitive prices. Products are selected for each catalog by the Company's merchandising staff with the help of each of the major participating merchants. Approximately one-third of the products in each new edition of the SkyMall catalog have not been previously featured in the SkyMall catalog.

     Products Offered. The Company typically offers more than 1,000 products in each of its catalogs, which consist of approximately 140 pages. In order to enhance the ongoing appeal of its product offerings, the Company produces four new catalogs per year and regularly replaces the products in its catalogs. The Company seeks out new and unique items that may not be available in ordinary retail stores, with an emphasis on upscale merchandise selling for $29.95 or more. During fiscal 1995, the Company's more popular product categories included household items, electronics, personal care items, clothing, luggage, multimedia items, and telephones.

GROWTH STRATEGY
     Increase Revenue Per Passenger. One of the Company's primary growth strategies is to increase its revenue per passenger enplanement. The Company's revenue per passenger enplanement on flights carrying the SkyMall catalog has increased from $0.038 in 1991 to approximately $0.084 for the year ended December 31, 1995, for a compound annual growth rate of 22%. To increase revenue per passenger enplanement, the Company recently has implemented or plans to implement the following programs:
          Marketing and Promotional Programs. The Company has developed several innovative marketing and promotional programs, some of which will be facilitated through the unique relationships between the Company and its airline partners. Some of these programs are modeled after successful "duty-free" in-flight sales programs offered on international flights, which have been reported by some airlines to have generated revenues of more than $5.00 per passenger enplanement. Among the plans under consideration or recently implemented by the Company to increase the use of SkyMall catalogs are: (i) enhancing promotion of the Company's shopping services through on-board flight attendant announcements supported by videotape and audio programming; (ii) awarding airline passengers frequent flier miles for purchases and permitting customers to redeem frequent flier miles as payment for product purchases; (iii) mailing inserts in frequent flyer statements in order to promote awareness of the Company's products and services; (iv) offering airlines and flight attendants incentives for promoting the use of the Company's catalogs among airline passengers; (v) establishing an in-flight "video shopping channel" and advertisements for the Company's products and services on in-flight videos; (vi) conducting in-flight, gate and jetway promotions, such as gift certificates, discount certificates and special offers to passengers who order while in-flight; and (vii) making the Company's catalogs available in airport gate areas and lounges. The Company believes the foregoing programs will increase revenue per passenger enplanement and will also increase the awareness of the SkyMall catalog generally so that airline passengers will be more likely to make purchases from the SkyMall catalog.

          Video Shopping and Other New Technologies. Although video shopping is available on some airlines, including video shopping offered by the Company, several companies have recently begun making interactive video systems available to the airline industry that have greater capabilities than those currently available. As more sophisticated interactive video systems become available, the Company plans to explore opportunities to provide shopping services on these systems and has developed a prototype, multi-media catalog offering SkyMall products on interactive video. In order to become proficient in this new medium, in January of 1996, the Company began offering its products and services on the Internet at http://www.skymall.com.

     Increase Catalog Circulation. To expand its catalog circulation and thereby increase its customer base, the Company has implemented or plans to implement a number of programs designed to increase the circulation of the SkyMall catalog and reach new customers, including the following:

          Expanding Domestic Airline Partnerships. The Company will seek to expand its catalog circulation by securing agreements from additional domestic airlines to carry the SkyMall catalog. In addition, the Company plans to pursue opportunities to include a small selection of its products and services in in-flight magazine inserts to give new airlines the opportunity to test the Company's services and to make the Company's products and services available on smaller airlines where a full-length catalog is not cost effective. The in-flight magazine of Northwest Airlines, which is not presently an airline partner of the Company, will contain an eight page SkyMall insert in its November and December 1996 editions to test the SkyMall program.

          Developing International Airline Partnerships. According to the Air Transport Association, in 1995, there were over 780 million international airline passenger enplanements (excluding the U.S.), including 373.9 million in Europe, 306.4 million in Asia and 71.5 million airline passenger enplanements in North and South America. Although some duty-free merchandise is available on international flights, the Company believes that this market is substantially underserved. The Company believes that controlled and carefully planned expansion into the larger international markets through cooperative ventures with potential foreign partners offers a significant growth opportunity. The Company is in the process of evaluating potential foreign markets and developing catalogs in foreign languages with products and services designed to appeal to targeted international travelers. Consistent with its growth strategy, SkyMall entered into an agreement in August 1996 with its first foreign airline, Japan-based JAL, to test certain merchandise from the SkyMall catalog on a trial basis.

          Direct Marketing Program. Through its data management system, the Company maintains a database of customer information, including customer names, addresses and product purchases. From this database, the Company obtains information about customer buying patterns and preferences. The Company strives to develop customer loyalty, and repeat customer purchases have been an increasing source of revenue for the Company. In 1995, 29% of the Company's customers had placed at least one additional order with the Company within the preceding 24 months. To increase the number of repeat customer purchases, the Company plans to implement a direct marketing "mail-to-home" program to its customers, particularly those who make several purchases during the year. Using information from its customer database, the Company initiated its first direct marketing "mail-to-home" program in August 1996. The Company plans to expand its direct marketing efforts to selected customer groups and to tailor the marketing materials to the preferences of those groups as demonstrated by their prior purchasing history.

          Expanding Into Other Travel Related Markets. The Company believes that its shopping services will appeal to travelers in locations other than airlines, such as in hotels and rental cars and while traveling by rail. There are over three million hotel rooms in the United States, providing a market that the Company believes could be larger than its current airline market. In addition, rail passengers in both in the United States and abroad may present a significant market for the Company's services. In furtherance of this strategy, the Company entered into an agreement with Amtrak in 1994 under which Amtrak began carrying the Company's catalogs under the TravelMall name on selected routes, which serve approximately two million passengers annually. The Company is considering a program to make its catalogs available to travel agents to distribute to their customers when delivering travel documents. The Company is evaluating other opportunities to reach travelers, and plans to implement additional non-airline based travel programs when appropriate.

BUSINESS OPERATIONS

     Customer Service Center; Order Processing and Fulfillment. The Company maintains a well-trained, in-house staff of customer service representatives and outsources "overflow" calls to an independent call center. The Company recently entered into an agreement with a major hotel chain under which the hotel chain's call processing center will accept the Company's overflow calls during the peak holiday ordering season, which is typically a slower season for the hotel industry. The Company believes this arrangement will result in more cost effective processing of its overflow calls during the holiday peak. The Company monitors the quality of its customer service operations closely and regularly implements improvements in its customer service operations.

     The Company's customer service representatives are located in its customer service center in Phoenix, Arizona, where the Company accepts orders 24 hours per day. The Company's telephone equipment distributes calls to the sales representatives and provides detailed call reporting and analysis, which assists the Company with its order processing and marketing efforts. The Company maintains no significant inventory. Therefore, once the Company receives a customer order, it is transmitted to the appropriate merchant who ships the merchandise directly to the Company's customers. Most orders are delivered to customers within seven to ten days. The Company's average order size was $85, $90 and $96, respectively, per customer in fiscal 1993, 1994 and 1995. The Company's customer service representatives are given incentives for outstanding service. At August 31, 1996, the Company employed more than 96 customer service representatives.

     Over 85% of the Company's daily orders are received on "toll-free" numbers, including 5% from toll-free seatphones. Airline seatphones offer customers a convenient way to order goods and services from the Company while in-flight. Some airline passengers who have access to seatphones may place orders with the Company while in-flight by using a "speed dial" number programmed into the seatphone. When SkyMall began operations in 1990, seatphones were available to less than 5% of all domestic airline passengers. Today, the Company estimates that seatphones are available to approximately 86% of all domestic airline passengers. The Company believes that airlines will continue to equip their planes with seatphones and that passengers will be more accustomed to using them as they are made more available and the quality of service continues to improve.


     Credit Sales. Of the more than 353,000 customer orders received by the Company during fiscal 1995, approximately 92% of them were billed to customer credit cards. The remaining customers generally paid for their purchases by personal check. To minimize credit losses, the Company obtains approval from the customer's credit card company prior to processing each order. In addition, when the customer requests that his or her merchandise be shipped to an address that is different than the customer's billing address, the Company typically verifies the charge authorization directly with the credit card holder at his or her billing address. The Company verifies personal bank checks received from customers with an independent service bureau prior to processing the customer's order. Although the Company's credit losses are generally immaterial, under its agreements with participating merchants, the Company has the right to obtain reimbursement from the merchants for any reasonable credit losses it incurs.

     Information Systems. The Company maintains an information system that is used primarily to capture and process customer orders. The Company typically receives approximately 2,000 calls per day in off-peak seasons and approximately 6,000 calls per day during the peak of the holiday season. The Company's information system is designed to process in excess of 10,000 calls per day, which the Company believes will provide sufficient capacity for the foreseeable future.

     Once the Company processes an order in its information system, the order is forwarded to a merchant to be filled. Currently, the Company transmits approximately half of all orders to merchants electronically through various electronic data transmission systems maintained by the merchants, and the remaining orders are sent by facsimile or overnight delivery. The Company is in the process of establishing a uniform electronic transmission system that will allow the Company to transmit all customer orders to merchants electronically, which the Company believes will reduce delivery times to the Company's customers. Under a contract that begins in January of 1997, once the Company receives an order through its information system, the order data will be forwarded to a third party, the LitleNet Direct Commerce Network(SM) (the "Network"), for further processing. The Network will deliver order information to the merchants, manage order information relationships and enable shipment confirmation according to individual merchant capabilities. The Company will contract for access to the Network on a per transaction basis, permitting the Company to expand its information systems without additional infrastructure development, maintenance and upgrade expense. See "Certain Transactions."

     Catalog Production and Distribution. Catalog design and layout for each section of SkyMall's catalog is generally provided directly by the participating merchant but must be within SkyMall's design guidelines. After the catalog is designed, the Company submits its catalog to each of its airline partners for approval. The cover and some of the pages of the airline catalogs are customized to achieve a look and feel unique to that airline, although the products featured and the balance of the basic content are common to all of the Company's catalogs. After the catalogs are printed, the Company ships the catalogs to its airline partners who distribute the catalogs to the cities in which they operate and place the catalogs on their aircraft. Each catalog has a source code that permits the Company to track catalog distribution and sales attributable to catalogs carried by its airline's partners.

HOUSE FILE

     The Company maintains a customer database or "house file" that contains a variety of information about the more than one million customers who have purchased merchandise or services from the Company. In addition to the customer's name and address, the Company's house file also contains a detailed history of all purchases made by SkyMall's customer with SkyMall. This information serves as a useful tool for the Company in evaluating the effectiveness of its marketing efforts and in identifying its best customers. Like other catalog companies, the Company "rents" its house file to other catalog, retail and direct marketing companies for a fee. By renting its house file, the Company is able to generate additional incremental revenues without incurring significant costs. The Company updates its house file on a daily basis as orders are received, which increases the value of the house file. In addition, in connection with its growth strategy, the Company plans to implement a direct marketing "mail-to-home" program to certain targeted customers and will use its house files as the primary source of information for implementing the mail-to-home program.

     Direct marketing, credit card and other companies that have large databases containing customer information have begun sharing database information in order to obtain more detailed information about customers. Enhancements in computer technology have made storing large amounts of data more feasible and cost effective, and have permitted such companies to accumulate more information about customer buying patterns and preferences. This information has become increasingly important to companies that seek to cost effectively target customers and improve customer response rates. The Company plans to explore opportunities to combine its house files with the files of other companies when appropriate to improve its direct marketing efforts and increase the value of its customer database.

COMPETITION

     In-Flight Shopping. SkyMall believes that its long standing relationships with its airline partners and participating merchants and its customer service standards create substantial barriers to entry into the in-flight catalog shopping business. Although several companies have attempted to enter the in-flight catalog shopping market, none has been successful. Nevertheless, competitors, some of which may have greater financial, marketing and other resources than the Company, may seek to enter the in-flight catalog shopping market in competition with the Company.

     In-Flight Marketing. The Company competes with other companies who market products and services to passengers while in-flight, including those who advertise in in-flight magazines and other periodicals, sponsor airline video and audio programming and offer in-flight video shopping services. Several companies have announced plans to develop seatback interactive video shopping services, each of which has greater resources than the Company. As seatback interactive video shopping services become more available to airline passengers, competition in the in-flight marketing business may increase.

     General Catalog and Retail Sales. The catalog sales and retail markets are both highly fragmented and highly competitive. The Company competes for customers to some degree with all retailers and catalog companies, including airport retailers, duty-free retailers, specialty stores, department stores, specialty catalog companies and general merchandise catalog companies, many of which have significantly greater financial, marketing and other resources than the Company. However, because many of the Company's competitors target people with strong economic profiles, a number of the Company's competitors are also participants in the SkyMall catalog program.

REGULATION

     The Company's operations are subject to various federal, state and local laws and regulations, including state sales tax laws and various Federal Trade Commission regulations governing the sale of merchandise by mail. The Company collects applicable sales taxes from its customers on all merchandise sales and remits the sales taxes to state taxing authorities. The Federal Trade Commission regulations applicable to the Company's operations impose various requirements on the processing of customer orders, including shipping deadlines, delay notices, order cancellations and refunds. The Company believes that these regulations do not have a material impact on its business operations.

FACILITIES

     The Company's executive offices are located in Phoenix, Arizona, where the Company leases approximately seven acres of land under long-term leases expiring in 2012, with an option to extend to 2062. Aggregate annual rental expense on this land is approximately $37,000 per year. The improvements to this land include offices, warehouses and storage facilities aggregating approximately 50,000 square feet, which are owned by the Company.

EMPLOYEES

     At August 31, 1996, the Company had 132 employees, including 8 employed in its executive offices, 3 in management positions, 12 in sales and marketing, 9 in accounting and administrative positions, 4 in information management and 96 in customer service capacities. Approximately 90% of the Company's employees are full-time employees. The Company makes significant use of temporary and part-time employees to process orders during the holiday season. The Company believes its has good relations with its employees.

TRADEMARKS AND TRADE NAMES

     SkyMall is a registered trademark of the Company. The loss of the SkyMall trademark could have a material adverse effect on the Company. In addition, the Company uses a number of other trademarks and trade names in its business, none of which the Company believes are material to its overall operations.

LEGAL PROCEEDINGS

     The Company is not party to any pending or threatened legal proceedings that it believes will have a material impact on the Company's business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Information concerning the Company's current director and executive officers, and persons nominated to become directors upon the closing of this Offering, is set forth below.

             NAME               AGE                               POSITION
------------------------------  ---     -------------------------------------------------------------
Robert M. Worsley.............  40      Chairman of the Board, President and Chief Executive Officer
Jonathan T. Davis.............  42      Vice President of Marketing -- Customers
Andrea Fox....................  51      Vice President of Marketing -- Airlines
John H. Hurley................  32      Vice President of Operations
Martin F. Smith...............  39      Vice President of Marketing -- Merchants
David A. Wirthlin.............  35      Vice President of Finance, Chief Financial Officer, Treasurer
                                          and Secretary
Alan C. Ashton................  52      Director-Nominee
Lyle R. Knight................  50      Director-Nominee
Thomas J. Litle...............  56      Director-Nominee
Randy Petersen................  42      Director-Nominee

     ROBERT M. WORSLEY has been the Chairman of the Board, President and Chief Executive Officer of the Company since it was founded in 1989. Mr. Worsley is a co-founder of the Company and has been a director and the Chief Executive Officer of the Company since the Company's incorporation in 1989. From 1985 to 1989, Mr. Worsley was a principal of ExecuShare, Inc., an executive services firm that provided time-shared financial executives for small companies. From 1980 to 1985, Mr. Worsley was an accountant with Price Waterhouse, a public accounting firm, where he most recently held the position of Audit Manager. Mr. Worsley received a bachelor's degree in accounting from Brigham Young University in 1980. Mr. Worsley is a Certified Public Accountant.

     JONATHAN T. DAVIS has served as SkyMall's Vice President of
Marketing -- Customers since August 1996. Prior to joining the Company in 1996, Mr. Davis served as the Vice President of Marketing for Merchants Square, Inc., a television home shopping network for catalog companies, from 1995 until 1996. Mr. Davis has also served as Director of Marketing for a children's merchandise catalog company, The Right Start, Inc., from 1992 until 1995, and as Customer Marketing Manager for L.L. Bean, an outdoor clothing and equipment catalog retailer, from 1989 until 1991. Mr. Davis was the Mail Order Manager for Brookstone, a specialty goods retailer, from 1984 until 1989. Mr. Davis received a bachelor's degree from Amherst College in 1975 and an M.B.A. from Columbia University Graduate School of Business in 1980.

     ANDREA FOX has served as SkyMall's Vice President of Marketing -- Airlines since August 1996. Prior to joining the Company, Ms. Fox served as President of
A. Fox Communications, a marketing company, from March 1995 until August 1996. Ms. Fox was Director of Communications and Public Affairs for the American Heart Association from 1993 until 1995, and Ms. Fox was the owner and President of Fox & Associates, a marketing and creative development services provider in Illinois from 1989 until 1993. Ms. Fox was the Director of Direct Response Marketing for Callaghan & Company, a publisher of legal and tax materials, from 1987 until 1988. Ms. Fox was an Assistant Vice President of Citicorp Diners Club, a credit card company, from 1984 until 1987 where she worked with various divisions, including cardmember services, creative development and cardmember acquisitions. Ms. Fox received a bachelor's degree from Barat College in 1975.

     JOHN H. HURLEY has served as the Vice President of Operations since June 1996. Mr. Hurley joined the Company in December 1991 as a Call Center Sales Agent and was promoted to various positions, including Call Center Sales Manager and Call Center Sales Director, before becoming SkyMall's Vice President of Direct Marketing in December 1995. Before joining the Company, Mr. Hurley held positions in customer relations and sales at Cellular One from 1984 until 1991.

     MARTIN F. SMITH has served as SkyMall's Vice President of
Marketing -- Merchants since November 1994. Prior to joining the Company, Mr. Smith served as Director of Sales, Marketing and Advertising for Fulton Homes from 1992 until 1994 and for Tradewinds Homes, from 1985 until 1990, both of which are new home construction firms. Mr. Smith also was employed as District Sales Manager for a chemical company, Huntsman Chemical Corp., from 1990 until 1992.

     DAVID A. WIRTHLIN has served as the Chief Financial Officer of the Company since 1994. Mr. Wirthlin is also the Company's Secretary and Treasurer. From 1989 until 1994, he was employed by Arthur Andersen LLP in operational consulting, where he most recently held the position of Audit Manager. From 1987 until 1989, Mr. Wirthlin was a student at the University of Chicago Graduate School of Business, where he received an MBA. Prior to attending business school, Mr. Wirthlin was employed by Arthur Andersen LLP from 1985 to 1987. Mr. Wirthlin received a bachelor of arts in accounting from the University of Utah in 1985. Mr. Wirthlin is a Certified Public Accountant.

     ALAN C. ASHTON, who was a co-founder of SkyMall, has agreed to become a director of the Company upon the closing of this Offering. Dr. Ashton was a co-founder of WordPerfect Corporation and, from its inception in 1978 until December 31, 1993, served as its President. Dr. Ashton graduated magna cum laude in mathematics from the University of Utah in 1966 and received a Ph.D. in computer science from the same university in 1970. Dr. Ashton was professor of computer science at Brigham Young University for 14 years from 1977 until 1991. Dr. Ashton serves on the Board of Directors of Novell, Inc. and on the Board of Directors of Fonix Corporation.

     LYLE R. KNIGHT has agreed to become a director of the Company upon the closing of this Offering. In 1992, Mr. Knight became President and Chief Executive Officer of Caliber Bank, an affiliate of BankAmerica Corporation. From 1993 until 1995, Mr. Knight served as President of Caliber Bank, a wholly owned subsidiary of Independent Banks of Arizona, which has subsequently merged with Norwest Corporation, and Mr. Knight is currently Senior Vice President of Norwest Banks Arizona. From 1989 and 1992, Mr. Knight was President and Chief Executive Officer of Security Pacific Bank, Nevada. Mr. Knight graduated from the University of Utah in 1968 with a bachelor of science degree in Banking and Finance and, in 1982, graduated with honors from Pacific Coast Banking School.

     THOMAS J. LITLE has agreed to become a director of the Company upon the closing of this Offering. In 1985, Mr. Litle founded Litle & Company, Inc., which provides information sharing, payment processing and electronic network services for the direct marketing industry. Mr. Litle was Chairman of Litle & Company's Board of Directors and its Chief Executive Officer until 1995, when the business was sold to First USA. In connection with the sale to First USA, Mr. Litle retained the networking and non-payment processing part of the business and formed LitleNet LLC, of which he is the Chairman, which also provides direct commerce connection and information sharing services to the direct marketing industry. Mr. Litle received an M.B.A. from Harvard Graduate School of Business Administration in 1964 after graduating from California Institute of Technology with a bachelor of science degree in 1962. Mr. Litle also serves on the Board of Directors of the Direct Marketing Association, the New York University Center for Direct Marketing, the Direct Marketing Information Exchange, Foster & Gallagher, Kearsarge Capital Corp., Tessera, the Catalog Systems Management Network and the National Catalog Operations Forum.

     RANDY PETERSEN has agreed to become a director of the Company upon the closing of this Offering. In 1986, Mr. Petersen founded and is currently the President and Chairman of the Board of Frequent Flyer Services. Frequent Flyer Services publishes a monthly frequent flyer magazine and an annual frequent flyer guidebook, produces frequent traveler oriented merchandise and provides various travel related services. Mr. Petersen is also a member of the Association of Corporate Travel Executives and serves on the Advisory Board of the International Airline Passenger Association. Mr. Petersen serves on the Board of Directors of FlightPlan, Inc., TeleMiles, Inc. and Travel & Calling Card, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding annual and long-term compensation for services rendered to the Company during the fiscal year ended December 31, 1995 by Robert M. Worsley, the Chief Executive Officer of the Company. No other executive officers of the Company had a total salary and bonus in fiscal 1995 that exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                 FISCAL     -------------------      ALL OTHER
            NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS      COMPENSATION
    -------------------------------------------  ------     --------     ------     ------------
    Robert M. Worsley..........................   1995      $138,295     $7,500        $4,749(1)
      Chairman of the Board and President

---------------
(1) Includes a pro rata portion of premiums paid on a life insurance policy on the life of Mr. Worsley for which a portion of the benefits payable under the policy are payable to beneficiaries other than the Company.

STOCK OPTION PLANS

     1994 Stock Option Plan. The Company has adopted the SkyMall 1994 Stock Option Plan (the "Option Plan") pursuant to which incentive and nonqualified stock options may be granted from time to time to directors, officers and other key employees of the Company at an exercise price of not less than fair market value on the date of grant, provided that for the one-year period following this Offering no options may be granted at an exercise price less than the initial public offering price of the Common Stock offered hereby. The recipients of options, length of options, exercise price and other terms are determined by the Board of Directors upon recommendation of the Compensation Committee. The maximum number of shares of Common Stock subject to options that may be outstanding at any time under the Option Plan is 650,000, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's total number of outstanding shares of Common Stock. The Company has granted options to employees of the Company to purchase a total of 438,080 shares.

     Non-Employee Plan. The Company has also adopted the SkyMall Non-Employee Director Stock Option Plan (the "Non-Employee Plan"), which authorizes the Board of Directors to grant options to non-employee directors of the Company to purchase shares of Common Stock of the Company. Non-Employee directors of the Company receive an automatic grant of options to purchase 5,000 shares of Common Stock on appointment to the Board of Directors and thereafter receive an automatic grant of options to purchase 3,000 shares annually. In general, options granted under the Non-Employee Plan are not transferable and expire ten years after the date of the grant. The per share exercise price of a stock option granted under the Non-Employee Plan may not be less than the fair market value of the Common Stock on the date of the grant. The maximum number of shares of Common Stock that may be outstanding at any time under the Non-Employee Plan is 100,000, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's total number of outstanding shares of Common Stock. As of the date of this Prospectus, no options to purchase shares of Common Stock have been granted under the Non-Employee Plan; however, options to acquire an aggregate of 20,000 shares of Common Stock will be issued to the Company's non-employee directors on the closing of this Offering.

401(K) PLAN

     Under the Company's 401(k) plan, adopted in 1992, eligible employees may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to their account. All 401(k) plan contributions are placed in a trust fund to be invested by the 401(k) plan's trustee, except that the 401(k) plan may permit participants to direct the investment of their account balances among mutual or investment funds available under the plan. The 401(k) plan provides a matching contribution of 25% of a participant's contributions up to a maximum of four percent of the participant's annual salary.

Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement, or termination of employment.

EMPLOYMENT AGREEMENT

     On September 30, 1996, the Company's Board of Directors approved an employment agreement with Robert M. Worsley for services as Chairman of the Board, Chief Executive Officer and President. This agreement requires Mr. Worsley to devote his full time to the Company during normal business hours in exchange for a base annual salary of $190,000, subject to annual increases at the discretion of the Board of Directors. In addition, Mr. Worsley is entitled to receive bonuses at the discretion of the Board of Directors in accordance with the Company's bonus plans in effect from time to time, and the Company will pay certain life and disability insurance premiums on behalf of Mr. Worsley. The agreement has an initial three-year term and is automatically extended for successive two-year renewal periods without any action of the Company or Mr. Worsley unless the Company or Mr. Worsley provides written notice of termination to the other party no less than 30 days prior to the expiration of the initial term of the agreement or of any successive renewal period. Pursuant to the agreement, Mr. Worsley may not compete with the Company anywhere in the United States on the termination of Mr. Worsley's employment for a period of two years.

COMMITTEES OF THE BOARD OF DIRECTORS

     Effective upon closing of this Offering, the Company will establish an Audit Committee which will be comprised of non-employee directors. The Audit Committee will be responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies. Additionally, the Company will establish a Compensation Committee which will be comprised of a majority of non-employee directors. It will be responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of the Company, including annual bonus compensation, and will consult with management of the Company regarding compensation policies and practices. The Compensation Committee will also make recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under such plans.

DIRECTORS' AND OFFICERS' TERMS AND DIRECTORS' FEES

     Effective upon the closing of this Offering, the Company's Board of Directors will be comprised of five members. Each director is elected for a period of one year at the Company's annual meeting of shareholders and serves until his or her successor is duly elected and qualified. Directors who are not employees of the Company will receive a quarterly retainer of $2,500, an option to purchase 5,000 shares of the Company's Common Stock at its fair market value on the date of grant upon appointment to the Board of Directors, and an annual option to purchase 3,000 shares of the Company's Common Stock at its fair market value on the date of grant provided they have attended a required minimum number of board and committee meetings during the year. All directors will be reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Directors who are also officers of the Company will not be compensated for their services as director.

     With the exception of Robert M. Worsley, who has an employment agreement with the Company as set forth above, each of the executive officers serves at the pleasure of the Company's Board of Directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of October 31, 1996, concerning the beneficial ownership of the Company's Common Stock by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director-nominee of the Company, (iii) each Named Executive Officer of the Company and (iv) all directors, director-nominees and executive officers of the Company as a group. To the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.

                                                      SHARES BENEFICIALLY
                                                             OWNED              SHARES BENEFICIALLY
                                                         PRIOR TO THE               OWNED AFTER
                                                          OFFERING(1)             THE OFFERING(1)
                                                     ---------------------     ---------------------
      NAME AND ADDRESS OF BENEFICIAL OWNER(2)         NUMBER       PERCENT      NUMBER       PERCENT
---------------------------------------------------  ---------     -------     ---------     -------
Robert M. and Christi M. Worsley(3)................  5,470,895       83.0%     5,470,895       63.7%
Alan C. and Karen Ashton(4)(5)(6)..................  2,530,398       38.4      2,530,398       29.4
Bert A. Getz(4)(7).................................  1,195,996       18.1      1,195,996       13.9
David A. Wirthlin(8)...............................     68,562        1.0         68,562          *
Martin F. Smith(9).................................     48,108          *         48,108          *
Andrea Fox(10).....................................     22,854          *         22,854          *
Jonathan T. Davis(11)..............................     21,654          *         21,654          *
John H. Hurley(12).................................      2,000          *          2,000          *
Thomas J. Litle(6)(13).............................     29,000          *         29,000          *
Lyle R. Knight(6)(13)..............................     29,000          *         29,000          *
Randy Petersen(6)..................................      5,000          *          5,000          *
All directors, director-nominees and executive
  officers of the Company as a group (10
  persons).........................................  5,702,073       84.1%     5,702,073       65.0%

---------------
  *  Less than 1%

 (1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 6,590,000 shares of Common Stock outstanding as of September 30, 1996, after giving pro forma effect to the issuance of 1,440,000 shares of Common Stock in connection with the Recapitalization Transactions, and 8,590,000 shares of Common Stock outstanding as of the close of this Offering.

 (2) The business address for all directors, director-nominees (except Alan Ashton) and officers of the Company is c/o the Company, 1520 E. Pima Street, Phoenix, Arizona 85034.

 (3) Includes (i) 2,525,398 shares of Common Stock that the Worsleys have the right to acquire during the two-year period commencing on the closing of this Offering from Alan C. and Karen Ashton (the "Ashtons"); (ii) 672,999 shares of Common Stock that the Worsleys have the right to acquire during the eighteen-month period commencing on the closing of this Offering from Bert A. Getz; (iii) 2,700 shares of Common Stock issuable upon the conversion of 15 shares of Preferred Stock purchased in the Private Placement; and (iv) 900 shares of Common Stock issuable upon exercise of the Warrant acquired in the Private Placement. See "Certain Transactions."

 (4) The Ashtons and Bert Getz have granted an Over-Allotment Option to the underwriters to purchase up to 150,000 of each of their shares of Common Stock solely to cover over-allotments, if any, which is exercisable up to 45 days following this Offering at the initial public offering price, less underwriting discounts. This table assumes that the Over-Allotment Option will not be exercised by the Underwriters. See "Underwriting."

 (5) The address for the Ashtons is c/o Ralph Rasmussen, Esq., 261 E. 1200 South, Orem, Utah 84058.

 (6) Includes 5,000 shares issuable upon exercise of certain stock options to be granted upon the closing of this Offering pursuant to the Company's Non-Employee Director Stock Option Plan.

 (7) The address for Mr. Getz is c/o Globe Corporation, 3634 Civic Center Blvd., Scottsdale, Arizona 85251.

 (8) Includes (i) 64,962 shares issuable upon exercise of stock options granted to Mr. Wirthlin pursuant to the Option Plan; (ii) 2,700 shares of Common Stock issuable upon the conversion of 15 shares of Preferred Stock purchased in the Private Placement; and (iii) 900 shares of Common Stock issuable upon exercise of the Warrant acquired in the Private Placement.

 (9) Includes (i) 43,308 shares issuable upon exercise of stock options granted to Mr. Smith pursuant to the Option Plan; (ii) 3,600 shares of Common Stock issuable upon the conversion of 20 shares of Preferred Stock purchased in the Private Placement; and (iii) 1,200 shares of Common Stock issuable upon exercise of the Warrant acquired in the Private Placement.

(10) Includes (i) 21,654 shares issuable upon exercise of stock options granted to Ms. Fox pursuant to the Option Plan; (ii) 900 shares of Common Stock issuable upon the conversion of 5 shares of Preferred Stock purchased in the Private Placement; and (iii) 300 shares of Common Stock issuable upon exercise of the Warrant acquired in the Private Placment.

(11) Includes 21,654 shares issuable upon exercise of stock options granted to Mr. Davis pursuant to the Option Plan.

(12) Includes 2,000 shares issuable upon exercise of stock options granted to Mr. Hurley pursuant to the Option Plan.

(13) Includes (i) 18,000 shares of Common Stock issuable upon the conversion of 100 shares of Preferred Stock purchased in the Private Placement; and (ii) 6,000 shares of Common Stock issuable upon exercise of the warrant acquired in the Private Placement.

                              CERTAIN TRANSACTIONS

     To fund the Company's working capital requirements, on March 17, 1994, the Company obtained loans (the "Working Capital Loans") of $2.0 million from the Ashtons and $1.0 million from Globe Corporation, an affiliate of Bert Getz (Globe Corporation and Bert Getz are collectively referred to as "Getz"). These loans paid interest monthly at a rate of 8.5% and originally matured on July 15, 1994, which date was extended to January 1, 1996 pursuant to a loan modification and pledge agreement by and between the Company, the Ashtons, the Worsleys and Getz.

     On June 30, 1995, the Ashtons loaned an additional $850,000 to the Company pursuant to a loan and security agreement (the "Ashton Note"). The Note was due on December 31, 1995 and carried an interest rate of prime plus 2%.

     On March 10, 1995, the Company owed $4.0 million to Bank One Arizona, NA pursuant to the terms of a Loan Agreement dated April 30, 1993 (the "Bank One Loan"). The Bank One Loan had an interest rate of prime plus 1 1/2% and matured on April 15, 1995. On March 11, 1995, Getz paid all principal due on the Bank One Loan, which totalled $4.0 million, and the Company entered into a Loan and Security Agreement with Getz pursuant to which it agreed to pay Getz $4.0 million (the "Getz Note"). The Getz Note was due on March 11, 1996 and carried an interest rate of prime plus 1 1/2%.

     On October 15, 1996, the Worsleys the Ashtons, Getz and the Company entered into agreements (collectively, the "Shareholder Agreements") pursuant to which the Ashtons and Getz agreed to convert shareholder loans of $1.425 million and $3.575 million, respectively, into 1,425 and 3,575 shares of Preferred Stock, respectively, effective upon the closing of the Private Placement. In addition, under the Shareholder Agreements, effective on the closing date of this Offering, the Worsleys will have an option (the "Ashton Option") to acquire all of the Common Stock of the Company held by the Ashtons during the two-year period following this Offering (exclusive of shares acquired by them in the open market). The Worsleys have agreed to use their best efforts to obtain financing, including pledging their shares of the Company's Common Stock, if necessary, from a third party to permit them to exercise the Ashton Option in full as soon as reasonably practicable following the expiration of their lock-up agreement with Josephthal. In addition, the Worsleys will have an option (the "Getz Option") to acquire one-half of all of the Common Stock of the Company held by Getz during the 18-month period following this Offering (exclusive of shares acquired by him in the open market). The exercise prices of the Ashton Option and the Getz Option are $6.96 per share and $6.69 per share, respectively, subject to adjustment in certain circumstances. If the Ashton Option is not exercised during its two-year term, then following such term, the Worsleys will have a right of first refusal to purchase all of the Common Stock held by the Ashtons during the following five years. For twelve months following the effective date of this Offering, the Ashtons have granted an irrevocable proxy to the Worsleys to vote all shares of Common Stock owned by them. If the Getz Option is not exercised during its 18-month term, then following such term, the Worsleys will have a right of first refusal to purchase one-half of the shares of Common Stock owned by Getz during the following 18 months. To the extent the underwriters elect not to exercise the Over-Allotment Option, the Ashtons and Getz have agreed to grant to the Worsleys options to acquire any shares of Common Stock the underwriters fail to acquire at an exercise price equal to the initial public offering price (less underwriting discounts and commissions) of the Common Stock offered hereby. The terms of such options run concurrently with the terms of the Ashton Option and the Getz Option, respectively.

     In order to refinance $2.0 million of notes payable (and interest accrued thereon) to each of the Ashtons and Getz, the Company entered into a loan agreement for a $4.0 million line of credit with Merrill Lynch Business Financial Services Inc. ("MLBFS") dated October 11, 1996. The loan, which matures on December 31, 1998, bears interest at a variable annual rate of 2.6 percent plus the 30-Day Commercial Paper Rate as quoted in The Wall Street Journal. Ashton and Getz have executed Financial Assets Security Agreements with MLBFS, granting MLBFS a security interest in Merrill Lynch securities accounts of at least $2.0 million each owned by Ashton and Getz, respectively.

     In April 1993, the Company redeemed 2,268,898 shares of Common Stock held by the Ashtons in exchange for certain intellectual property, including the Company's principal trademarks and tradenames. The Company secured an exclusive license to use the intellectual property acquired by the Ashtons in return for a

1% royalty on the Company's sales commencing January 1, 1994. On October 1, 1994, the Ashtons exercised an option granted to them as part of the license, terminated the Company's obligation to pay the royalty, transferred the intellectual property back to the Company and were issued 2,268,898 shares of Common Stock by the Company. At the time such option was exercised, the Company owed the Ashtons approximately $180,000 pursuant to the license. The Ashtons forgave approximately $72,000 of such amount and agreed to a payment schedule for the remainder, of which amount approximately $70,000 is currently outstanding.

     In December 1995, Bert Getz executed a guarantee of certain indebtedness of the Company in favor of Quad/Graphics, Inc., the Company's catalog printer and paper supplier. The guarantee originally included obligations of the Company incurred between December 1, 1995 and June 30, 1996, but was subsequently extended by Quad/Graphics, Inc. and Mr. Getz until December 31, 1996. As of September 30, 1996, the balance owed by the Company to Quad/Graphics, Inc. was approximately $1.2 million.

     On April 19, 1996, the Company entered into an agreement with LitleNet LLC, a company in which Thomas Litle, a director-nominee of the Company, has a controlling ownership interest, pursuant to which LitleNet LLC provides the Company with credit card transaction management services. Under this agreement, the Company pays LitleNet LLC fees of up to $20,700 per month. After the initial 12 month term of the agreement, the agreement is automatically renewed for an additional 12 months unless terminated by either party.

     On October 20, 1996, two of the Company's director-nominees, Lyle Knight and Thomas Litle, each purchased 100 shares of Convertible Preferred Stock and Warrants to purchase 6,000 shares of Common Stock in the Private Placement for $100,000. Upon the closing of this Offering, the shares of Convertible Preferred Stock of each of Mr. Knight and Mr. Litle will convert into 18,000 shares of Common Stock. In addition, Robert Worsley, Martin Smith, David Wirthlin and Andrea Fox purchased 15, 20, 15 and 5 shares of Convertible Preferred Stock, respectively, and warrants to purchase 900, 1,200, 900, and 300 shares of Common Stock, respectively, in the Private Placement for $15,000, $20,000, $15,000 and $5,000, respectively. Upon closing of this Offering, the shares of Preferred Stock of Mr. Worsley, Mr. Smith, Mr. Wirthlin and Ms. Fox will convert into 2,700, 3,600, 2,700 and 900 shares of Common Stock, respectively.

TAX INDEMNIFICATION

     Since its inception, the Company has elected to be treated as an S Corporation for federal tax purposes. Upon the closing of the Private Placement, the Company terminated its S Corporation status and became become subject to federal taxation as a C Corporation. In connection with the termination of its S Corporation status, the Company and certain of its present shareholders have entered into a Tax Indemnification Agreement (the "Tax Agreement"). Although the Company became subject to corporate income taxation after the date on which it ceased to be an S Corporation (the "Termination Date"), under applicable tax laws, the existing shareholders will continue to be liable for any tax deficiencies attributable to the Company's operations prior to the Termination Date. Accordingly, the Tax Agreement generally provides that the existing shareholders will be indemnified by the Company with respect to federal and state taxes (plus interest and penalties, as well as any costs incurred in contesting any dispute with a taxing authority) resulting from any adjustment to S Corporation income for any taxable year that was taxed directly to the existing shareholders. The right to indemnification is absolute and is not conditioned upon realization by the Company of an offsetting adjustment to the Company's tax liability in a year in which it is not an S Corporation. Any payment made by the Company to the existing shareholders pursuant to the Tax Agreement may be deemed by the Internal Revenue Service or state taxing authorities to be nondeductible by the Company for income tax purposes. Additionally, if a payment made under the Tax Agreement is determined to be taxable to the existing shareholders, then the Company is further obligated to make additional payments to the existing shareholders in amounts sufficient to place the shareholders in the same net after-tax position that the shareholders would have been in if the original indemnification had not been included in income.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is a Nevada corporation and its affairs are governed by its Articles of Incorporation and Bylaws and the Nevada General Corporation Law. The following description of the Company's capital stock, which is complete in all material respects, is qualified in its entirety by reference to the provisions of the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of the date hereof, there were 6,590,000 shares of Common Stock issued and outstanding, after giving pro forma effect to the Recapitalization Transactions, which were held of record by 64 shareholders. No shares of Preferred Stock will be issued and outstanding upon consummation of this Offering.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and do not have cumulative voting rights. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, subject to the right of outstanding Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in all assets available for distribution to the shareholders after payment of the Company's liabilities. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be upon completion of this Offering, fully paid and nonassessable.

PREFERRED STOCK

     Shares of Preferred Stock may be issued in one or more series and the Board of Directors of the Company has the power to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as the Board of Directors shall deem appropriate, without any further vote or action by the shareholders of the Company. Preferred Stock could be issued by the Board of Directors with voting and conversion rights that could adversely affect the voting power of the holders of the Common Stock. In addition, because the terms of the Preferred Stock may be fixed by the Board of Directors of the Company without shareholder action, the Preferred Stock could be issued quickly with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this would have the effect of decreasing the market price of the Common Stock.

     The Company's Articles of Incorporation designates a series of Convertible Preferred Stock. The series consists of 8,000 shares, $.001 par value per share, 3,000 of which were issued by the Company in the Private Placement and 5,000 of which were issued upon the conversion of an aggregate of $5.0 million of indebtedness of the Company upon the closing of the Private Placement. Each share of Convertible Preferred Stock will be converted into Common Stock upon the closing of this Offering. See "The Company -- Private Placement" and "Concurrent Offering."

OTHER SECURITIES

     Upon the closing of this Offering, the Company will issue warrants to Josephthal to purchase up to 200,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price. See "Underwriting." In addition, the Company has granted Warrants to purchase 180,000 shares of Common Stock to investors in the Private Placement and warrants to a vendor to purchase 58,824 shares of Common Stock, all of which have an exercise price equal to the initial public offering price of the Common Stock offered hereby. See "The Company -- Private Placement." Options to purchase 438,080 shares of Common Stock have been granted under the Company's Option Plan. See "Management -- Stock Option Plans."

TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company, located at 2 Broadway, New York, New York 10004, has been appointed as the transfer agent and registrar for the Common Stock.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. These provisions require the consent of the Board of Directors or the "disinterested" members thereof and/or the affirmative vote of two-thirds of the Company's voting stock, excluding stock owned by interested shareholders, to effect certain business combinations with interested shareholders. An interested shareholder for purposes of this provision means a person who, together with affiliates or associates, beneficially owns, or beneficially owned within the preceding two-year period, 10% or more of the Company's combined voting power. The provisions included in the Company's Articles of Incorporation and certain provisions in the Bylaws may not be amended or repealed without the affirmative vote of two-thirds of the Company's voting stock, excluding, with respect to the business combination provision, stock owned by interested shareholders. These provisions could have the effect of deterring unsolicited takeovers or delaying or preventing changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interest.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding 8,590,000 shares of Common Stock. Of these shares, the 2,000,000 shares of Common Stock sold in the Offering (2,300,000 if the Underwriter's Over-Allotment Option is exercised in full), will be freely tradable without restriction under the Securities Act. See "Capitalization." Eight thousand shares of Preferred Stock will convert into 1,440,000 shares of Common Stock upon the closing of this Offering, of which 540,000 shares of Common Stock and 180,000 shares of Common Stock underlying the Warrants issued in the Private Placement will be freely tradeable. However, the holders of these securities have executed agreements pursuant to which they have agreed not to sell, transfer, assign, pledge or otherwise dispose of their securities for a 12 month period from the effective date of this Prospectus.

     The remaining 6,050,000 shares of Common Stock outstanding prior to consummation of this Offering, including 900,000 shares of Common Stock issuable on conversion of certain shares of Preferred Stock, are "restricted" securities within the meaning of Rule 144 under the Securities Act. The holders of all these "restricted" shares, including each officer, director and principal shareholder of the Company, have executed agreements pursuant to which they have agreed not to sell, transfer, assign, pledge or otherwise dispose of their shares for a 12 month period from the date of this Prospectus without the prior consent of Josephthal. Taking into consideration the restrictions of Rule 144 and the lock-up agreements, commencing 12 months after the date of this Prospectus, 5,150,000 shares of Common Stock held by existing shareholders will become eligible for sale under Rule 144, subject to compliance with the volume limitations and other requirements of Rule 144. The remaining 900,000 shares of Common Stock held by existing shareholders will become eligible for sale under Rule 144 in October 1998, subject to compliance with the volume limitations and other requirements of Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including persons who may be deemed "affiliates" of the Company, as the term is defined in Rule 144, would be entitled to sell (in accordance with the provisions specified in the rule) within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company's Common Stock (approximately 85,900 shares immediately following the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. An "affiliate" of the Company or of a business it has acquired within two years by merger or share exchange may sell securities that are not "restricted" without regard to the period of beneficial ownership but subject to the volume limitations described above and other conditions of Rule 144. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company (and has not been at any time during the three months immediately preceding the sale), and who has beneficially owned his or her shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above, manner of sale provisions, notice requirements, or availability of public information. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

     Prior to the Offering, there has been no public market for the Common Stock of the Company and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market conditions and could impair the Company's future ability to raise capital through the sale of its equity securities. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "SKYM."

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Josephthal Lyon & Ross Incorporated and Cruttenden Roth Incorporated are acting as the Representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock set forth opposite their names:

                                                                        NUMBER OF
                                   UNDERWRITER                           SHARES
            ----------------------------------------------------------  ---------
            Josephthal Lyon & Ross Incorporated.......................
            Cruttenden Roth Incorporated..............................
                                                                        ---------
                      Total...........................................  2,000,000
                                                                        =========

     The Underwriters are committed to purchase all shares of Common Stock offered hereby, if any of such shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose initially to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less concessions of
not in excess of $          per share of Common Stock. Such dealers may re-allow
a concession not in excess of $          per share of Common Stock to other
dealers. After the commencement of this Offering, the public offering price, concession and reallowance may be changed by the Representatives.

     The Representatives have advised the Company that they do not anticipate sales to discretionary accounts by the Underwriters to exceed five percent of the total number of shares of Common Stock offered hereby.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Representatives an expense allowance on a non-accountable basis in the amount of $75,000 upon the closing of this Offering.

     The Underwriters have been granted an option by the Selling Shareholders, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock at the initial public offering price per share of Common Stock offered hereby, less underwriting discounts. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the shares offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment.

     Holders of 6,590,000 shares of the Company's Common Stock, including each officer, director and principal shareholder of the Company, have executed agreements with Josephthal pursuant to which they have agreed not to sell, transfer, assign, pledge or otherwise dispose of their shares for a 12 month period from the date of this Prospectus, provided that holders of 6,050,000 shares may sell, transfer, assign, pledge or otherwise dispose of their shares with the prior consent of Josephthal. An appropriate legend shall be marked on the face of the certificates representing all of such securities.

     The Company has agreed that, for five years after the effective date of this Prospectus, Josephthal shall have the right to designate one person for election to the Company's Board of Directors. If Josephthal does not designate a person for election to the Company's Board of Directors, Josephthal may designate one person to attend meetings of the Company's Board of Directors. Such individual may be a director, officer, employee or affiliate of Josephthal.

     In connection with this Offering, the Company has agreed to sell to Josephthal, for nominal consideration, the Representative's Warrants to purchase from the Company 200,000 shares of Common Stock. The Representative's Warrants are initially exercisable at a price per share equal to 120% of the initial public offering price for a period of four years commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of Josephthal. The Representative's Warrants also provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representative's Warrants.

     In connection with the Private Placement, the Company paid Josephthal, as placement agent, $265,500 in cash as commissions and a non-accountable expense allowance of $15,000. Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives and is not necessarily related to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be compete. Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as legal counsel for the Underwriters.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995 and June 30, 1996 and for each of the years in the three-year period ended December 31, 1995 and for the six-month period ended June 30, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of any or all part of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Registration Statement and the reports and other information to be filed by the Company following the offering in accordance with the Securities and Exchange Act of 1934, as amended, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                                 SKYMALL, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants..............................................  F-2
Balance Sheets as of December 31, 1994 and 1995, June 30, 1996 and September 30, 1996
  (Unaudited).........................................................................  F-3
Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995 and for
  the Six Months Ended June 30, 1995 (Unaudited) and 1996 and for the Nine Months
  Ended September 30, 1995 (Unaudited) and 1996 (Unaudited)...........................  F-4
Statements of Shareholders' Equity (Deficit) for the Years Ended December 31, 1993,
  1994 and 1995 and for the Six Months Ended June 30, 1996 and for the Nine Months
  Ended September 30, 1996 (Unaudited)................................................  F-5
Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995 and for
  the Six Months Ended June 30, 1995 (Unaudited) and 1996 and for the Nine Months
  Ended September 30, 1995 (Unaudited) and 1996 (Unaudited)...........................  F-6
Notes to Financial Statements.........................................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of SkyMall, Inc.:

     We have audited the accompanying balance sheets of SkyMall, Inc. (a Nevada corporation), as of December 31, 1994 and 1995 and June 30, 1996, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SkyMall, Inc. as of December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  October 21, 1996.

                                 SKYMALL, INC.

                                 BALANCE SHEETS
              (AMOUNTS IN THOUSANDS, EXCEPT SHARES AND PAR VALUE)


                                                      DECEMBER 31,
                                                  --------------------    JUNE 30,    SEPTEMBER 30,
                                                    1994        1995        1996          1996
                                                  --------    --------    --------    -------------
                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents, including escrow
     accounts...................................  $    896    $    775    $    455      $   1,013
  Accounts receivable, net......................     1,066         892         963          1,232
  Merchandise inventory, net....................       204          22          21              4
  Prepaid catalog costs.........................     1,672       1,242       1,806          1,360
                                                  --------    --------    --------        -------
     Total current assets.......................     3,838       2,931       3,245          3,609
PROPERTY AND EQUIPMENT, net.....................     1,839       1,581       1,813          1,806
OTHER ASSETS, net...............................       236         214         182            175
                                                  --------    --------    --------        -------
          Total assets..........................  $  5,913    $  4,726    $  5,240      $   5,590
                                                  ========    ========    ========        =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..............................  $  4,354    $  4,695    $  5,390      $   5,860
  Accrued liabilities...........................       612         329         340            247
  Current portion of notes payable and capital
     leases.....................................     4,072          77         112            112
  Current portion of notes payable to vendors...     2,340       2,564       2,973          2,875
                                                  --------    --------    --------        -------
          Total current liabilities.............    11,378       7,665       8,815          9,094
RESERVE FOR RESTRUCTURE CHARGES.................     2,244       1,276         661            495
NOTES PAYABLE AND CAPITAL LEASES, net of current
  portion.......................................        77          --         129            119
NOTES PAYABLE TO VENDORS, net of current
  portion.......................................     4,713       2,326       1,004            709
NOTES PAYABLE TO SHAREHOLDERS, including
  interest......................................     3,292       8,492       8,894          9,115
                                                  --------    --------    --------        -------
          Total liabilities.....................    21,704      19,759      19,503         19,532
                                                  --------    --------    --------        -------
COMMITMENTS AND CONTINGENCIES
  (Note 9)
SHAREHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock (Notes 1 and
     12)........................................        --          --          --             --
  Common stock, $0.001 par value; 50,000,000
     shares authorized; 5,150,000 shares issued
     and outstanding each period................         5           5           5              5
  Additional paid-in capital....................    18,438      18,438      18,438         18,438
  Accumulated deficit...........................   (34,234)    (33,476)    (32,706)       (32,385)
                                                  --------    --------    --------        -------
          Total shareholders' equity
            (deficit)...........................   (15,791)    (15,033)    (14,263)       (13,942)
                                                  --------    --------    --------        -------
          Total liabilities and shareholders'
            equity (deficit)....................  $  5,913    $  4,726    $  5,240      $   5,590
                                                  ========    ========    ========        =======


      The accompanying notes are an integral part of these balance sheets.

                                 SKYMALL, INC.

                            STATEMENTS OF OPERATIONS
              (AMOUNTS IN THOUSANDS, EXCEPT SHARES AND PER SHARE)


                                                                        FOR THE SIX MONTHS
                                                                                                   FOR THE NINE
                                          FOR THE YEAR ENDED                   ENDED               MONTHS ENDED
                                             DECEMBER 31,                    JUNE 30,              SEPTEMBER 30,
                                    -------------------------------     -------------------     -------------------
                                     1993        1994        1995                    1996        1995        1996
                                    -------    --------     -------      1995       -------     -------     -------
                                                                        -------
                                                                        (UNAUDITED)                 (UNAUDITED)
REVENUES:
  Merchandise sales, net........    $24,507    $ 22,062     $26,883     $12,255     $12,432     $18,379     $18,906
  Placement fees and other......      2,560       8,241      16,198       8,295       5,793      11,904       8,631
                                    -------    --------     -------     -------     -------     -------     -------
         Total revenues.........     27,067      30,303      43,081      20,550      18,225      30,283      27,537
COST OF GOODS SOLD..............     13,691      16,266      24,564      11,610       9,553      17,100      14,725
                                    -------    --------     -------     -------     -------     -------     -------
           Gross margin.........     13,376      14,037      18,517       8,940       8,672      13,183      12,812
                                    -------    --------     -------     -------     -------     -------     -------
OPERATING EXPENSES:
  Catalog expenses..............      6,890       9,644       9,532       4,733       3,979       7,043       5,705
  Selling expenses..............      2,921       2,754       2,229       1,048       1,134       1,594       1,665
  Customer service and
    fulfillment expenses........      4,514       2,919       2,136       1,021         973       1,534       1,511
  General and administrative
    expenses....................      4,530       5,886       3,112       1,589       1,448       2,308       2,290
  Restructure charge............         --       4,332          --          --          --          --          --
                                    -------    --------     -------     -------     -------     -------     -------
         Total operating
           expenses.............     18,855      25,535      17,009       8,391       7,534      12,479      11,171
                                    -------    --------     -------     -------     -------     -------     -------
INCOME (LOSS) FROM OPERATIONS...     (5,479)    (11,498)      1,508         549       1,138         704       1,641
  Interest expense..............       (230)       (394)        (92)        (92)        (13)        (92)        (15)
  Interest expense to
    shareholders................         --        (206)       (663)       (259)       (392)       (459)       (607)
  Other income (expense)........        (57)        (88)          5         (33)         37         (37)         72
                                    -------    --------     -------     -------     -------     -------     -------
NET INCOME (LOSS)...............    $(5,766)   $(12,186)    $   758     $   165     $   770     $   116     $ 1,091
                                    =======    ========     =======     =======     =======     =======     =======
NET INCOME (LOSS) PER COMMON
  SHARE.........................    $ (1.78)   $  (3.60)    $   .14     $   .03     $   .15     $   .02     $   .21
                                    =======    ========     =======     =======     =======     =======     =======
WEIGHTED AVERAGE SHARES
  OUTSTANDING...................    3,236,449  3,381,163    5,254,713   5,254,713   5,254,713   5,254,713   5,254,713
                                    -------    --------     -------     -------     -------     -------     -------
                                    -------    --------     -------     -------     -------     -------     -------
PRO FORMA NET INCOME (LOSS) PER
  COMMON SHARE..................    $ (1.54)   $  (3.11)    $   .20     $   .06     $   .18     $   .08     $   .27
                                    =======    ========     =======     =======     =======     =======     =======
PRO FORMA WEIGHTED AVERAGE
  SHARES OUTSTANDING............    3,735,273  3,879,987    5,753,537   5,753,537   5,753,537   5,753,537   5,753,537
                                    -------    --------     -------     -------     -------     -------     -------
                                    -------    --------     -------     -------     -------     -------     -------


   The accompanying notes are an integral part of these financial statements.

                                 SKYMALL, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                     (AMOUNTS IN THOUSANDS, EXCEPT SHARES)

                                          COMMON STOCK          ADDITIONAL
                                      ---------------------      PAID-IN       ACCUMULATED
                                        SHARES       AMOUNT      CAPITAL         DEFICIT        TOTAL
                                      ----------     ------     ----------     -----------     --------
BALANCE, January 1, 1993............   4,657,211      $  5       $ 18,340       $ (16,282)     $  2,063
  Redemption of shares pursuant to
     Stock Redemption and Royalty
     Agreement......................  (2,268,898)       (2)            --              --            (2)
  Issuance of shares for guarantee
     of debt........................     265,899        --            100              --           100
  Net loss..........................          --        --             --          (5,766)       (5,766)
                                      ----------       ---        -------        --------      --------
BALANCE, December 31, 1993..........   2,654,212         3         18,440         (22,048)       (3,605)
  Reissuance of shares pursuant to
     Stock Redemption and Royalty
     Agreement......................   2,268,898         2             (2)             --            --
  Issuance of shares for guarantee
     of debt........................     226,890        --             --              --            --
  Net loss..........................          --        --             --         (12,186)      (12,186)
                                      ----------       ---        -------        --------      --------
BALANCE, December 31, 1994..........   5,150,000         5         18,438         (34,234)      (15,791)
  Net income........................          --        --             --             758           758
                                      ----------       ---        -------        --------      --------
BALANCE, December 31, 1995..........   5,150,000         5         18,438         (33,476)      (15,033)
  Net income........................          --        --             --             770           770
                                      ----------       ---        -------        --------      --------
BALANCE, June 30, 1996..............   5,150,000         5         18,438         (32,706)      (14,263)
  Net income........................          --        --             --             321           321
                                      ----------       ---        -------        --------      --------
BALANCE, September 30, 1996
  (unaudited).......................   5,150,000      $  5       $ 18,438       $ (32,385)     $(13,942)
                                      ==========       ===        =======        ========      ========

   The accompanying notes are an integral part of these financial statements.

                                 SKYMALL, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                                          FOR THE SIX MONTHS
                                                                                                  FOR THE NINE
                                                FOR THE YEAR ENDED               ENDED            MONTHS ENDED
                                                   DECEMBER 31,                JUNE 30,          SEPTEMBER 30,
                                           ----------------------------   -------------------   ----------------
                                            1993       1994      1995                   1996     1995     1996
                                           -------   --------   -------      1995       -----   ------   -------
                                                                          -----------
                                                                          (UNAUDITED)             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................  $(5,766)  $(12,186)  $   758     $   165     $ 770   $  116   $ 1,091
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    for) operating activities-
    Depreciation and amortization........      822        197       244         120       141      183       212
    Loss on abandonment of equipment and
      other assets.......................      148      1,011        --          --        --       --        --
    Reserve for restructure charge.......       --      3,321        --          --        --       --        --
    Provision for merchandise
      inventory..........................       --         75        --          --        --       --        --
    (Increase) decrease in:
      Accounts receivable................     (806)       (28)      174         364       (71)     169      (361)
      Merchandise inventory..............   (2,779)     4,659       182         159         1      171        18
      Prepaid catalog costs..............     (210)      (380)      430         167      (564)     902      (118)
      Other assets.......................       --        204        --          --        --        4        (2)
    (Decrease) increase in:
      Accounts payable...................    1,497      2,902       341         146       696      (72)    1,165
      Reserve for restructure............       --     (1,386)     (768)       (335)     (616)    (592)     (781)
      Accrued liabilities................    1,749       (556)     (283)       (313)       11     (393)      (82)
                                           -------   --------   -------     -------     -----   ------   -------
         Net cash provided by (used for)
           operating activities..........   (5,345)    (2,167)    1,078         473       368      488     1,142
                                           -------   --------   -------     -------     -----   ------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.....     (216)      (400)     (164)        (82)     (175)    (134)     (210)
                                           -------   --------   -------     -------     -----   ------   -------
         Net cash used for investing
           activities....................     (216)      (400)     (164)        (82)     (175)    (134)     (210)
                                           -------   --------   -------     -------     -----   ------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of obligations under capital
    leases...............................      (52)        --        --          --        (2)      --       (11)
  Notes payable to vendors...............       --         --    (2,235)     (1,059)     (913)  (1,058)   (1,306)
  Proceeds from notes payable............    4,000         --        --          --        --       --        --
  Proceeds from notes payable to
    shareholders.........................       --      3,292     1,200          76       402      913       623
  Payments of notes payable..............      (13)        --        --          --        --       --        --
                                           -------   --------   -------     -------     -----   ------   -------
         Net cash provided by (used for)
           financing activities..........    3,935      3,292    (1,035)       (983)     (513)    (145)     (694)
                                           -------   --------   -------     -------     -----   ------   -------
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS............................   (1,626)       725      (121)       (592)     (320)     209       238
CASH AND CASH EQUIVALENTS, beginning of
  period.................................    1,797        171       896         896       775      896       775
                                           -------   --------   -------     -------     -----   ------   -------
CASH AND CASH EQUIVALENTS, end of
  period.................................  $   171   $    896   $   775     $   304     $ 455   $1,105   $ 1,013
                                           =======   ========   =======     =======     =====   ======   =======
  Income taxes paid......................  $    --   $     --   $    --     $    --     $  --   $   --   $    --
                                           =======   ========   =======     =======     =====   ======   =======
  Total interest paid....................  $   206   $    378   $   356     $   177     $   6   $  177   $     8
                                           =======   ========   =======     =======     =====   ======   =======
  Interest paid to shareholders..........  $    --   $     25   $   272     $    --     $  --   $   --   $    --
                                           =======   ========   =======     =======     =====   ======   =======
SUPPLEMENTAL DISCLOSURE OF NONCASH
  ACTIVITY:
  Conversion of accounts payable to notes
    payable to vendors...................  $    --   $  5,564   $    --     $    --     $  --   $   --   $    --
                                           =======   ========   =======     =======     =====   ======   =======
  Notes payable converted to notes
    payable to shareholders..............  $    --   $     --   $ 4,000     $ 4,000     $  --   $4,000   $    --
                                           =======   ========   =======     =======     =====   ======   =======
  Capital leases incurred................  $    --   $     --   $    --     $    --     $ 166   $   --   $   166
                                           =======   ========   =======     =======     =====   ======   =======


   The accompanying notes are an integral part of these financial statements.

                                 SKYMALL, INC.

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF AND FOR THE SIX-MONTHS ENDED JUNE 30, 1995
     AND AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

(1)  THE COMPANY:

     Nature of Organization


     SkyMall, Inc. ("Company") was incorporated in 1989 as an Arizona corporation (and reincorporated in Nevada in October 1996). The Company commenced operations in 1990 after signing an agreement with a major airline to provide retail merchandise service through inflight catalogs. In 1991, the Company purchased the assets of GiftMaster, Inc., which included contracts with three major airlines and two regional airlines. The Company operates on a calendar year end of December 31. The Company's interim financial statements as of and for the six months ended June 30, 1996 have also been audited. At June 30, 1996, the Company had agreements with 15 airlines to place its catalogs in the aircraft seat pockets.


     Management's Plans

     As reflected in the accompanying financial statements, the Company has incurred substantial operating losses from inception through 1994 as a result of its start up and market development. Additionally, the accompanying balance sheets as of June 30, 1996 and September 30, 1996, reflect a shareholder deficit of approximately $14.3 and $13.9 million, respectively, and a working capital deficiency of approximately $5.6 and $5.5 million, respectively.

     Subsequent to September 30, 1996, the Company sold and issued approximately $2.6 million of convertible preferred stock, net of offering expenses, and, in addition, as discussed further in Note 12, management and certain shareholders have taken steps to strengthen the Company's financial condition and improve the Company's liquidity. These steps include: (1) obtaining a $4 million loan, guaranteed by two principal shareholders, payable in 1998, (2) converting notes to shareholders of $5 million to 5,000 shares of convertible preferred stock (convertible into 900,000 additional shares of common stock upon the closing of an initial public offering), and (3) using the net proceeds of $2.6 million from the issuance of new preferred stock to pay past due debt and notes payable to vendors, with which the Company was not in compliance at June 30, 1996.

     In addition to the changes discussed above, the Company's projection of operations and cash flows for the balance of calendar year 1996 and 1997, and the terms to pay certain significant current payables over 60-90 days, indicate the Company will generate sufficient profitability and cash flow to liquidate its remaining liabilities in the ordinary course of its operations. However, there can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability.

     Also, as discussed further in Notes 2 and 10, upon the conversion of the Company from an S corporation to a C corporation, for tax purposes, the accumulated deficit ($32.7 million at June 30, 1996; $32.4 million at September 30, 1996) will be reclassified to paid-in capital.

                                 SKYMALL, INC.

     The pro forma application of the net proceeds from the transactions discussed above as applied to the historical balances are as follows (amounts in thousands):


                                                                        SEPTEMBER 30, 1996
                                                                     ------------------------
                                                                     HISTORICAL     PRO FORMA
                                                                     ----------     ---------
    Total current assets...........................................   $   3,609      $ 3,609
                                                                       ========      =======
    Accounts payable and accrued liabilities.......................   $   6,107      $ 4,507
    Current portion of notes payable to vendors....................       2,987        1,987
                                                                       --------      -------
              Total current liabilities............................       9,094        6,494
                                                                       --------      -------
    Long-term portion of notes payable to vendors..................         709          709
    Notes payable to shareholders, including interest..............       9,115          115
    Commercial loan................................................          --        4,000
    Reserve for restructure charges................................         495          495
    Notes payable and capital leases, net of current portion.......         119          119
    Preferred stock................................................          --           --
    Common stock...................................................           5            5
    Additional paid-in capital.....................................      18,438       (6,347)
    Accumulated deficit............................................     (32,385)          --
                                                                       --------      -------
              Total liabilities and shareholders' equity...........       5,590        5,590
                                                                       ========      =======


     Initial Public Offering

     The Company is contemplating an initial public offering (IPO) of 2 million shares of common stock at an estimated price of $8 to $9 per share (Note 12).

     Reincorporation and Restatement of Shares

     In October, 1996, the Company reincorporated in the State of Nevada. In connection with the reincorporation, the Company completed a 1,592 to 1 share exchange, including treasury shares, resulting in 5,150,000 shares of common stock outstanding, on a retroactive basis, at June 30, 1996 and September 30, 1996. The accompanying financial statements and footnotes have been restated for the change in the number of shares of common stock outstanding for all periods presented.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In management's opinion, methodologies used to determine estimates are adequate and consistent with prior periods.

     Revenue Recognition

     Merchandise sales represent the Company's total fulfilled sales at retail sales prices, net of returns and allowances, from products displayed in the Company's catalog. The Company's agreements with participating vendors provide that the vendor ship the products directly to the Company's customer upon notification of the order to the vendor. Upon notification from the participating vendors of the shipment of the goods, the

                                 SKYMALL, INC.

Company recognizes the merchandise sale and related cost of goods sold at the agreed upon product cost, and establishes a reserve for anticipated returns.



     In addition, under contracts with some of its participating vendors, the Company earns revenues generated by placement fees for inclusion of the merchants' products in the SkyMall catalog. Placement fees are designed to cover catalog expenses and to stabilize the Company's revenue by reducing the impact of fluctuations in merchandise sales. Catalogs are issued four times a year. The Company offers the participating vendor's products in the Company's catalogs and performs order taking and processing services. The placement fees are recognized ratably over the life of the catalog. Order taking and processing service expenses are recognized in the period incurred.



     The cost of goods sold represents the amount payable by the Company to vendors in connection with sales of merchandise included in the Company's catalog. The percentage of sales which the Company pays to the vendor varies from agreement to agreement; generally, the higher the placement fee paid by a participating merchant, the higher percentage of sales paid by the Company to the merchant, and vice versa.


     In addition, the Company generates revenue from the rental of its customer list. List revenue is included in placement fees and other revenue in the accompanying statements of operations.


     Shipping and Handling Charges



     The Company charges its retail customers standard fees for shipping and handling costs. The fees collected are offset against the amounts charged to the Company by its vendors for these fulfillment services provided by the vendors. Any net amount remaining is included in Placement fees and other revenue in the accompanying financial statements and was not material for any of the periods presented.


     Impairment of Long-Lived Assets

     The Company assesses the recoverability of long-lived assets, including equipment and leasehold improvements and purchased contracts by determining whether the assets can be recovered from undiscounted future cash flows. The amount of impairment, if any, is measured based on projected future cash flows using a discount rate reflecting the Company's average costs of funds.

     Recoverability of long-lived assets is dependent upon, among other things, the Company's ability to continue to achieve profitability, so as to be able to meet its obligations when they become due. In the opinion of management, based upon current information and projections, long-lived assets will be recovered over the period of benefit.

     Cash and Cash Equivalents


     Cash equivalents include investments purchased with an original maturity of three months or less. As a result of the Company's restructure in 1994, the Company is required to pay some vendors through escrow accounts. The escrow accounts serve as security for these vendors and are funded through cash receipts of placement fees and sales of merchandise in the ordinary course of business. Total cash balances in such escrow accounts as of December 31, 1994 and 1995, June 30, 1996, and September 30, 1996 were approximately $539,000, $618,000, $12,000 and $230,000 respectively. These amounts are included in cash and cash equivalents in the accompanying financial statements.


     Accounts Receivable

     Accounts receivable at June 30, 1996, includes amounts due from credit card companies and receivables from vendors for placement fees. The allowance for doubtful accounts as of December 31, 1994 and 1995, June 30, 1996 and September 30, 1996 was $175,000 for each period.

                                 SKYMALL, INC.

     Inventory

     Inventory consists of finished goods purchased from vendors which are held for sale and included in the Company's catalogs to consumers. Subsequent to December 31, 1994, such inventory consists mainly of logo merchandise which cannot be delivered via drop ship by vendors. Inventory is stated at the lower of cost (first-in, first-out) or market. The Company typically has arrangements whereby inventory items may be returned to vendors if not sold. The Company has established a reserve of approximately $598,000, $8,000, $9,000 and $10,000 at December 31, 1994 and 1995, June 30, 1996 and September 30, 1996, respectively, for damaged, obsolete or discontinued merchandise that cannot be returned to vendors.

     Prepaid Catalog Costs

     Prepaid catalog costs include primarily catalog production costs, which are deferred and amortized on a straight-line basis over the period each catalog issue is in use, currently three months.

     Income Taxes

     The Company since inception has been an S corporation and thus, is not directly subject to income taxes. Accordingly, there is no provision or benefit for income taxes reflected in the accompanying financial statements, as items of taxable income and losses are reported in the individual returns of shareholders.

     Effective October 1996, the S status of the Company has terminated as a result of the issuance of convertible preferred stock (Note 1). Subsequent to the termination, the Company will be taxed as a C corporation. Net operating losses (NOLs) calculated on a tax basis prior to the termination accrued to the individual stockholders. Accordingly, such losses are not available to reduce taxes payable by the Company as a C corporation.

     Upon the termination of the S status, the Company is required to implement Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS No. 109), which requires the calculation of existing temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Management does not expect such implementation to have a significant impact on the Company.

     Had the Company been a C corporation prior to October, 1996, no federal or state income taxes would have been provided as a result of the NOLs discussed above. Accordingly, no pro forma provision for federal or state income taxes is presented as if the Company were taxed as a C corporation for the entirety of all periods presented. Additionally, the accumulated deficit at the time of the S election termination, will be reclassified to additional paid-in capital.

     Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts receivable and accounts payable and notes payable to shareholders, which were subsequently converted to preferred stock.

     Concentrations of credit risk with respect to accounts receivable and accounts payable may be limited due to the large number of participating vendors comprising the balances and the fact that certain receivable and payable balances may be offset. The Company performs ongoing credit evaluations of its merchants, but does not require collateral to support receivables. In addition, the Company has a right of offset using the proceeds from future merchandise sales. The Company has established an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

                                 SKYMALL, INC.

     Pro Forma Net Income (Loss) Per Common Share

     Pro forma net income (loss) per share is based on the weighted average number of common shares outstanding during the periods, as restated for the share exchange referred to in Note 1 and, as applicable, the dilutive effect of options outstanding under the Company's stock option plan.

     Pursuant to the rules of the Securities and Exchange Commission, certain changes in common and common equivalent shares during the 12 months immediately preceding the anticipated date of the Company's initial public offering (IPO) have been included in the calculation of pro forma common and common equivalent shares as if they were outstanding for all periods presented, including loss years where the impact of incremental shares is otherwise antidilutive.

     The convertible preferred stock, issued subsequent to June 30, 1996, is automatically convertible into approximately 1,440,000 common shares upon the closing of an IPO, representing a discount of one-third from the estimated IPO price. The dilutive impact of these shares for each period presented was 498,824 shares.

     Interest related to notes payable to shareholders for the portion that was converted into preferred stock was added back to the determination of net income
(loss) in the Pro Forma earnings per share computation.


     In addition, the dilutive impact of stock options outstanding at September 30, 1996 under the Officer and Employee plan were 104,713 additional shares for each period presented.


     Financial Instruments

     The Company's financial instruments include cash, accounts receivable and accounts payable. Due to the short-term nature of these instruments, the fair value of these instruments approximates their recorded value. The Company does not have material financial instruments with off-balance sheet risk.

     The Company has notes payable to shareholders at varying terms which, based upon the subsequent replacement by the new bank loan of $4 million and conversion of $5 million to convertible preferred stock, the Company believes are stated at their estimated fair market value.

     Unaudited Interim Financial Statements

     In the opinion of the Company's management, the June 30, 1995 and September 30, 1995 and 1996 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

     The accompanying interim financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying interim financial statements should be read in conjunction with the Company's historical financial statements and related notes thereto.

                                 SKYMALL, INC.

(3)  PROPERTY AND EQUIPMENT:


     Property and equipment are stated at historical cost. Depreciation of property and equipment is provided over the estimated useful lives of the respective assets using the straight-line method. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the terms of the respective leases, whichever is shorter. The following is a summary of property and equipment:


                                    ESTIMATED          DECEMBER 31,          JUNE
                                      USEFUL        -------------------       30,        SEPT. 30,
                                   LIFE (YEARS)      1994        1995        1996          1996
                                   ------------     -------     -------     -------     -----------
                                                        (AMOUNTS IN THOUSANDS)          (UNAUDITED)
    Equipment....................    3-10           $ 1,873     $ 1,717     $ 2,031       $ 2,121
    Buildings and leasehold
      improvements...............    15-31            1,294       1,297       1,293         1,293
    Furniture, fixtures and
      other......................     3-7               283         269         273           273
                                                    -------     -------     -------        ------
                                                      3,450       3,283       3,597         3,687
    Less -- Accumulated
      depreciation...............                    (1,611)     (1,702)     (1,784)       (1,881)
                                                    -------     -------     -------        ------
                                                    $ 1,839     $ 1,581     $ 1,813       $ 1,806
                                                    =======     =======     =======        ======

(4)  OTHER ASSETS:

     Other assets include intangibles acquired in 1991 from the purchase of GiftMaster, Inc., which are amortized using the straight-line method over their estimated useful lives. The following is a summary of other assets:

                                      ESTIMATED        DECEMBER 31,
                                        USEFUL        ---------------     JUNE 30,     SEPTEMBER 30,
                                     LIFE (YEARS)     1994      1995        1996           1996
                                     ------------     -----     -----     --------     -------------
                                                         (AMOUNTS IN THOUSANDS)         (UNAUDITED)
    Purchased airline contracts....       10          $ 326     $ 326      $  326          $ 326
    Other, primarily deposits......                      21        19          21             21
                                                      -----     -----       -----          -----
                                                        347       345         347            347
    Less -- Accumulated
      amortization.................                    (111)     (131)       (165)          (172)
                                                      -----     -----       -----          -----
                                                      $ 236     $ 214      $  182          $ 175
                                                      =====     =====       =====          =====

                                 SKYMALL, INC.

(5)  NOTES PAYABLE AND CAPITAL LEASES:

     Notes payable consisted of the following:

                                                    DECEMBER 31,
                                                  ----------------     JUNE 30,     SEPTEMBER 30,
                                                   1994       1995       1996           1996
                                                  -------     ----     --------     -------------
                                                              (AMOUNTS IN THOUSANDS) (UNAUDITED)
    Line of credit of $4 million, interest at
      prime plus 1.5%, interest due monthly,
      principal due April 1995, secured by all
      assets of the Company and guarantee of a
      shareholder...............................  $ 4,000     $ --      $   --          $  --
    Note payable, interest at 8%, due in monthly
      installments (including interest) of
      approximately $4,700 through June 1997,
      secured by equipment and rents............      149       77          77             76
    Capital leases, interest at varying rates of
      18% to 23%, due in monthly installments
      (including interest) of approximately
      $4,900 through May 2001, secured by
      equipment.................................       --       --         164            155
                                                  -------     ----       -----          -----
                                                    4,149       77         241            231
    Less: current portion.......................   (4,072)     (77)       (112)          (112)
                                                  -------     ----       -----          -----
                                                  $    77     $ --      $  129          $ 119
                                                  =======     ====       =====          =====

     At June 30, 1996, aggregate annual maturities of notes payable and capital leases were as follows:

                                                                         (AMOUNTS IN
                                                                         THOUSANDS)
        1997......................................................          $ 112
        1998......................................................             39
        1999......................................................             39
        2000......................................................             25
        2001......................................................             26
                                                                             ----
                                                                            $ 241
                                                                             ====


     On April 30, 1993, the Company entered into an agreement with a bank for a $4 million line of credit. During 1993, 1994 and 1995, the maximum outstanding on the line of credit was $4 million, the average balance outstanding was $2.7 million, $4 million and $.8 million, respectively, and the average interest rate was 7.5%, 8.6% and 10.0%, respectively. The line of credit was guaranteed by a shareholder who received 265,899 shares of the Company's common stock in exchange for the guarantee. In 1993, the Company recorded a deferred asset of $100,000 based on the estimated fair value of such shares at the time of issuance related to the guarantee provided by the shareholder. This amount was amortized over the term of the line of credit. In 1994, the shareholder received an additional 226,890 shares related to antidilution provisions between the then existing shareholders. The additional shares were valued at par, which is consistent with the value assigned to the shares giving rise to this issuance. In 1995, the shareholder paid the line of credit on behalf of the Company and the Company issued a promissory note payable to the shareholder for $4 million (Note 6).

                                 SKYMALL, INC.

(6)  NOTES PAYABLE TO SHAREHOLDERS:

     Notes payable to shareholders consisted of the following:

                                                         DECEMBER 31,
                                                       -----------------     JUNE 30,      SEPT 30,
                                                        1994       1995        1996          1996
                                                       ------     ------     --------     -----------
                                                           (AMOUNTS IN THOUSANDS)         (UNAUDITED)
Note payable dated March 11, 1995, interest at prime
  plus 1.5% (9.75% at June 30, 1996), secured by all
  assets of the Company..............................  $   --     $4,000      $4,000        $ 4,000
Note payable dated March 17, 1994, interest at 8.5%,
  interest due monthly, principal due upon completion
  of an initial public offering of the Company's
  common stock, secured by all assets of the
  Company............................................   2,000      2,000       2,000          2,000
Note payable dated March 17, 1994, interest at 8.5%,
  interest due monthly, principal due upon completion
  of an initial public offering of the Company's
  common stock, unsecured............................   1,000      1,000       1,000          1,000
Note payable dated June 30, 1995, interest at prime
  plus 2%, interest due monthly, principal due at the
  earlier of (i) sale of the Company's building in
  Phoenix, Arizona, (ii) completion of an initial
  public offering of the Company's common stock or
  (iii) March 31, 1997...............................      --        850         850            850
Note payable for royalties (Note 8)..................     108         70          70             70
Accrued interest.....................................     184        572         974          1,195
                                                       ------     ------      ------         ------
                                                       $3,292     $8,492      $8,894        $ 9,115
                                                       ======     ======      ======         ======

     As of June 30, 1996 and September 30, 1996, the Company was in default of principal and interest payments on all notes payable to shareholders. Subsequent to September 30, 1996, the Company converted $5 million of notes payable to shareholders to preferred stock (see Note 12) and obtained a bank loan for $4 million to pay accrued interest due under shareholders' notes and the remaining principal balance due on notes payable to shareholders. The bank loan is due in 1998, bears interest at the 30 day commercial paper rate plus 2.6 percent and is guaranteed by the shareholders whose notes and interest were paid from the proceeds. As a result, all notes payable to shareholders and the related accrued interest are classified as long-term in the accompanying balance sheets.

     Shareholder Guarantees

     A shareholder of the Company has guaranteed the payment of certain catalog costs. In addition the shareholder has made other guarantees to other creditors of the Company.

(7)  RESTRUCTURE AND RECAPITALIZATION:

     Financial and Operational Restructure

     In the fourth quarter of 1994, the Company completed a major restructuring of its business operations and relationships with its participating vendors. The Company discontinued carrying inventory by outsourcing order fulfillment to its vendors. Vendors currently drop ship directly to customers. The Company also outsourced or discontinued its noncore, nonessential business activities, such as concierge services and airport delivery of products. The Company focused on its business of providing catalogs in airline seat pockets, producing a high quality catalog, selecting quality merchandise for inclusion in its catalog, and conducting customer order taking and processing services. Also, the Company disposed of substantially all of its remaining inventory, closed its warehouses, received concessions of amounts due to vendors, deferred the payment of its other vendor payables, and significantly reduced the size of its workforce. In addition, the Company entered

                                 SKYMALL, INC.

into agreements with one of its major participating vendors to provide the Company with working capital, $1.0 million in cash and to provide services for computer processing, catalog production, database management and other services in exchange for inventory, trade names, the use of the Company's customer list and placement fees at rates below cost for a substantial number of pages in its catalogs.

     All of these activities resulted in a restructure charge of approximately $4.3 million in 1994, which included the following (amounts in millions):

        Loss on long-term major vendor contract discussed above..............  $ 3.6
        Losses on fixed asset abandonment and disposal of unneeded equipment
          and facilities.....................................................    1.0
        Employee termination, severance costs and other......................     .2
        Uncollectible accounts receivable....................................     .8
        Restructure of and reduction in accounts payable.....................   (1.3)
                                                                               -----
                                                                               $ 4.3
                                                                               =====

     Notes Payable to Vendors

     In connection with the Company's restructuring, the Company negotiated extended payment terms with its major vendors. In addition to agreeing to the extended payment terms, certain vendors agreed to settlements of approximately 60% of the original balance owed at the time of the agreement. These amounts were converted to notes payable, generally with payment terms of 36 months, beginning January 1, 1995 and include interest at 8%. At June 30, 1996 and September 30, 1996, the Company was in default on such notes. Subsequent to September 30, 1996, the Company negotiated an agreement with one of the vendors whereby the Company agreed to cure its default and issued to the vendor warrants to purchase 58,824 shares of the Company's common stock at the IPO price or the fair market value of the Company's common stock if the IPO is not completed as of March 31, 1997. The proceeds received from the private placement were used to cure this and other defaults. Thus, accounts due subsequent to June 30, 1997, are classified as long-term. Other vendors were paid 50% of the balance owed to them as full settlement by December 31, 1994. As of June 30, 1996, future payments related to these notes are as follows (amounts in thousands):

                                    YEAR ENDING
                                      JUNE 30,
        --------------------------------------------------------------------
        1997................................................................  $2,973
        1998................................................................   1,074
                                                                              ------
                                                                              $4,047
                                                                              ======

(8)  STOCK REDEMPTION AND ROYALTY AGREEMENT:

     In April 1993, the Company redeemed 2,268,898 shares of common stock held by a shareholder in exchange for certain intellectual property, including the Company's principal trademarks and tradenames. The Company secured an exclusive license to use the intellectual property acquired by the shareholder in return for a 1% royalty on the Company's sales commencing January 1, 1994.

     On October 1, 1994, the shareholder exercised an option to terminate the Company's obligation to pay the royalty, transferred the intellectual property back to the Company and was issued 2,268,898 shares of common stock by the Company. At the time such option was exercised, the Company owed the shareholder approximately $180,000 pursuant to the license. The shareholder forgave approximately $72,000 of such amount and agreed to a payment schedule for the remainder, of which amount $70,000 is outstanding as of June 30, 1996 and September 30, 1996, and is included as notes payable to shareholders (Note 6).

                                 SKYMALL, INC.

(9)  COMMITMENTS AND CONTINGENCIES:

     Litigation

     The Company is from time-to-time subject to complaints and claims arising in the ordinary course of business, including claims concerning infringement on patent and trademark rights of others. In each instance, the Company's suppliers had warranted that the products were not infringing and indemnified the Company against any loss in connection with such claim. The Company believes that its actions with respect to products offered for sale in its catalogs are reasonable and in compliance with applicable contractual provisions. The Company further believes that none of the claims and complaints of which it is currently aware will materially affects its business, financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such claims or with respect to the occurrence of any future claims.

     Leases

     The Company has entered into several operating leases for equipment and facilities. As of June 30, 1996, the future minimum payments under these leases are as follows (amounts in thousands):

                                    YEAR ENDING
                                      JUNE 30,
        --------------------------------------------------------------------
        1997................................................................  $   84
        1998................................................................      80
        1999................................................................      64
        2000................................................................      37
        2001................................................................      37
        Thereafter..........................................................     738
                                                                              ------
                                                                              $1,040
                                                                              ======

     Other equipment and property are leased on a monthly basis. Total lease expense for the years ended December 31, 1993, 1994 and 1995, six months ended June 30, 1995 and 1996, and the nine months ended September 30, 1995 and 1996 was approximately $174,000, $264,000, $193,000, $95,000, $99,000, $151,000 and
$132,000 respectively.

     Lease Revenue

     The Company leases certain of its facilities to others under noncancelable leases and month to month agreements. Lease revenue of $79,000, $103,000, $110,000, $52,000, $57,000, $82,000 and $94,000 for the years ended December 31,
1993, 1994 and 1995, the six months ended June 30, 1995 and 1996, and the nine months ended September 30, 1995 and 1996, respectively, is included in other income (expense) in the accompanying financial statements. As of June 30, 1996 future minimum lease payments to be received under noncancelable leases are as follows (amounts in thousands):

                                     YEAR ENDING
                                       JUNE 30,
        ----------------------------------------------------------------------
        1997..................................................................  $107
        1998..................................................................    79
        1999..................................................................    69
        2000..................................................................    68
        2001..................................................................    68
        Thereafter............................................................    56
                                                                                ----
                                                                                $447
                                                                                ====

                                 SKYMALL, INC.

     401(k) Plan

     Under the Company's 401(k) plan (the 401(k) Plan), adopted in 1992, eligible employees may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to their account. All contributions are placed in a trust fund which is invested by the 401(k) Plan's trustee. The 401(k) Plan permits participants to direct the investment of their account balances among mutual or investment funds and the Company provides a matching contribution of 25% of a participant's contributions.

     The total contributions made by the Company during the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996, and the nine months ended September 30, 1995 and 1996, were not significant.

     Stock Options

     The Company has an incentive and nonqualified stock option plan, which allows the Company to grant to officers and key employees, (the Officer and Employee Plan) options covering up to 650,000 shares of common stock at an exercise price of not less than fair market value at the date of grant.

     The Company accounts for the stock options under APB Opinion No. 25, under which no compensation cost has been recognized.

     Under the Officer and Employee Plan, the option exercise price equals the stock's fair market value on date of grant. The Plan options vest 40% upon grant, and an additional 20% upon completion of each year of employment; options expire ten years after the date of grant or three months after grantee's employment termination.


     A summary of the status of the Company's Plan at December 31, 1994 and 1995 and June 30, 1996, and changes during the years ended December 31, 1994 and 1995, the six months ended June 30, 1996, and three months ended September 30, 1996 is presented in the table below:



                                           DECEMBER 31,
                               -------------------------------------
                                     1994                1995            JUNE 30, 1996     SEPTEMBER 30, 1996
                               -----------------   -----------------   -----------------   -------------------
                                        WEIGHTED            WEIGHTED            WEIGHTED              WEIGHTED
                                        AVERAGE             AVERAGE             AVERAGE               AVERAGE
                               SHARES   EXERCISED  SHARES   EXERCISED  SHARES   EXERCISED  SHARES     EXERCISED
                               (000)     PRICE     (000)     PRICE     (000)     PRICE     (000)       PRICE
                               ------   --------   ------   --------   ------   --------   ------     --------
Outstanding at beginning of
  period.....................    162     $ 7.39      271     $ 7.39      271     $ 7.39      271       $ 7.39
Granted......................    433       7.39       --         --       --         --      167         5.56
Exercised....................     --         --       --         --       --         --       --           --
Cancel shares repriced.......     --         --       --         --       --         --     (135)        7.39
Shares repriced..............     --         --       --         --       --         --      135         5.56
Forfeited....................   (324)      7.39       --         --       --         --       --           --
Expired......................     --         --       --         --       --         --       --           --
                                ----      -----      ---      -----      ---      -----     ----       ------
Outstanding at end of
  period.....................    271     $ 7.39      271     $ 7.39      271     $ 7.39      438       $ 6.13
                                ====      =====      ===      =====      ===      =====     ====       ======


(10)  INCOME TAXES:

     Concurrently with the change in tax status as discussed in Note 2, the Company will adopt the provisions of SFAS No. 109. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on

                                 SKYMALL, INC.

the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Management believes that the following estimated deferred tax assets and liabilities would exist at June 30, 1996, if the date of tax status change was effective on June 30, 1996. The Company would provide a valuation reserve for the deferred tax asset because the Company has not sustained past taxable net income at sufficient levels to assure realization:

        Deferred tax assets --
          Nondeductible reserves for bad debts and sales returns.............  $ 250
          Restructuring reserve..............................................    265
          Valuation reserve..................................................   (515)
                                                                               -----
                                                                               $  --
                                                                               =====

(11)  MAJOR VENDORS:

     The following table sets forth net merchandise sales, placement fees and cost of sales as a percentage of the total of each category for the Company's largest participating vendor:

                                                               SIX MONTHS        NINE MONTHS
                                                                  ENDED             ENDED
                                            DECEMBER 31,        JUNE 30,        SEPTEMBER 30,
                                            -------------     -------------     -------------
                                            1994     1995     1995     1996     1995     1996
                                            ----     ----     ----     ----     ----     ----
        Net merchandise sales.............   21%      49%      48%      25%      57%      24%
        Placement fees....................   34%      44%      47%      13%      44%      12%
        Cost of goods sold................   25%      54%      50%      33%      61%      31%
                                             ==       ==       ==       ==       ==       ==

     No other vendors accounted for greater than 10% of any category listed above. The information for 1993 is not presented above due to the change in the Company's business from 1993 to 1994.

     Also, net merchandise sales of the Company's products on the five largest airlines represent approximately 87%, 80%, 79%, 83%, 88% and 89% of total net merchandise sales for the years ended December 31, 1994 and 1995, the six months ended June 30, 1995 and 1996 and the nine months ended September 30, 1995 and 1996, respectively.


(12)  EVENTS SUBSEQUENT TO JUNE 30, 1996 (UNAUDITED):


     Initial Public Offering

     The Company intends to file an S-1 registration statement offering 2 million shares of common stock at an estimated price of $8 to $9 per share in an IPO. Also, the Company intends to issue to the IPO's underwriter warrants which enable the underwriter to acquire 200,000 shares of the Company's common stock for 120% of the IPO price.

     Sale of Convertible Preferred Stock


     In October 1996, the Company received additional financing through the sale and issuance of 3,000 shares of convertible preferred stock for approximately $2.6 million, net of offering costs. The convertible preferred stock is automatically convertible into common stock upon the completion of an IPO. Each preferred share included a three-year warrant to purchase 60 shares of common stock at the IPO price. The total common shares available for the purchase under these warrants is 180,000.


     The convertible preferred stock converts at the greater of (i) 180 shares of common stock per share of convertible preferred stock or (ii) $1,000 divided by two-thirds of the IPO price of the common stock.

                                 SKYMALL, INC.

     Notes Payable to Shareholders Converted to Preferred Stock

     In October 1996, two shareholders agreed to convert $5.0 million of their notes payable to shareholders into preferred stock upon the closing of the private placement discussed above. The preferred shares will automatically convert into common stock of the Company upon an IPO. The conversion rate is equal to that of the convertible preferred stock discussed above and will result in the issuance of approximately 900,000 shares of common stock.

     Loan

     In October 1996, the Company received a $4.0 million loan, guaranteed by two shareholders, with interest payable monthly and principal due December 1998. Proceeds of the loan were used to pay interest accrued on notes payable to shareholders ($1 million) with the balance paying principal on notes payable to shareholders.

     Employment Contract

     In September 1996, the Company entered into an employment agreement with Robert Worsley, its president and chief executive officer, which expires September 30, 1999, at an annual compensation level of $190,000 and bonuses as the Board of Directors may specify. The contract may be renewed for a two-year period upon its initial expiration. The contract may be terminated earlier under terms and circumstances described in the agreement. Under certain circumstances, Mr. Worsley may receive up to two years of base salary upon termination.

     Stock Options

     Effective October 1996, the Company approved a Non-Employee Director Stock Option Plan (the Director Plan), which allows the Company to grant nonemployee directors options covering up to 100,000 shares of common stock at an exercise price of not less than fair market value of the common stock at the date of grant.

     Under the Director Plan, each nonemployee Board member is granted an option to purchase 5,000 common shares upon appointment to the Board and an option to purchase 3,000 shares annually, subject to certain limitations. Options are 100% vested upon grant and expire ten years after the date of issuance.

     In September 1996, under the Officer and Employee Plan, the Company issued options to purchase 167,405 shares of common stock at a price of $5.56 per share to certain officers and employees of the Company. Also, 135,338 options previously issued to certain employees of the Company were repriced in September 1996 from $7.39 per share to $5.56 per share.

     THE FOLLOWING PAGES CONTAIN A REPRODUCTION OF SELECTED PAGES OF THE COMPANY'S HOLIDAY GIFT 1996 CATALOG. THESE PAGES ARE INTENDED TO PROVIDE A REPRESENTATIVE SAMPLE OF THE COMPANY'S CATALOGS GENERALLY AND THE STATEMENTS THEREIN SHOULD NOT BE RELIED ON BY POTENTIAL INVESTORS IN MAKING AN INVESTMENT DECISION.

[THIS IS THE OUTSIDE FRONT COVER PAGE OF THE SKYMALL CATALOG]               P. 1

[The outside front cover page of the SkyMall Catalog contains a photograph of two easels with paintings which are located in the center of the page. There is a Christmas Tree ornament in the lower right corner of the page. Following is the text that appears on this page.]

Holiday Gift 1996
Free Take Home Copy

Over 1000 Great Holiday Gifts!

SkyMall(R)
Easy Shopping From Your Favorite Catalogs(TM)

The Best Gifts from . . .
Successories
HealthRider
Magellan's
Frontgate(R)
Brookstone(R)
Hello Direct
The Orvis Company
Hammacher Schlemmer
The Metropolitan Museum of Art
SelfCare(R) Catalog
The Sharper Image
Solutions(R)
 . . . and many more!

For Cover Items, see page 2
Unbeatable Prices Guaranteed!
Order by Dec 20th for Christmas Delivery
See Page 2

This Complimentary SkyMall(R) Catalog Is Yours To Keep

[THIS IS THE SECOND PAGE OF THE SKYMALL CATALOG WHICH IS AN INDEX TO THE
CATALOG.]                                                                   P. 2

SKYMALL HOLIDAY PROSPECTUS SAMPLER
1996

DIRECTORY
LesConcierges
HealthRider(R)
Hammacher Schlemmer
The Sharper Image(R)
Frontgate(R)
Compaq Computer Corp.
The Disney Catalog
Mattel
Pepperidge Farm
The Wine Enthusiast(R)
The Metropolitan Museum of Art
Red Rose Collections
Successories(R)
SyberVision
Brookstone(R)
DataCal(TM) Direct
Hello Direct(R)
Solutions(TM)
The American Historic Society
Johnston & Murphy
Huntington Clothiers
Travel Tools
The Orvis Company
Cellular Works
The Safety Zone
Improvements
Competitive Edge Golf(R)
British Links
Mach 1
Magellan's
Nightingale Conant
InteliQuest(TM)
SelfCare(R) Catalog
Personal Creations
The Cigar Enthusiast
ORDER FORM

[SECOND PAGE OF SKYMALL CATALOG -- CONTINUED.]                              P. 2

MERCHANDISING INFORMATION
SkyMall is published by SkyMall, Inc., and is printed four times a year. SkyMall distributes approximately 1,273,000 copies per month, reaching over 966,000 passengers each day. There are full page and partial page programs available to merchants. For more information please call (602) 254-9777.

SKYMALL
Copyright 1996 SkyMall, Inc. All rights reserved. SkyMall and the SkyMall diamond mark are registered trademarks of SkyMall, Inc., registered in the U.S. Patent and Trademark office. SkyMall is not responsible for typographical errors.

[In the upper left corner there is a photo of a wine bottle opener, two bottles of wine, and wine glasses. Under the photo is the caption "THE WINE ENTHUSIAST(@)." In the middle of the left side of the page there is a photo of three shoes on a pillow. Under the photo is the caption "JOHNSTON & MURPHY." In the lower left corner of the page there is a photo of a Winnie the Pooh toy bear with a scarf and stocking. Under the photo is the caption "THE DISNEY CATALOG." In the upper right corner of the page there is a photo of a child typing on a computer keyboard in front of a monitor. Under the photo is the caption "FISHER PRICE & COMPAQ." In the middle of the right side of the page there is a photo of a tie and dress shirt. Under the photo is the caption "HUNTINGTON CLOTHIERS." In the lower right corner of the page there is a photo of candlesticks, boxes of candy and other food items. Under the photo is the caption "PEPPERIDGE FARM."]

[THIS IS THE THIRD PAGE OF THE SKYMALL CATALOG, WHICH DEPICTS SEVERAL PRODUCTS
OFFERED BY SKYMALL. FOLLOWING IS THE TEXT THAT APPEARS ON THIS PAGE]        P. 3

SKYMALL PRESENTS
HAMMACHER SCHLEMMER

WEATHER-RESISTANT BOOM BOX. When closed this portable stereo's waterproof exterior resembles a tool box with a handle and Jeep(R) logo. Open the top and inside there is a compact disc player with an LCD that shows track number and time elapsed on the song, a cassette deck that tapes from CD player and radio, and an AM/FM radio designed to resemble a Jeep's speedometer. Its three built-in pockets carry your CDs. Ear and microphone jacks are included. Runs on eight D batteries (included) or plugs into household outlet with AC adaptor (included). Licensed by Jeep(R). 18" L x 7 1/2" W x 11" H. (10 lbs.) 63109 $169.95

GOLF CLUB DRINK DISPENSER. This unique cooler will keep up to 48 ounces of your favorite beverage cold without the inconvenience of carrying bottles and cans. With a dispensing head that resembles a three wood, this 33-inch long cooler slips easily into your golf bag just like any of your clubs. To pour, just move the pump lever back and forth. Spout folds back into the club head when you are finished pouring. Comes with cleaning brush. 44" L. 64206 $39.95

ENCYCLOPAEDIA BRITANNICA CD(TM). This is the compact disc version of the world's oldest (in continuous publication since 1868) and largest English-language general encyclopedia. It contains all 32 volumes of the current edition and includes text articles on over 65,000 subjects (more that 44 million words) along with 2,500 graphics, including photographs, drawings, maps and flag. In addition it includes the Tenth Edition of the Merriam-Webster Collegiate(R) Dictionary and it has an index with over 400,000 references. To use, simply type in a word or a question as it comes to mind, and its powerful search engine searches and quickly finds all related articles (its "how to" and "help" buttons also aid in your searches). Comes with a 96-page instructional owner's manual. Available in PC and Macintosh versions. 63615 $295.95. This Britannica CD offer is specially priced for Hammacher Schlemmer customers and is for home use only.

BALL-SHOOTING "BURP" GUN. This classic toy is made using the same patented design that kept children amused in the 1950s. It uses air-powered pump action (instead of batteries) to safely fire up to 15 ping-pong balls (one at a time or in multi-short bursts). Accurate up to 20 feet, each ball makes the famous "burp" sound when shot. For adults and children over three years of age. Made of ABS plastic. Includes 15 balls. 22" L. 46883 $19.95

Set of Ten Extra Balls 54577  $4.95

The Perfect Time to GIFT SHOP is NOW!

1-800-SKYMALL
CALL TOLL FREE 1-800-759-6255

[Next to the description of the Weather-Resistant Boom Box, there are two pictures of the portable radio and compact disc player, one open and one closed. The word "JEEP" is molded on one side of the unit. Above the description of the Ball-Shooting "Burp" Gun is a photo of a toy gun with a transparent barrel and ping-pong balls inside. In the top right corner of the page is a photo of golf clubs in a golf bag. One of the woods shown in the picture has a nozzle, from which water is flowing into a glass held by a person's hand. In the lower right corner of the page is a photo of the carrying case for the Encyclopaedia Britannica CD, a compact disc labelled "BRITANNICA CD," and a child with an open encyclopedia and ten bound volumes of Encyclopaedia Britannica.]

[THIS IS THE FOURTH PAGE OF THE SKYMALL CATALOG, WHICH DEPICTS SEVERAL PRODUCTS
OFFERED BY SKYMALL. FOLLOWING IS THE TEXT THAT APPEARS ON THIS PAGE.]       P. 4

SKYMALL PRESENTS
FRONTGATE(R)

From light opera and ballet to popular tunes, this Swiss Music Box plays the music you love best. A collector's masterpiece, this Music Box is a replica of an antique disc player. The 40 note Swiss movement made by the renowned artisans at Reuge produces a sweet lyric sound. The domed box is finished with an exquisitely crafted veneer of burled walnut, rosewood, and ebony inlaid with an intricate musical motif. Lara's Theme, Edelweiss, and the Magic Flute by Mozart accompany each Music Box. Included below is a representative sampling of additional discs that may be special ordered and kept in the six remaining storage slots. 10 lbs. 12 1/2" L x 8" H x 8 1/2" D. Y2162 Swiss Disc Player
Music Box $995.00     Y2118 All I Ask of You from Phantom of the Opera (Webber)
$14.95     Y2167 Silent Night (Gruber) $14.95     Y2174 Swan Lake (Tchaikovsky)
$14.95

Bask in the warm glow of a crackling campfire right in your own backyard. Build a blazing bonfire in our Outdoor Fireplace or warm your toes on the foot rail next to smoldering embers. The ventilated bottom centerpiece ensures sufficient airflow for easy lighting, and the deep-dish design radiates tremendous heat. Built from 3/16 inch pressed steel, the Fireplace includes a heavy cooking grate for open-pit barbecuing, a full dome spark screen, and a stoker. Available in a generous 24 inch diameter and an impressive 30" diameter (shown) for larger
gatherings.     USA.     Y2520 Outdoor Fireplace (24", 70 lbs.)
$360.00     Y5970 Large Outdoor Fireplace (30", 120 lbs.) $495.00

Solid brass Stocking Hangers strong enough to hold Santa himself. Rather than hammering nails in the mantel or draping Christmas stockings over the firescreen, start a new holiday tradition with these decorative brass Stocking Hangers. Cast from one pound of solid brass and hand polished to a lustrous finish, each Hanger can support a stocking filled to the brim with Christmas
surprises. 4" deep with 4 1/2" overhang.     Y2055 Angel Stocking Hanger
$21.95,     Y2062 Snowman Stocking Hanger $21.95,     Y2069 Santa Stocking
Hanger $21.95,     Y2076 Tree Stocking Hanger $21.95     Set of any four Hangers
$79.95

1-800-SKYMALL
CALL TOLL FREE 1-800-759-6255

GUARANTEED UNBEATABLE PRICES!

[In the upper left corner of the page is a photo of an open music box that rests on a table in front of a sofa. One music disc is under the music reader and two discs are held upright in storage spaces. In the lower left corner of the page is a photo of a man and woman sitting on a bench on a patio watching a fire burn in a round container. There are trees and a lantern in the background. In the lower right corner of the page is a photo of a stocking hanger with an angel-shaped top. Just above the stocking hanger are four more stocking hangers positioned on the edge of a mantle. From left to right, these stocking hangers are topped by a snowman figure, a Santa figure, an angel figure and a Christmas tree figure. Other Christmas decorations are contained in the background.]

[THIS IS THE FIFTH PAGE OF THE SKYMALL CATALOG, WHICH DEPICTS SEVERAL PRODUCTS
OFFERED BY SKYMALL. FOLLOWING IS THE TEXT THAT APPEARS ON THIS PAGE.]       P. 5

SKYMALL PRESENTS

GUARANTEED UNBEATABLE PRICES!

ORVIS TRAVEL

ORVIS(R)

Grundig Traveler II Shortwave Clock/Radio Tunes in to the World.
Hear the BBC news wherever you are. Small and lightweight, the Grundig provides amazing reception. Features seven bands (captures all shortwave broadcasts 5.8-12.05 MHz) and AM/FM tuning, an LCD digital alarm clock, and a world-time select switch. Built-in two-inch speaker and stereo headphones. Includes Shortwave Frequency Guide. Three AAA batteries included. One-year warranty.
3 1/2" x 5 1/2" x 1 1/4" ( 3/4 lb.) CX761G $99.95

EASY FITTING TRAVELER'S VEST
With squared armholes, concealed buttons, quilted detail with trapunto-like accents. All cotton, fully lined. In 18-sage, 10-black. Sizes XS (6-8), S (10), M (12), L(14), XL (16-18). Washable. Imported CX2725 $79

-     Two inner pockets for your passport and tickets

-     Pleated front pockets with flaps and zippers

USE THIS GOKEY(R) LEATHER BRIEFCASE FOR THE REST OF YOUR CAREER . . .THEN PASS IT ON TO YOUR KIDS
Our best-selling brief. It's made of our exclusive Gokey 1850s Series waxed cowhide that takes on a wonderful patina with age. Full-envelope pocket inside with additional built-in pockets for calculator, glasses, pens, business cards. Outside flap has secure two-buckle closure with new speed-release turnbuckle for fast access. Even holds legal-size papers comfortably. Leather luggage tag included. Leather shoulder strap sold separately. 18" x 10" x 5". USA.
CX4032-01 Leather Briefcase           $205
CX096K-00 Leather Shoulder Strap  $29

-     Features six inner pockets for pen, calculator and address book

-     Large, divided leather compartment to keep important papers separate

PERFECT ALL-LEATHER PACK
Handsome enough to use as a carryall or a business briefcase. Five zippered compartments hold everything needed for day or even overnight trips. Durable yet buttery soft tan cowhide. Sturdy carrying handle and removable shoulder strap included. 1" x 10" x 7". Imported
     CX0467 $125

1-800-SKYMALL
CALL TOLL FREE 1-800-759-6255

[FIFTH PAGE OF SKYMALL CATALOG -- CONTINUED.]                               P. 5

     [In the upper left corner of the page is a photo of the Grundig radio. Below the description of the Traveler's Vest is photo of a woman wearing a vest holding a camera ready to take a photograph. A depiction of the inside of the Traveler's Vest is in the lower left corner of the page. Above the description of the Gokey briefcase is a photo of a briefcase on a rug. A carrying strap lies in front of the briefcase and a small close-up of a fastener. A drawing of the interior of the briefcase is located in the center of the page. In the lower middle portion of the page is a photo of a carrying pack with two zippered containers and a hand strap and shoulder strap. A checkbook and pen lie next to the pack. A closeup of one pocket of the pack with cards labelled "ORVIS" and two pens is in the lower right corner.]

[THIS IS THE SIXTH PAGE OF THE SKYMALL CATALOG, WHICH DEPICTS SEVERAL PRODUCTS
OFFERED BY SKYMALL. FOLLOWING IS THE TEXT THAT APPEARS ON THIS PAGE.]       P. 6

SKYMALL PRESENTS

GUARANTEED UNBEATABLE PRICES! THE DISNEY CATALOG
A GIFT FOR EVERY WISH - - -

DISNEY GOLF POCKET WATCH SET

These three timepieces, will suite both the avid golfer and Disney fan to a tee. They feature scenes from classic Disney animation shorts devoted to golf:
Donald's Golf Game (1938), Canine Caddie (1941) starring Mickey, and How to Play Golf (1944) starring Goofy. Each 2" diameter watch is elegantly cased in plated silver or gold, comes with its own sturdy 14" chain fob, and is embossed with our Par Excellence golf logo. The set is packaged in a logo collector's leatherette box with a Certificate of Authenticity. Quartz movement, 2-year warranty. Limited edition of 2,500. Catalog Exclusive. #14067MJ Set of Three $250

TIGGER HOODED JACKET

Irrepressible outerwear in waterproof nylon taffeta, fully lined in heathered polyester/cotton fleece. Heavy-duty zipper front with wind flap for weather protection. Two zippered slant pockets. Shirred elastic cuffs and waistband. Oversized cut and deep armholes for easy layering, easy moving. Machine washable. Imported. Adult's S, M, L, XL, XXL #37297MJ $78

AVIATOR PLUSH

Our aeronautical trio in true aviator attire are the perfect companions to fly with or to add to your collection. Poseable and free standing 12" high. Aviator Mickey #13861MJ $20. Flight Attendant Minnie #13862MJ $20. Captain Mickey #13863MJ $20

EXPRESSION SWEATSHIRT

Gift of thoughtfulness and triple delight! Disney heavyweight cotton, polyester fleece with embroidered four-pose Mickey art. Crew Neck. Imported. White, red and ash. Adult's S, M, XL, XXL #72050MJ $48

Receive a Complimentary Disney Catalog with Your Order

1-800-SKYMALL
CALL TOLL FREE 1-800-759-6255

DISNEY EMBROIDERED TEE

Our Magnificent Seven Dwarfs line up on 100% cotton. Embroidered characters. Short sleeves. Crew Neck. USA. Adult's M, L, XL, XXL #71921MJ $28

[SIXTH PAGE OF SKYMALL CATALOG -- CONTINUED.]                                P.6

     [In the upper left corner of the page is a photo of three pocket watches with pictures of Mickey Mouse, Goofy and Donald Duck, respectively. In the lower left corner of the page is a photo of a sweatshirt with four Mickey Mouses embroidered on its front. To the immediate right of the sweatshirt is a photo of the cover of the Disney Catalog, depicting Mickey and Minnie Mouse, Goofy and Donald Duck in front of a snow-covered house. In the lower right corner of the page is a photo of a shirt with the label "MAGNIFICENT SEVEN," pictures of the Seven Dwarfs, and each Dwarf's name embroidered on the front. In the middle of the right side of the page is a photo of three stuffed toys; Mickey Mouse with aviator goggles, Minnie Mouse with a flight attendant uniform and Mickey Mouse with a captain's hat, from left to right, respectively. In the upper right corner of the page is a photo of a woman wearing a hat and a jacket with the Tigger emblem and name on the front. To the left of that picture is the posterior of the jacket with the word "TIGGER."]

[THIS IS THE SEVENTH PAGE OF THE SKYMALL CATALOG, WHICH DEPICTS SEVERAL PRODUCTS
OFFERED BY SKYMALL. FOLLOWING IS THE TEXT THAT APPEARS ON THIS PAGE.]       P. 7

SKYMALL PRESENTS

MATTEL(R)

Barbie COLLECTIBLES(TM)

BARBIE(R) AS SCARLETT IN GONE WITH THE WIND(TM)
It's Barbie as the legendary Scarlett O'Hara(TM), wearing the scandalous burgundy velvet gown that Scarlett wore in shame to Ashley's birthday party. The striking gown is trimmed with marabou feathers and adorned with 25 shimmering faux garnets. Authentically replicated from the movie, every detail is fabulous.
Doll stand included. #12815                $75.00

1996 HAPPY HOLIDAYS(R) BARBIE(R)
Make your holidays sparkle with this Special Edition Barbie. She wears a velvet gown, trimmed in gold and white. From snowy muff to golden snowflake adorning her hat, she perfectly captures the holiday spirit. Doll stand included.

#15816                               white doll            $34.99
#15647                               black doll            $34.99

GODDESS OF THE SUN(TM) BARBIE(R)
Hollywood designer, Bob Mackie pays tribute to the sun with this dazzling design. Her shimmering golden gown is covered with over 11,000 hand-sewn sequins and beads to capture every ray of light. A Limited Edition, she arrives with a doll stand and a copy of Mackie's original fashion illustration.

#14056                               $198.00

(C)1996 Mattell, Inc.

GUARANTEED UNBEATABLE PRICES!

AUTUMN GLORY(TM) BARBIE(R)
A stunning tribute to the colors of fall. Barbie doll shimmers in hues of copper and burgundy. Adorned with fall leaves and accented with hints of purple and gold, her gown flows around her like an autumn breeze. Auburn hair and dark wine hat add the final touch to this autumn portrait. Doll stand included.

#15204                               $79.00

SODA FOUNTAIN SWEETHEART(TM) BARBIE(R)
They're two American icons, together for the first time. It's Barbie as the Coca-Cola lady from years ago. Every detail is lovingly recreated from a 1907 advertisement for Coca-Cola. Even her nostalgic Coca-Cola glass is authentic to the times. Doll Stand included.

#15762                               $89.00

1-800-SKYMALL
CALL TOLL FREE 1-800-759-6255

[SEVENTH PAGE OF SKYMALL CATALOG -- CONTINUED.]                             P. 7

[In the upper left corner of the page is a photo of a Barbie Doll standing at the end of a staircase. She is wearing a "Scarlett O'Hara" dress. In the lower left corner of the page is a photo of a Barbie Doll in a velvet gown and white hat. A picture of Barbie's face appears in a circle immediately below. A photo of a Barbie Doll in a gold sequined gown occupies the center of this page. This doll has a hat and sun rays behind it. In the lower right corner of the page is a photo of a Barbie Doll in a white dress with polka dots holding an umbrella. In the upper right corner of the page is a photo of a Barbie Doll wearing a copper and burgundy colored dress and a large, plumed hat. The Coca Cola(R) logo appears at the bottom of the page.]

[THIS IS THE EIGHTH PAGE OF THE SKYMALL CATALOG, WHICH DEPICTS SEVERAL PRODUCTS
OFFERED BY SKYMALL. FOLLOWING IS THE TEXT THAT APPEARS ON THIS PAGE.]       P. 8

                                SKYMALL PRESENTS

                               THE SHARPER IMAGE

       A.

THE IDEAL BINOCULARS FOR THOSE ON A POWER TRIP.
Seeking ultimate power? Now you can buy it. Because with a push of the thumb lever, these powerful compact 25mm binoculars zoom from a broad 8x to a telescopic 27x -- and any power in between. You can see anything, peer almost any distance -- the world is quite literally your oyster. Particulars: Equipped with precise center-wheel focusing, diopter adjustment to your individual vision, rubber eyecups that fold down for use with glasses, and durable rubber armor to protect against jolts and impact. Only 4 1/2"L and an easy-to-carry 12oz. Come with lens caps, lens cleaning cloth, neck strap, carrying pouch, and limited lifetime warranty.

     Don't let these go to your head. They work much better on your eyes. 8-27x25 Compact Zoom Binoculars
       $180                              #YX701

       B.

TALK ABOUT TAILORING YOUR ENVIRONMENT TO SUIT YOU.
It appears that you'll have to attempt sleep to the sound of your neighbor's stereo. But with the press of a button, you're transported to a tropical cruise. Press another button to hear rain falling in a lush forest full of exotic birds. Other buttons allow you to lose yourself in rhythmic ocean waves and surf, neutral white noise, a soothing heartbeat sound, and more. Quite literally, you can create almost any sort of ambiance you require. Think of our exclusive Ultra Heart and Sound Soother(TM) relaxation system as your own personal sound environment.

     Particulars: Ten built-in sounds, including Heartbeat, Rain, Brook, White Noise, Summer Night, and Ocean. Plus four new nature sounds: North Woods, California Coast, Rain Forest, and Tropical Cruise. An easy-to-use built-in timer lets you select a sound (White Noise, for example) to lull you continuously, or that will switch off automatically after 45 minutes. The powerful 4" wide-range speaker, with adjustable volume, projects sound in all directions, enveloping you in a relaxing soundscape. The handsome Burltech(TM) finish has the look of polished natural burl. Powered by included AC adapter. For portable use, runs on 6 AA alkaline batteries (not included). Weighs just 14oz., measures 3 3/4"H x 5 1/2" diameter. One-year warranty. Even though you can't escape from reality, you can escape from its sounds. Ultra Heart and Sound Soother(TM) with timer -- Burltech(TM) Finish
       $139.95                              #S1429

GUARANTEED UNBEATABLE PRICES!

[EIGHTH PAGE OF SKYMALL CATALOG  CONTINUED.]                                P. 8

       C.
THE CREDIT CARD THAT CAN CLEAN A FISH -- OR OPEN A LETTER.
You may never go fly fishing in Wyoming. But you want to be sure of the exact measurements of your paperclip sculpture. Handy for home, office, and travel, Tool Logic Card offers the practical benefits of a multi-tool knife -- and more -- all integrated compactly into an incredibly slim and lightweight 3 1/4" x 1/4" card. Carry it in your wallet and you won't even know it's there.
Particulars: razor-sharp 2" blade, toothpick, tweezer, awl, can and bottle opener, screwdriver, 8 power lens, compass, handy lanyard hole, and measuring rulers. Each high-quality tool is precision crafted from Zytel(TM) and mirror-polished stainless steel. Too bad it doesn't pay the bills.
       Tool Logic Card                              $25               #OX300

1-800-SKYMALL
CALL TOLL FREE 1-800-759-6255
SOURCE CODE 6JGP

[At the top center of the page is a photo of a top view of a pair of binoculars. A photo of a round device labelled "Ultra Heart and Sound Soother" is in the center of the page. The top of this device has a volume knob and ten labelled buttons arranged in a semicircle. In the bottom center of the page is a photo of a rectangular device labelled "The Credit Card Companion: TOOL LOGIC." The device is pictured with two of its components removed. One, a bottle opener, rests above the device. The other, a jagged edged knife, is below the device. A compass is pictured in the upper right corner of the device.]

======================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
The Company...........................    11
Concurrent Offering...................    11
Use of Proceeds.......................    12
Dividend Policy.......................    12
Dilution..............................    13
Capitalization........................    14
Selected Financial and Operating
  Data................................    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    17
Business..............................    24
Management............................    34
Principal Shareholders................    38
Certain Transactions..................    40
Description of Capital Stock..........    42
Shares Eligible for Future Sale.......    43
Underwriting..........................    44
Legal Matters.........................    45
Experts...............................    45
Additional Information................    46
Index to Financial Statements.........   F-1

                            ------------------------
  UNTIL             , 1996 (25 CALENDAR DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================




======================================================

                                      LOGO
                                2,000,000 SHARES
                                  COMMON STOCK
                               -----------------
                                   PROSPECTUS
                               -----------------
                             JOSEPHTHAL LYON & ROSS
                                  INCORPORATED

                                CRUTTENDEN ROTH
                                  INCORPORATED
                                           , 1996
======================================================

             [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]
PROSPECTUS

                                 720,000 SHARES

                                 SKYMALL, INC.
                                  COMMON STOCK

     This Prospectus relates to 720,000 shares of common stock, $.001 par value per share (the "Common Stock"), of SkyMall, Inc. ("SkyMall" or the "Company"), which are held by certain shareholders of the Company (the "Selling Securityholders"). The Company issued 540,000 shares of the Common Stock to the Selling Securityholders upon conversion of a series of 6% Dividend Paying Convertible Redeemable Preferred Stock (the "Convertible Preferred Stock") issued by the Company in October, 1996 and converted upon effectiveness of the Company's initial underwritten public offering. The remaining 180,000 shares of Common Stock are issuable upon the exercise of certain warrants (the "Warrants") issued by the Company in October, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "The Company -- Private Placement." The Common Stock offered by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such
securities is then in effect commencing on             , 1997. See "Concurrent
Offering," "Plan of Distribution" and "Selling Securityholders."

     The distribution of the shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

     The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     None of the proceeds of such sales will be received by the Company; however, the Company will receive proceeds from the exercise, if any, of the Warrants. Substantially all of the expenses in connection with the registration of the Common Stock will be borne by the Company, except for any underwriter's, brokers' and dealers' commissions and/or discounts. See "Plan of Distribution."

     The Common Stock is traded on the Nasdaq-National Market under the symbol
"SKYM." [On             , 1997 the last reported sale price for the Common Stock
as reported on the Nasdaq-National Market was $          .]

     On the date of this Prospectus, a registration statement filed under the Securities Act with respect to an underwritten public offering by the Company of 2,000,000 shares of Common Stock and up to 300,000 additional shares of Common Stock offered by certain selling shareholders of the Company (the "Selling Shareholders") to cover over-allotments, if any, was declared effective by the Securities and Exchange Commission (the "Commission"). The Company will receive
net proceeds of $          from the sale of the shares included in the
underwritten public offering, and the Selling Shareholders will receive
approximately $          net proceeds if the over-allotment option is exercised
in full after payment of underwriting discounts and commissions and estimated expenses of the underwritten public offering. Sales of securities by the Selling Securityholders or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock. See "Concurrent Offering."

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" BEGINNING ON PAGE    HEREOF.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is             , 199 .

             [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]

                                  THE OFFERING

Securities Offered Hereby(1)........     720,000 shares of Common Stock.

Common Stock to be Outstanding after
the Offering(2)(3)..................     8,590,000 shares.

Use of Proceeds.....................     None of the proceeds of this offering
                                           will go to the Company. The net
                                           proceeds from the concurrent offering
                                           will be used by the Company for
                                           implementing marketing and
                                           promotional programs, developing
                                           additional circulation media, capital
                                           expenditures and working capital
                                           requirements. See "Use of Proceeds."

Risk Factors........................     The securities offered hereby involve a
                                           high degree of risk. See "Risk
                                           Factors."

Proposed Nasdaq National Market
Symbol..............................     "SKYM"
---------------
(1) An additional 2,000,000 shares of Common Stock are being offered by the Company and up to 300,000 additional shares of Common Stock to cover over-allotments, if any, are being offered by certain shareholders of the Company (the "Selling Shareholders") in the concurrent underwritten public offering. See "Concurrent Offering."

(2) Assumes that the 2,000,000 shares of Common Stock registered under the concurrent offering have been sold by the Company.

(3) Does not include (i) 438,080 shares of Common Stock issuable upon exercise of stock options issued pursuant to the Company's stock option plans, which have a weighted average exercise price of $6.13 per share, an additional 311,920 shares of Common Stock reserved for issuance thereunder, including 20,000 shares reserved for issuance to non-employee directors upon completion of this Offering, (ii) 180,000 shares of Common Stock issuable upon the exercise of Warrants issued by the Company in connection with the Private Placement, which are exercisable at the initial public offering price and (iii) 58,824 shares of Common Stock issuable by the Company upon the exercise of a warrant issued to a vendor, which is exercisable at the initial public offering price. See "The Company -- Private Placement" and "Management -- Stock Option Plans."

             [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]

                              CONCURRENT OFFERING

     On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering of 2,000,000 shares of Common Stock by the Company and up to an additional 300,000 shares of Common Stock to cover over-allotments, if any, by the Selling Shareholders was declared effective by the Commission. Sales of securities by the Company and the Selling Shareholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock. See "Risk
Factors -- Shares Eligible for Future Sale."

             [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]

                            SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the Common Stock beneficially owned by each Selling Securityholder as of the date of this Prospectus. Except as indicated in the footnotes to this table, none of such Selling Securityholders has a material relationship with the Company. Except as indicated in the footnotes to this table, the Company believes that the persons named in the following table have sole voting and investment power with respect to the respective shares of Common Stock set forth opposite their names. The shares of Common Stock offered by this Prospectus may be offered from time to time by the Selling Securityholders named below or their nominees.

                                           SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                           OWNED PRIOR TO THE                        OWNED AFTER THE
                                                OFFERING            NUMBER OF           OFFERING
                                          ---------------------      SHARES       ---------------------
                  NAME                     NUMBER       PERCENT      OFFERED       NUMBER       PERCENT
----------------------------------------  ---------     -------     ---------     ---------     -------
Robert M. and Christi Worsley(2)........  5,470,895       63.7%        3,600      5,467,295       63.6%

David A. Wirthlin(3)....................     68,562          *         3,600         64,962          *
Martin F. Smith(4)......................     48,108          *         4,800         43,308          *
Thomas J. Litle(5)......................     29,000          *        24,000          5,000          *
Lyle R. Knight(6).......................     29,000          *        24,000          5,000          *
Andrea Fox(7)...........................     22,854          *         1,200         21,654          *
David Anfang, M.D.......................      6,000          *         6,000              0          0
American High Growth Equities Retirement
  Trust.................................     54,000          *        54,000              0          0
Gary Bielfeldt..........................     24,000          *        24,000              0          0
Richard R. Blue.........................     12,000          *        12,000              0          0
James A. Buck and Martha Buck, Trustees
  of the James and Martha Buck Family
  Trust.................................      6,000          *         6,000              0          0
Christine Cheney........................      1,200          *         1,200              0          0
Continental Stock Transfer & Trust
  Company(8)............................      6,000          *         6,000              0          0
Ditta Limited Partnership...............     48,000          *        48,000              0          0
Mark Folk...............................      6,000          *         6,000              0          0
Donald L. and Elizabeth Fones...........     12,000          *        12,000              0          0
Brian Gell..............................      6,000          *         6,000              0          0
Alan Grotenstein........................      6,000          *         6,000              0          0
Keith Gulledge..........................      6,000          *         6,000              0          0
James and Teresa Hara...................     18,000          *        18,000              0          0
Hi-Tel Group, Inc.......................      6,000          *         6,000              0          0
Holistica International, Inc............      6,000          *         6,000              0          0
Mohammed & Hasina Hossain...............      6,000          *         6,000              0          0
Inveski Ltd.............................     54,000          *        54,000              0          0
Varugheshe & Leela Jacob................      6,000          *         6,000              0          0
Neal T. Jansen..........................     12,000          *        12,000              0          0
Raj G. Kansal...........................      6,000          *         6,000              0          0
Michael R. Klein........................     12,000          *        12,000              0          0
O. James & Karen Klein(9)...............     66,135          *        12,000         54,135          *
Manohar & Gopaldas Mahtani..............      6,000          *         6,000              0          0
Michael & Shoshana Margolin.............      6,000          *         6,000              0          0
Kenneth Mastrilli.......................     12,000          *        12,000              0          0
Sandy & Manuel Mayerson.................      6,000          *         6,000              0          0
Michael A. McKee........................     12,000          *        12,000              0          0

                                           SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                           OWNED PRIOR TO THE                        OWNED AFTER THE
                                                OFFERING            NUMBER OF           OFFERING
                                          ---------------------      SHARES       ---------------------
                  NAME                     NUMBER       PERCENT      OFFERED       NUMBER       PERCENT
----------------------------------------  ---------     -------     ---------     ---------     -------
Richard G. Morris.......................      6,000          *         6,000              0          0
Melvin L. & Betty H. Mouton Family
  Living Trust..........................      6,000          *         6,000              0          0
Omotsu Holdings Ltd.....................     20,400          *        20,400              0          0
Richard H. & Mary O'Riley Trust.........     12,000          *        12,000              0          0
Charumati Patel.........................      6,000          *         6,000              0          0
Kala C. & Chandu V. Patel...............      6,000          *         6,000              0          0
Natu & Daksha Patel.....................      6,000          *         6,000              0          0
Rajni R. & Shobhana R. Patel............     12,000          *        12,000              0          0
Summant L. & Laxmi Patel................     12,000          *        12,000              0          0
James Lee Perkins.......................     18,000          *        18,000              0          0
Esther Purjes...........................     24,000          *        24,000              0          0
Dr. Sanjeeva Rao........................      6,000          *         6,000              0          0
Sandeep Diamond Corp....................     12,000          *        12,000              0          0
James Scibelli..........................     54,000          *        54,000              0          0
Norman Shapiro..........................     12,000          *        12,000              0          0
Fredda Sheib............................     12,000          *        12,000              0          0
Six L. Properties L.P...................     12,000          *        12,000              0          0
David Soucek & Joseph Soucek............     12,000          *        12,000              0          0
Frank Stella............................     12,000          *        12,000              0          0
Leonard Vitullo.........................      6,000          *         6,000              0          0
John Worsley............................      1,200          *         1,200              0          0
Jay S. Youngerman.......................     12,000          *        12,000              0          0
Muhammed S. Yousuf......................      6,000          *         6,000              0          0

---------------
 *  Less than 1%.

(1) Percentages are based upon 8,590,000 shares of the Company's common stock outstanding.

(2) Mr. Worsley is the President and Chief Executive Officer of the Company and is a member of the Company's Board of Directors.

(3) Mr. Wirthlin is the Chief Financial Officer and Secretary of the Company.

(4) Mr. Smith is a Vice President of the Company.

(5) Mr. Litle is a member of the Company's Board of Directors.

(6) Mr. Knight is a member of the Company's Board of Directors.

(7) Ms. Fox is a Vice President of the Company.

(8) Continental Stock Transfer & Trust Company is the Company's stock transfer agent and registrar.

(9) Mr. Klein, who currently serves as a consultant to the Company, is a former employee of the Company.

             [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale of any of the Shares of Common Stock offered hereby (the "Offered Securities") by the Selling Securityholders; however, the Company will receive proceeds from the exercise, if any, of the Warrants. The Offered Securities may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Offered Securities may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Offered Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Offered Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell Offered Securities short and redeliver the Offered Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Offered Securities, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Securityholders may also loan or pledge Offered Securities to a broker-dealer and the broker-dealer may sell the Offered Securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged Offered Securities pursuant to this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Securityholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     All costs, expenses and fees in connection with the registration of the shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Offered Securities will be borne by the Selling Securityholders. The Selling Securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Offered Securities against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Securityholders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the securities for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of securities by the Selling Securityholders.

             [ALTERNATE PAGE FOR SELLING SECURITYHOLDER PROSPECTUS]

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................
Risk Factors..........................
The Company...........................
Concurrent Offering...................
Use of Proceeds.......................
Dividend Policy.......................
Dilution..............................
Capitalization........................
Selected Financial and Operating
  Data................................
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................
Business..............................
Management............................
Certain Transactions..................
Selling Securityholders...............
Description of Securities.............
Shares Eligible for Future Sale.......
Plan of Distribution..................
Legal Matters.........................
Experts...............................
Additional Information................
Index to Financial Statements.........   F-1

======================================================


======================================================

                                 SKYMALL, INC.

                            [Company logo depicting
                              aircraft inside of a
                                 diamond shape]

                                 720,000 SHARES
                                  COMMON STOCK
                               -----------------
                                   PROSPECTUS
                               -----------------
                                           , 1996

======================================================

                              PART II TO FORM S-1

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Articles 11 and 12 of the Company's Articles of Incorporation provide as follows:

     1. To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereinafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained herein shall eliminate or limit the liability of a director or officer of the Corporation to the extent provided by applicable laws (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300. The limitation of liability provided herein shall continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such director's or officer's term or terms of office. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment or modification.

     2. The Corporation shall indemnify, defend and hold harmless any person who incurs expenses, claims, damages or liability by reason of the fact that he or she is, or was, an officer, director, employee or agent of the Corporation, to the fullest extent allowed pursuant to Nevada law.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the Company in connection with the Offering other than underwriting discounts.

    SEC Registration Fee......................................................  $  8,893
    NASD Filing Fee...........................................................     3,434
    Nasdaq Listing Fee........................................................    38,975
    Legal Fees and Expenses...................................................   100,000
    Accounting Fees and Expenses..............................................    75,000
    Representative's Non-accountable Expense Allowance........................    75,000
    Printing and Engraving Expenses...........................................   150,000
    Blue Sky Fees and Expenses................................................    80,000
    Miscellaneous.............................................................   278,698
                                                                                --------
              Total...........................................................  $810,000
                                                                                ========

RECENT SALES OF UNREGISTERED SECURITIES

     On October 1, 1994, the Company issued 2,268,898 shares of Common Stock to Alan C. and Karen Ashton in consideration for certain intellectual property rights and a right to receive a 1% royalty on the Company's sales.

     On October 1, 1994, the Company issued 226,890 shares of Common Stock to Bert A. Getz in consideration of Mr. Getz's guarantee of certain Company debt.

     On October 20, 1996, the Company issued 3,575 shares of Preferred Stock to Bert A. Getz in consideration for conversion of $3,575,000 of debt owed by the Company to Getz.

     On October 20, 1996, the Company issued 1,425 shares of Preferred Stock to Alan C. and Karen Ashton in consideration for conversion of $1,425,000 of debt owed by the Company to the Ashtons.

     On October 20, 1996, the Company issued 3,000 shares of 6% Dividend Paying Convertible Redeemable Preferred Stock (the "Preferred Stock") in a private placement offering to certain investors (the "Investors").

The Company received gross proceeds of $3,000,000 as consideration for the Preferred Stock. The Preferred Stock is convertible into Common Stock at any point, and it shall automatically convert into shares of Common Stock upon a public offering at a conversion rate of the greater of (i) 180 shares of Common Stock per share of Preferred Stock, or (ii) 1,000 divided by (66 2/3 multiplied by the initial public offering price per share of Common Stock per share of Preferred Stock). In connection with the Private Placement, the Company also issued Warrants to the Investors to purchase an aggregate of 180,000 shares of Common Stock at the Company's initial public offering price.

     On a number of different dates since December 15, 1993, the Company granted options to purchase a total of 438,080 shares of Common Stock to various employees of the Company pursuant to the Company's 1994 Stock Option Plan. Such options have exercise prices ranging from $5.56 to $7.39 per share.

     Unless otherwise noted herein, the issuances of securities in the transactions described above were deemed to be exempt from registration under the Act either pursuant to the exemption from registration contained in Section 3(a)(9) and Section 4(2) thereof, or under the provisions of Regulation D or Rule 701 promulgated under the Act. Such sales were made solely to investors who represented that they were accredited investors and to not more than 35 non-accredited investors, all of whom purchased such securities for investment and not with a view to the distribution thereof. All sales were made without any general solicitation or general advertising. Restrictions have been imposed on the resale of such securities, including the placement of legends thereon noting such restrictions, and written disclosure of such restrictions were made prior to issuance of the securities.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

  EXHIBIT                                                                      PAGE NUMBER OR
  NUMBER                              DESCRIPTION                             METHOD OF FILING
  -------   ---------------------------------------------------------------  -------------------
   1        Form of Underwriting Agreement.................................          ***
   3.1a     Articles of Incorporation of Registrant........................          ***
   3.1b     Certificate of Amendment to Articles of Incorporation..........          ***
   3.2      Bylaws of Registrant...........................................          ***
   4.1      Amended Certificate of Designation for Preferred Stock.........          ***
   4.2      Form of Common Stock Certificate...............................          ***
   4.3      Form of Representative's Warrant Agreement.....................          ***
   5        Opinion re: legality of the securities being registered........          ***
  10.1      Employment Agreement between Robert M. Worsley and
            SkyMall, Inc...................................................          ***
  10.2      Form of Airline Customer Services Agreement....................          ***
  10.2a     Schedule of Omitted Material Terms from Material Airline
            Customer Services Agreement....................................         ***+
  10.2b     Airline Customer Services Agreement between SkyMall, Inc. and
            Continental Airlines, Inc., dated January 1, 1992, as
            amended........................................................         ***+
  10.2c     Airline Customer Services Agreement between SkyMall, inc. and
            United Airlines, Inc., dated May 1, 1992.......................         ***+
  10.4      Loan Agreement between Merrill Lynch Business Financial
            Services, Inc. and SkyMall, Inc. dated October 11, 1996........          ***
  10.5      Form of Tax Indemnification Agreement..........................          ***
  10.6      SkyMall, Inc. 1994 Stock Option Plan, as amended...............          ***
  10.7      Non-Employee Director Stock Option Plan........................          ***
  10.8a     Lease Agreement between Pasqualetti Properties, Inc. and
            Smitty's Super Valu, Inc. dated June 24, 1960..................          ***
  10.8b     Agreement between Rose Pasqualetti Perkins, Amos Pasqualetti,
            Anthony Pasqualetti, Ben Pasqualetti and Smitty's Super Valu,
            Inc. dated March 2, 1961.......................................          ***

  EXHIBIT                                                                      PAGE NUMBER OR
  NUMBER                              DESCRIPTION                             METHOD OF FILING
  -------   ---------------------------------------------------------------  -------------------
  10.8c     Addendum to Lease between Amos Pasqualetti, Ben S. Pasqualetti,
            Rose Pasqualetti Jenkins, Estate of Anthony J. Pasqualetti and
            Smitty's Super Valu, Inc. dated May 11, 1966...................          ***
  10.8d     Sublease between Schwan Brothers Properties and Smitty's Super
            Valu, Inc. dated August 1, 1984................................          ***
  10.8e     Lease Amending Agreement Smitty's Super Valu, Inc., Pasquo
            Investments, and Amos Pasqualetti and Victoria McFarland dated
            October 1, 1984................................................          ***
  10.8f     Addendum to Sublease between Smitty's Super Valu, Inc. and
            Schwan Brothers Properties dated January 1, 1985...............          ***
  10.8g     Assignment of Sublease from Pima Partners to SkyMall, Inc.
            dated July 12, 1990............................................          ***
  11        Statement re: computation of per share earnings................          ***
  21        Subsidiaries of Registrant.....................................          N/A
  23.1      Consent of Accountants.........................................           *
  23.2      Consent of Counsel.............................................     See Exhibit 5
  24        Powers of Attorney.............................................          ***
  27        Financial Data Schedule........................................          ***
  99.1      Consent of Alan C. Ashton......................................          ***
  99.2      Consent of Lyle R. Knight......................................          ***
  99.3      Consent of Thomas J. Litle.....................................          ***
  99.4      Consent of Randy Petersen......................................          ***

---------------
  * Filed herewith.
 ** To be filed by amendment.
*** Previously filed.
   + Confidential treatment requested as to certain portions of this exhibit.

(B) FINANCIAL STATEMENT SCHEDULES

UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix and State of Arizona on December 4, 1996.


                                   SKYMALL, INC.,
                                    a Nevada corporation

                                    By /s/ Robert M. Worsley

                                      ------------------------------------------
                                      Robert M. Worsley
                                      Chairman of the Board and
                                      President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                               TITLE                         DATE
-----------------------------------  -------------------------------------  ------------------
/s/ Robert M. Worsley                Director and President (Principal        December 4, 1996
-----------------------------------  Executive Officer)
Robert M. Worsley
/s/ David A. Wirthlin                Chief Financial Officer (Principal       December 4, 1996
-----------------------------------  Financial Officer)
David A. Wirthlin